As filed with the Securities and Exchange Commission on December 19, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1700	75-2922239
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

750 State Highway 121 Bypass, Suite 170

Lewisville, Texas 75067

(214) 488-6300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Murray H. Gross

Chairman, Chief Executive Officer and President

U.S. Home Systems, Inc.

750 State Highway 121 Bypass, Suite 170

Lewisville, Texas 75067

Phone: (214) 488-6300 / Facsimile: (972) 459-4800

(Name, address, including zip code, telephone and facsimile numbers, including area code, of agent for service)

Copies to:

David M. Carter Hunton & Williams LLP Bank of America Plaza, Suite 4100 600 Peachtree Street, N.E. Atlanta, Georgia 30308 Phone: (404) 888-4246 Facsimile: (404) 888-4190

Richard B. Goodner

Vice President – Legal Affairs & General Counsel

U.S. Home Systems, Inc.

750 State Highway 121 Bypass, Suite 170

Lewisville, Texas 75067

Phone: (214) 488-6324

Facsimile: (972) 459-4800

James S. Ryan III George L. Diamond Jackson Walker L.L.P. 901 Main Street, Suite 6000 Dallas, Texas 75202 Phone: (214) 953-6000 Facsimile: (214) 953-5822

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	2,098,750 shares	$23,212,175	$1,877.86

(1)	Includes 273,750 shares which may be sold to cover over-allotments.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. On December 12, 2003, the average of the high and low sales price for the common stock as reported on the Nasdaq Small Cap Market was $11.06 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 19, 2003

1,825,000 Shares

U.S. Home Systems, Inc.

Common Stock

We are offering 1,303,050 shares of our common stock. The selling stockholders named in this prospectus are offering an additional 521,950 shares of our common stock. We will not receive any proceeds from the sale of our shares by the selling stockholders.

Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol “USHS.” On December 18, 2003, the last reported sales price of our common stock was $11.05 per share. We have made application for listing of our common stock on the Nasdaq National Market under the symbol “USHS” upon completion of this offering.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriters may purchase up to an additional 150,700 shares of common stock from us and 123,050 shares of common stock from certain selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

This is a firm commitment underwriting.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                             , 2004.

BB&T CAPITAL MARKETS	SOUTHWEST SECURITIES, INC.
The date of this prospectus is , 2004

[Inside Cover Graphics]

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this document or any other document to which we refer you. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the selling stockholders nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this document is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

We have registered the “Facelifters,” “Designer Deck,” “Deck America,” “Cabinet Clad,” and “Invisanail” names as trademarks in the United States. This prospectus includes trademarks other than those identified in this paragraph. The use of any such trademark herein is in an editorial form only and to the benefit of the owner thereof, with no intention of infringement of the trademark.

PROSPECTUS SUMMARY

This summary highlights selected information about us and the offering that is contained elsewhere in this prospectus. You should read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors” and the financial statements and related notes included elsewhere in this prospectus, as well as the other documents to which we refer you. Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” or the “Company” are to the combined business of U.S. Home Systems, Inc. and its wholly-owned direct subsidiaries, First Consumer Credit, Inc., U.S. Remodelers, Inc., USA Deck, Inc., U.S. Window Corporation and Facelifters Home Systems, Inc., as well as their respective subsidiaries, and in each case do not include the underwriters or selling stockholders. Unless the context otherwise requires, the information in the prospectus assumes that the underwriters will not exercise their over-allotment option.

U.S. HOME SYSTEMS, INC.

Our Business

We are a leader in the manufacture, design, sale and installation of custom quality, specialty home improvement products and a provider of financing services to customers of residential remodeling contractors throughout the United States. We had revenues of $50.3 million for the year ended December 31, 2002, and $56.5 million for the nine months ended September 30, 2003. We grew revenues at a compound annual growth rate of 15% during the three year period ended December 31, 2002. Our home improvement segment reported revenues of $46.1 million and $53.8 million for the year ended December 31, 2002, and the nine months ended September 30, 2003, respectively, while our consumer finance segment generated revenues of $4.2 million and $2.8 million during the same time periods.

Home Improvement

We manufacture, design, sell and install kitchen, bath and window remodeling products and wood decks through our home improvement segment.

Kitchen, Bath and Windows. Our kitchen, bath and window product line includes replacement kitchen and bathroom cabinetry and cabinet refacing products, countertops, other related products utilized in kitchen and bathroom remodeling, and replacement windows. Our products are marketed directly to consumers through a variety of media sources under nationally recognized brands, The Home Depot At-Home Services, The Home Depot Cabinet Refacing, Century 21 Home Improvements, and Renewal by Andersen, and our brands, Facelifters and Cabinet Clad. We operate 18 kitchen, bath and window sales and installation centers in 12 states serving 13 major metropolitan areas and maintain a marketing center in Boca Raton, Florida. Our cabinet refacing products, custom countertops, and bathroom cabinetry are manufactured in our Charles City, Virginia facility.

In August 2003, we announced a one-year pilot program with The Home Depot whereby we will be the exclusive provider of kitchen cabinet refacing products and related installation services in over 220 The Home Depot stores in designated markets in California, Oregon, Washington and Colorado. The Home Depot will assist us with the marketing of our kitchen cabinet refacing products in its stores by including them in its At-Home Services program. We currently operate sales and installation centers in Los Angeles, California, Denver, Colorado and Portland, Oregon. We will utilize these existing facilities as well as open new facilities in order to adequately service the markets assigned to us in the pilot program. Our first installations under this pilot program occurred in December 2003.

Wood Decks. Our wood deck product line includes wood decks and related accessories. We believe that we are the only company in the United States that has developed and applied the concept of modular designed, pre-engineered, factory built, quality decks that are typically installed in one day. Our deck products are marketed directly to consumers through a variety of media sources, selected neighborhood canvassing programs, and in-store displays in The Home Depot stores where our products and services are sold. Our decks and installation services are marketed under our USA Deck-Designer Decks brand and The Home Depot At-Home Services brand. We operate four wood deck sales centers, two of which also serve as manufacturing facilities, that collectively serve six Mid-Atlantic markets. We manufacture the components for our decks utilizing non-arsenic pressure-treated lumber at our Woodridge, Virginia and Glen Mills, Pennsylvania facilities.

In August 2003, as a result of the successful completion of a pilot program with The Home Depot in selected Mid-Atlantic markets, we amended our wood deck sales and installation agreement with The Home Depot to add new markets and to extend the term of the agreement to October 2005. Pursuant to the amended agreement, we will sell, furnish and install wood deck systems to The Home Depot customers in over 200 The Home Depot stores in the metropolitan areas of Washington, D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia, Boston, Massachusetts, Hartford, Connecticut and the states of New Jersey and Pennsylvania. We plan to open additional wood deck sales, manufacturing and installation facilities to service The Home Depot customers in the new markets we serve.

Consumer Finance

We operate within a niche market of the home improvement consumer finance industry. We purchase retail installment obligations, or RIOs, from select residential remodeling contractors throughout the United States, including RIOs originated by our own home improvement operations. The availability of this financing program provides our home improvement operations with a consistent and reliable financing source and enables us to offer a broad range of credit products to our customers and other residential remodeling contractors. As of December 1, 2003, our RIO portfolio was approximately $36.5 million and our average RIO balance was approximately $6,500 with a weighted average maturity of 109 months.

During the first quarter of 2003, we changed our business model to implement a strategy of buying and holding RIOs rather than packaging them for sale to credit institutions. We believe this new strategy will provide us with greater earnings potential in the long-term since we will earn finance charges for the term of the RIO, as opposed to the lesser, one-time premium that we previously earned upon the sale of the RIOs. To facilitate this change, in February 2003, we entered into a $75 million secured credit facility. The credit facility provides us with a capital source to expand our consumer finance business by increasing the amount of RIOs financed for customers of our existing residential remodeling contractors and by originating relationships with new contractors. As the lender in these RIO financings, we have the flexibility to offer sales-enhancing credit programs to our home improvement customers as well as the customers of our other residential remodeling contractors. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and we are required to provide the remaining 10%.

Our Competitive Strengths

We believe the following competitive strengths are critical to our success:

We Have a Leading Position in a Fragmented Industry

We are a leader in the highly fragmented, residential remodeling industry. In 2003, we were recognized by Qualified Remodeler, a leading industry publication, as the third largest remodeler in the United States in terms of revenue. Our resources allow us to offer a full range of competitively priced, high quality specialty products and reliable and timely installation services. We believe that our large size as compared to our small local competitors adds credibility to our sales effort. We further believe that our size and industry-leading position was instrumental in the development of our relationship with The Home Depot and will continue to be important as this relationship develops. As we continue to grow, we believe that we will achieve economies of scale, including increased manufacturing utilization, enhanced purchasing power, wider advertising distribution and administrative overhead efficiencies.

Our Products and Services Are Well Positioned in the Residential Remodeling Industry

We believe that our products and services are well positioned within the residential remodeling industry and target some of the most popular residential remodeling projects. According to a 2001 National Association of Home Builders survey, residential kitchen and bathroom remodeling were the two most popular remodeling jobs completed in the United States in 2000. Additionally, window replacement and deck construction projects are also cited as highly desirable remodeling projects. We believe that consumers place a high value on these remodeling projects for both aesthetic reasons and perceived recoupment of cost.

Our Strategic Alliances Add Credibility and Brand Name Recognition to Our Products and Services

Our strategic alliances with The Home Depot, Century 21 and Renewal by Andersen are key drivers in our direct sales and marketing campaign. Due to the fragmented nature of the residential remodeling market, consumers are faced with a wide variety of remodeling options without significant information on which to base their contracting decision. We believe that our well recognized brands lend credibility to our products and services and provide name recognition that assists the consumer in his decision making process. Our relationship with The Home Depot allows us to leverage one of the strongest brands in the home improvement industry and provides a new distribution channel for our products and services.

We Offer Our Customers a Single Source Residential Remodeling Solution

By offering sales, manufacturing, installation, warranty, repair and financing services with respect to our products, the consumer is provided with a turnkey solution enabling him to address all of his needs before, during and after completion of the home improvement process. Additionally, unlike many of our competitors, our consumer finance business allows us to provide a financing solution directly to our customers. We believe our turnkey remodeling solution enhances our customers’ residential remodeling experience and satisfaction.

We Have a Strong and Experienced Management Team

Our senior management team includes six individuals averaging over 22 years in the home improvement industry. Murray H. Gross, our Chairman, President and Chief Executive Officer, Peter T. Bulger, our Vice President and Chief Operating Officer, and Steven L. Gross, our Vice President of Marketing, each has been employed by us since January 1997. Our Chief Financial Officer, Secretary and Treasurer, Robert A. DeFronzo, has been employed by us since December 1997. Daniel A. Betts and James D. Borschow have been key additions through acquisitions. Mr. Betts, president and founder of USA Deck, Inc., or USA Deck, is a recognized leader in the deck installation industry. Mr. Borschow has served as president of First Consumer Credit, Inc., or FCC, since its inception in 1995 and has extensive experience in the home improvement consumer finance industry.

Our Business Strategies

Our objective is to grow our home improvement and consumer finance businesses. We intend to pursue this objective through the following business strategies:

Expand Our Product Distribution and Grow Our Business Through Our Relationship with The Home Depot

We market and sell our wood decks and kitchen refacing solutions to The Home Depot customers in selected markets. We will offer our wood deck products and services in over 200 Northeastern and Mid-Atlantic stores. Under our kitchen cabinet refacing pilot program with The Home Depot, we will be the exclusive provider of kitchen cabinet refacing products and related installation services in over 220 stores in California, Oregon, Washington and Colorado. We believe that our relationship with The Home Depot enhances our growth potential and provides us with a new distribution channel for our products. By combining the brand name recognition and distribution presence of The Home Depot with our manufacturing and installation programs, we believe that we have the opportunity to profitably grow sales of wood deck and kitchen cabinet refacing solutions. We will continue to seek opportunities to expand our relationship with The Home Depot into new geographic markets and to add new products in our The Home Depot distribution channel.

Build Market Share in New Markets

During the next 18 to 24 months, primarily based on our agreements with The Home Depot, we plan to expand our presence in the Mid-Atlantic and Northeastern states with our deck products and to expand into California, Oregon, Washington and Colorado with our kitchen cabinet refacing and related products. As we enter new kitchen cabinet refacing markets under The Home Depot name, we may also look to offer other non-competing specialty home improvement products under our own brands. We will seek other opportunities to enter new markets where we do not service The Home Depot through strategic acquisitions or organic growth.

Grow Our Consumer Finance Segment

We recently changed our business model to implement a strategy of holding RIOs that we purchase from select residential remodeling contractors rather than packaging them for sale to credit institutions. This new strategy will provide us with the opportunity to earn finance charges for the term of the RIO, as opposed to the lesser, one-time premium that we previously earned upon the sale of the portfolios. We executed on this strategy by entering into a $75 million secured credit facility that has enabled us to accumulate approximately $36.5 million of RIOs at December 1, 2003. We believe this credit facility will allow us to further expand our consumer finance business by increasing the amount of RIOs financed for customers of our existing residential remodeling contractors and by originating relationships with new contractors. As the lender in these RIO financings, we have the flexibility to offer sales-enhancing credit programs to our home improvement customers as well as the customers of our existing residential remodeling contractors.

Pursue and Successfully Integrate Strategic Acquisitions

We believe that an opportunity exists to acquire related and complementary businesses. The residential remodeling industry is characterized by a proliferation of small local competitors, a need for growth capital, and a potential for significant economies of scale. We will seek acquisition candidates that enhance our efforts to execute our business strategies by offering us entry into new markets, complementing or adding to our existing products and services, or providing us with additional distribution channels. We will also seek acquisition candidates that provide us with manufacturing, marketing and revenue synergies. Since 2001, we have made several acquisitions, the most significant of which were FCC and USA Deck. We believe our expansion through acquisitions has been managed and controlled, and each acquisition has been effectively integrated into our operations.

OUR CORPORATE INFORMATION

On February 13, 2001, U.S. Home Systems, Inc., which was then known as U.S. Pawn, Inc., or U.S. Pawn, acquired U.S. Remodelers, Inc., or U.S. Remodelers, by merging its wholly-owned subsidiary with and into U.S. Remodelers with U.S. Remodelers surviving as our wholly owned subsidiary. The terms of the merger required that U.S. Pawn sell all of its pawnshop operations and settle all of its liabilities before the merger could be completed. Simultaneously with the completion of the merger, U.S. Pawn reincorporated in Delaware and changed its name to U.S. Home Systems, Inc. Following the merger, U.S. Home Systems, Inc. succeeded to the business of U.S. Remodelers.

Our corporate headquarters is located at 750 State Highway 121 Bypass, Suite 170, Lewisville, Texas 75067. Our telephone number is (214) 488-6300.

THE OFFERING

Common stock offered by us	1,303,050 shares

Common stock offered by the selling stockholders	521,950 shares

Total shares of common stock offered	1,825,000 shares

Common stock to be outstanding after the offering (1)	7,826,351 shares

Use of proceeds	We estimate that our net proceeds from the shares of common stock that we will sell in this offering, after deducting the underwriting discount and other estimated expenses, will be approximately $12.5 million (assuming an offering price per share of $11.00). We intend to use the net proceeds to retire approximately $2.6 million in indebtedness, fund the expansion of our operations with The Home Depot, fund the growth of our consumer finance business, and for possible acquisitions and general working capital purposes. See “Use of Proceeds.” We will not receive any proceeds from the shares sold by the selling stockholders.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

Nasdaq SmallCap Market trading symbol (2)	USHS

The underwriters have a 30-day option to purchase up to 150,700 additional shares from us and 123,050 shares from certain selling stockholders to cover over-allotments. Some of the disclosure in this prospectus would be different if the underwriters exercise their over-allotment option. Unless we tell you otherwise, the information in this prospectus assumes the underwriters will not exercise their over-allotment option.

(1)	Based on 6,523,301 shares of our common stock that were outstanding as of December 1, 2003. Unless otherwise indicated, information contained in this prospectus regarding the number of outstanding shares of common stock does not include or reflect the following:

•	790,010 shares of common stock issuable upon the exercise of outstanding stock options as of December 1, 2003; and

•	an aggregate of 517,670 shares of common stock reserved for future issuance as of December 1, 2003, under our 2000 Stock Compensation Plan.

(2)	We have made application for listing of our common stock on the Nasdaq National Market under the symbol “USHS” upon completion of this offering.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table provides our summary historical consolidated financial data for the periods ended and as of the dates indicated. The summary historical consolidated statement of operations data and summary historical consolidated balance sheet data presented below for the nine month periods ended September 30, 2003 and 2002, have been derived from our unaudited consolidated financial statements. The summary historical consolidated statement of operations data and summary historical consolidated balance sheet data presented below for the three most recent fiscal years ended December 31, 2002, have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The historical results are not necessarily indicative of the results to be expected in any future period. The unaudited operating results for the nine month period ended September 30, 2003, are not necessarily indicative of the results to be achieved for the full year. Interim results reflect all adjustments necessary for a fair presentation of the results of operations and balances for the interim periods presented. Such adjustments are of a normal recurring nature. You should read the summary consolidated historical and pro forma financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements, including introductory paragraphs, and the related notes appearing elsewhere in this prospectus.

	As of and for the Nine Months Ended September 30,		Pro Forma For the Year Ended December 31, 2002(1)	As of and for the Year Ended December 31,
	2003	2002		2002	2001	2000
	(unaudited)		(unaudited)
	(In thousands, except share and per share data)
Statement of Operations Data:
Total revenues	$56,516	$35,238	$63,500	$50,276	$40,487	$37,654
Gross profit	30,917	20,527	35,250	28,984	23,185	20,585
Income from operations	2,299	798	2,529	1,886	2,815	2,618
Net income	959	424	1,319	1,036	1,727	2,084
Net income per common share – as reported:
Basic	$0.15	$0.07	$0.20	$0.17	$0.33	$0.50
Diluted	$0.14	$0.07	$0.20	$0.17	$0.33	$0.50
Number of weighted-average shares of common stock outstanding:
Basic	6,483,333	5,922,642	6,453,371	5,972,853	5,050,291	4,070,700
Diluted	6,813,002	6,037,653	6,574,756	6,094,238	5,066,292	4,070,700
Revenues by Operating Segment:
Home improvement	$53,761	$32,379	$59,292	$46,068	$39,694	$37,654
Consumer finance:
Portfolio sales	510	2,136	3,187	3,187	580	—
Interest and other	2,245	723	1,021	1,021	213	—
Balance Sheet Data:
Cash and cash equivalents	$3,305	$5,407		$3,673	$4,944	$2,371
Working capital (deficit)	(1,585)	3,633		1,749	3,595	1,638
Total assets	60,070	19,755		25,410	15,969	7,053
Long-term debt and redeemable preferred securities	34,188	808		3,053	1,048	1,384
Total stockholders’ equity	$13,450	$9,144		$12,434	$8,493	$2,280

(1)	The above table sets forth summary pro forma consolidated financial data, which gives effect to our acquisition on November 30, 2002, of all of the outstanding capital stock of Deck America, Inc., a privately held Woodbridge, Virginia-based home improvement specialist providing wood decks and related accessories to customers in select Mid-Atlantic markets. We also acquired Deck America’s manufacturing, warehousing and office facilities from MAD, L.L.C., an affiliate of Deck America. The unaudited pro forma statement of operations data for the year ended December 31, 2002, gives effect to the transactions as if they occurred on January 1, 2002. The unaudited pro forma financial information is presented for informational purposes only and may not necessarily be indicative of the future results of operations had the transactions become effective on January 1, 2002.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following risks and other information in this prospectus, including our financial statements and related notes, before you decide to purchase shares of our common stock. If any of these risks actually occur, our business, financial condition and results of operations could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly, and you could lose part or all of your investment.

Risks Related to Our Business

Our relationship with The Home Depot includes risks which could result in an adverse effect on growth expectations, financial condition and results of operations.

A significant component of our growth strategy includes growing our business with The Home Depot, including our agreement to sell our wood deck products in The Home Depot stores as part of their At-Home Services program. In August 2003, we amended our wood deck sales and installation agreement with The Home Depot to add new markets and to extend the term of the agreement to October 2005. Pursuant to the amended agreement, we will sell, furnish and install wood deck systems to The Home Depot customers in over 200 The Home Depot stores in the metropolitan areas of Washington, D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia, Boston, Massachusetts, Hartford, Connecticut, and the states of New Jersey and Pennsylvania. We anticipate that during the next 18 to 24 months we will establish wood deck manufacturing and installation centers as well as complementary wood deck sales facilities to support our roll-out in new markets contemplated by this agreement.

This agreement may be terminated by either party on January 1st of each year upon 60 days prior notice, and may be terminated by The Home Depot on 60 days’ notice if we fail to comply with certain service standards under the agreement. The Home Depot is not contractually required to promote or advertise our products. If costs associated with this roll-out into new markets are higher than expected, or marketing efforts under this agreement do not result in sufficient wood deck sales over the next 18 to 24 months or this agreement is terminated prior to the end of its term or is not renewed at the end of its term, whether as a result of our failure to fulfill our obligations under the agreement or The Home Depot’s decision to change its business strategy, our growth expectations, financial condition and results of operations could be adversely affected.

In August 2003 we entered into a one-year pilot program with The Home Depot as the exclusive provider of kitchen cabinet refacing products and installation services for over 220 The Home Depot stores in designated markets in California, Oregon, Washington and Colorado. In order to meet the requirements of this pilot program, we will need to establish additional sales and installation centers in California and Washington to support our roll-out in these new markets. If we do not enter into a longer term agreement with The Home Depot at the end of this one-year pilot program, our growth strategy, financial condition and results of operations could be adversely affected.

If costs associated with our roll-out into new markets under these two agreements are higher than expected, our financial condition and results of operations could be adversely affected. In addition, we may have opportunities to grow our relationship with The Home Depot beyond our current expectations. If our relationship with The Home Depot expands faster than currently anticipated, our financial condition and results of operations could be adversely affected, and we may need to raise additional capital to fund this growth.

Difficulties in meeting our installation staffing needs could adversely affect our results of operations, as well as our relationships with our customers and strategic partners.

To fulfill our growth expectations, we must retain and train a sufficient number of qualified installers. Historically, during periods of strong economic growth and low unemployment, we experience greater difficulty in meeting our installation needs. Our inability to retain qualified installers may impede our ability to timely complete our home improvement projects which could adversely affect our results of operations, as well as our relationships with our customers and strategic partners.

We are dependent on agreements with others and termination or non-renewal of these agreements could adversely affect our business.

We market a significant portion of our kitchen, bath and window products to consumers under a license agreement with a subsidiary of Century 21 Real Estate Corporation and an agreement with Renewal by Andersen, a subsidiary of Andersen Corporation. The license agreement with Century 21, which terminates in 2007, gives us the right to market, sell and install certain products in specific territories under the “Century 21 Home Improvements” and “Century 21 Cabinet Refacing” brand names. Our agreement with Renewal by Andersen, which terminates in December 2006, gives us the right to exclusively distribute Renewal by Andersen windows and patio door products in the greater Los Angeles, California area. Century 21 and Renewal by Andersen may each terminate its respective agreement with us if we do not meet certain sales goals. If our license agreement with Century 21 is terminated or not renewed, we would be required to market kitchen and bath cabinet refacing and related products under our own brand names or enter into agreements with other strategic partners. If our agreement with Renewal by Andersen is terminated or not renewed, we would be unable to market Andersen windows or patio doors. Our inability to replace these strategic partners or our failure to successfully market our products under our brand names in the designated markets could adversely affect our business, including our financial condition and results of operations.

If we are unable to obtain necessary capital to fund our consumer finance business our financial condition and results of operations could be adversely affected.

We recently changed the business model of our consumer finance segment to a strategy of holding RIOs rather than bundling them for sale to credit institutions. To provide the capital for the execution of this strategy, in February 2003, we obtained a five-year, $75 million secured credit facility. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and we are required to provide the remaining 10%. If this credit facility is terminated or not renewed, there can be no assurance that we will be able to obtain other sources of capital. Additionally, our buy and hold strategy depends in part on our ability to fund the 10% of eligible RIOs as required under our credit facility. There can be no assurance that we will have sufficient reserves or access to capital to meet this funding obligation. If we are unable to obtain sufficient capital to fund our buy and hold strategy, or if we do not have the capital to meet our 10% funding requirement, we will have to change our consumer finance business model which may adversely affect our financial condition and results of operations.

If we do not effectively manage interest rate risk in our consumer finance business our results of operations could be negatively affected.

We borrow money from institutions in order to purchase RIOs from residential remodeling contractors as well as those originated by our own home improvement operations. The difference between the rates we pay to borrow money and the rates we earn on our RIOs affects our earnings and the value of our assets and liabilities. Accordingly, our consumer finance business is sensitive to interest rate movements that affect this spread. If the interest rates we pay on our borrowings increase to a greater extent than the rates our customers pay to us, or if the interest rates that we charge customers are reduced to a greater extent than the interest rates we pay on our borrowings, our results of operations could be negatively affected.

If we do not effectively manage underwriting and collection controls in our consumer finance business or do not properly reserve for loan losses our results of operations could be negatively affected.

We purchase RIOs from select residential remodeling contractors throughout the United States, including RIOs originated by our home improvement operations. We utilize underwriting criteria primarily based upon a prospective customer’s credit score as reflected on reports issued by several credit reporting agencies. We establish loan loss reserves to take into account potential credit losses based in part on our knowledge of our customers and our historical experience. If our loan losses were to increase, additional reserves may be required. Additionally, increased reserves will be required as and to the extent our portfolio of RIOs increases. Our failure to actively and effectively manage our underwriting and collection controls for our consumer finance business could result in higher than expected defaults under our portfolio of RIOs, which could adversely affect our financial condition. Higher default rates would also require us to increase our loan loss reserves, which could adversely affect our results of operations.

We may be unable to efficiently integrate acquisitions into our business, which could have an adverse effect on our results of operations.

Our business strategy includes pursuing strategic acquisitions that will complement or expand our business. Acquisitions involve risks including lower than anticipated earnings and cash flows, unforeseen liabilities relating to or arising out of the acquisition, quality problems related to the acquired assets, adverse personnel relations, loss of customers because of change of identity, deterioration in local economic conditions and other risks affecting the acquired entity. The process of integrating acquired entities into our business will require management time and our financial resources. We cannot assure you that we will be able to find suitable acquisition candidates or that we will be able to successfully integrate or operate profitably any businesses we may acquire. We may experience disruptions and incur unexpected expenses in integrating acquisitions. Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities in the form of earn-outs or other contingent compensation, or other items, any of which could adversely affect our business. There can be no assurance that any such acquisitions will enhance our business, results of operations, cash flows or financial condition, and such acquisitions may have an adverse effect on our results of operations.

If additional capital is not available to us on favorable terms, our growth expectations, financial condition and results of operations could be adversely affected.

Although we believe that our available funds, including proceeds of this offering, will provide adequate liquidity to fund our existing operations, execute our current agreements with The Home Depot, and meet our other cash requirements for the next 18 to 24 months, we may need additional capital to fund our business strategy. We may have additional opportunities to grow our relationships with strategic partners, including The Home Depot, and may need additional capital to fund this expansion. There is no assurance that additional capital will be available, or if available, that such capital will be on favorable terms. If we issue additional equity securities, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we borrow money, we may incur significant interest charges which could adversely affect our financial condition and results of operations. Holders of debt or preferred securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we are unable to secure additional capital on favorable terms it could negatively impact our growth expectations or results of operations.

Failure to retain experienced senior management could impair our business.

The success of our current business strategy depends to a significant extent on the continued services and experience of our executive officers and senior management team. If for any reason our senior executives do not continue to be active in management, our business could be adversely impacted. Although we have entered into employment agreements with all of our executive officers and senior management, these agreements do not ensure their continued employment with us.

We may experience greater competition from large home center retailers which could result in decreased demand for our products and services.

We compete with large home center retailers in each of the markets in which we operate, including Sears, Sam’s Warehouse Club and Lowe’s and, in some markets, The Home Depot. Many of these retailers currently offer competing products and services and may look to expand their ability to provide remodeling services directly to their customers. As we implement our business strategy, we anticipate that we will face greater competition from these home center retailers who have significantly more capital resources than we have. Increased competition could result in pricing pressures, fewer customer orders, reduced gross margins, loss of market share and decreased demand for our products and services.

Our business may be adversely affected by the regulated environment in which we operate.

Our business activities and the activities of our direct sellers and contractors are subject to various federal and state laws and regulations and municipal ordinances relating to, among other things, in-home sales, consumer financing, advertising, the licensing of home improvement contractors, and zoning regulations. Our operations are subject to a Federal Trade Commission rule which provides for a “cooling off” period for in-home sales, allowing the buyer to cancel the transaction at any time prior to midnight of the third business day after the date of the sales transaction. Many states have supplemented this rule by extending the time period in which the buyer may cancel. Our telemarketing activities are subject to various regulations, including the National Do Not Call Registry which is part of the FTC Telemarketing Sales Rule. We are also subject to various federal and state credit and lending regulations governing installment sales and credit transactions, including the Truth in Lending Act, Real Estate Settlement Procedures Act and Home Owners Equity Protection Act. Violations of any of these regulations could result in suspension or revocation of our license to do business in a state or monetary fines and cause us to incur significant legal and other expenses, which could adversely affect our business.

Federal and state laws regulate the manner and terms on which we may offer, extend, manage and collect RIOs. Congress, the states and other governmental bodies in the jurisdictions in which we operate may enact new laws and regulations, or amend existing laws and regulations, relating to consumer protection, debtor relief, collection activities, and consumer privacy. Such laws and regulations could make it more difficult or expensive for us to purchase or collect our RIOs and could also limit the finance charges and fees that we may charge our customers or impose new disclosure requirements relating to pricing and other terms. In addition, failure to comply with laws and regulations could result in lawsuits, public relations problems and increased regulatory scrutiny, and might require us to pay substantial settlement costs, damages or penalties. As a result, new laws or regulations or changes in existing laws or regulations could negatively affect our financial condition and results of operations.

Our business may be adversely affected by seasonal factors, harsh weather conditions and availability of raw materials.

Our business is subject to seasonal trends. We typically face reduced demand for our home improvement products during the fourth quarter holiday season which negatively impacts our first quarter revenues and results of operations. Our business may be adversely affected by extreme weather conditions in the markets that we serve which could negatively impact our revenues and results of operations. The raw materials used in our business are generally available from several qualified sources in quantities sufficient for our needs. However, should a significant shortage or price increase of a particular material, such as lumber, occur, such conditions could adversely affect our results of operations.

Risks Related to Our Common Stock

Our common stock price may be subject to wide fluctuations, which could result in substantial losses for investors.

Our common stock price could be subject to wide fluctuations in response to a number of factors and these fluctuations could result in substantial losses for our stockholders. Factors that could cause our stock price to fluctuate include:

•	relatively low trading volume;

•	quarterly variations in operating results;

•	availability of financing for our customers;

•	increases in interest rates;

•	announcements by our competitors concerning new products, significant contracts, acquisitions or strategic relationships;

•	negative publicity about us, our products and services, our strategic partners, or the home improvement industry in general;

•	departures of key management personnel;

•	stock market price and volume fluctuations of publicly-traded companies in general and home improvement companies in particular; and

•	the other factors described in these “Risk Factors.”

The stock market in general, and securities listed on the Nasdaq Stock Markets in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. These broad market and industry fluctuations may materially reduce the market price of our common stock, regardless of our operating performance.

Future sales of our common stock could depress the price of our common stock.

Upon completion of this offering, we will have 7,826,351 outstanding shares of our common stock, assuming no exercise of outstanding stock options. Of the outstanding shares, approximately 4,768,572 shares, including the shares sold in this offering, will be freely tradable immediately following the offering and approximately 3,057,779 shares will be deemed “restricted securities” as defined under Rule 144 of the Securities Act. Of the 3,057,779 restricted shares, 2,780,852 shares will be subject to contractual restrictions on sale until 180 days after this offering. The underwriters can waive these contractual restrictions at an earlier time without prior notice or announcement and allow stockholders to sell their shares. As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares, particularly our officers and directors, sell them or are perceived by the market as intending to sell them.

Our existing management will maintain significant control over us following the offering which reduces the ability of outside stockholders to effect control.

Immediately following this offering, our current executive officers, senior management and directors will beneficially own 2,486,126 shares, or approximately 30.6% of the outstanding shares, of our common stock. Accordingly, our current executive officers, senior management and directors will be able to influence, to a significant extent, the outcome of all matters required to be submitted to our stockholders for approval, including decisions relating to the election of directors, the determination of day-to-day corporate and management policies and other significant corporate activities.

Provisions of our certificate of incorporation and Delaware law could prevent, delay or impede a change in control and may reduce the market price of our common stock.

Our certificate of incorporation authorizes the issuance of “blank check” preferred stock with such designations, powers, preferences and rights as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval (unless otherwise required by the rules of any stock exchange on which our common stock is then listed), to issue preferred stock with dividend, liquidation, conversion, voting or other rights or preferences which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance and include, but are not limited to, statements concerning:

•	the anticipated benefits and risks of our key strategic alliances, business relationships and acquisitions;

•	our ability to obtain new customers;

•	our ability to provide financing for our customers;

•	the anticipated benefits and risks associated with our business strategy, including those relating to our acquisition strategy and our current and future product and service offerings;

•	our future operating results and the future value of our common stock;

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

•	potential government regulations; and

•	our future capital requirements and our ability to satisfy our capital needs.

Furthermore, in some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the “Risk Factors” section above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that we will receive approximately $12.5 million (at an assumed offering price per share of $11.00) from our sale of 1,303,050 shares of common stock in this offering, after deducting estimated offering expenses and the underwriting discount.

We intend to use the net proceeds of this offering as follows:

•	approximately $2.6 million of the net proceeds will be used to repay all amounts outstanding under our secured loan with First Savings Bank, or FSB. The FSB loan bears interest payable monthly at a fluctuating rate equal to the commercial prime rate, with all unpaid principal and accrued interest due May 23, 2004. We also pay a monthly payment to certain guarantors, equal to the difference between 14% and the prime rate paid to FSB, as consideration for providing guaranties and collateral to secure the FSB loan. The FSB loan was used to fund in part our purchase in June 2003, of a portfolio of RIO’s from Bank One, N.A.

•	the remainder of the proceeds will be used to fund the expansion of our operations with The Home Depot, fund the growth of our consumer finance business, and for possible acquisitions and general working capital purposes.

Our management will have significant flexibility in utilizing the net proceeds of this offering. Pending such uses, we intend to invest the net proceeds of this offering in investment grade, interest-bearing securities.

We estimate that the selling stockholders will receive approximately $5.3 million from their sale of 521,950 shares of our common stock in this offering, after deducting the underwriting discount. We will not receive any portion of the net proceeds received by the selling stockholders from the sale of their shares.

If the underwriters exercise their over-allotment option in full, we will receive approximately an additional $1.5 million and certain selling stockholders will receive approximately an additional $1.3 million in net proceeds (at an assumed offering price per share of $11.00), after deducting the underwriting discount.

CAPITALIZATION

The following table presents our short-term debt and capitalization as of September 30, 2003:

•	on an actual basis; and

•	on an as adjusted basis to reflect our receipt of the estimated net proceeds of approximately $12.5 million from the sale of 1,303,050 shares of common stock by us in this offering (at an assumed offering price per share of $11.00), after deducting estimated offering expenses and the underwriting discount.

You should read this table in conjunction with the financial statements and related notes that are included in this prospectus.

	(In thousands)
	September 30, 2003
	Actual	As Adjusted(1)
Short-term debt:
Current portion of long-term capital lease obligations	$165	$165
Current portion of long-term debt	755	755
FSB Note payable	2,600	—
Long-term capital lease obligations, net of current portion	520	520
Long-term debt, net of current portion	33,667	33,667

Total debt	37,707	35,107

Stockholders’ equity:
Preferred Stock, par value $0.001, 1,000,000 shares authorized, no shares outstanding	—	—
Common Stock, par value $0.001, 30,000,000 shares authorized, 6,513,488 shares issued and outstanding; 7,816,538 shares issued and outstanding, as adjusted	7	8
Additional capital	9,640	22,162
Note receivable for stock issued	(275)	(275)
Retained earnings	4,078	4,078

Total stockholders’ equity	13,450	25,973

Total Capitalization	$51,157	$61,080

(1)	To reflect the net proceeds from the sale and issuance of 1,303,050 shares of common stock offered by us hereunder.

MARKET FOR COMMON EQUITY,

RELATED STOCKHOLDER MATTERS AND DIVIDEND POLICY

Our common stock has traded on the Nasdaq SmallCap Market since May 10, 1989. Our common stock was traded under the symbol “USPN” from May 10, 1989 until February 14, 2001. On February 15, 2001, we effected a one share for four shares reverse split of our common stock and changed our symbol to “USHS”. On December 18, 2003, the last reported sales price for our common stock was $11.05 per share.

The following table sets forth for the quarters indicated, the range of closing high and low sales prices of our common stock as reported by Nasdaq SmallCap Market. We have made application to list our common stock for trading on the Nasdaq National Market under the symbol “USHS”.

	Common Stock
By Quarter Ended	High	Low
Fiscal 2001
March 31, 2001(1)	$5.50	$3.12
June 30, 2001	$4.05	$3.00
September 30, 2001	$3.80	$2.45
December 31, 2001	$4.79	$2.56

Fiscal 2002
March 31, 2002	$5.34	$4.50
June 30, 2002	$5.40	$3.95
September 30, 2002	$5.38	$3.52
December 31, 2002	$5.72	$4.86

Fiscal 2003
March 31, 2003	$6.24	$5.10
June 30, 2003	$8.74	$6.08
September 30, 2003	$12.00	$8.46
December 31, 2003 (through December 18, 2003)	$11.90	$9.92

(1)	Adjusted for the one for four share reverse stock split occurring on February 15, 2001.

As of December 1, 2003, there were 6,523,301 shares of our common stock outstanding held by approximately 183 stockholders of record.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. We are subject to certain restrictions, with respect to the payment of dividends, pursuant to the terms of our credit facilities.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table provides selected historical consolidated financial data for the periods ended and as of the dates indicated. The selected historical consolidated statement of operations data and consolidated balance sheet data presented below for the nine month periods ended September 30, 2003 and 2002, have been derived from our unaudited consolidated financial statements, and our selected historical consolidated statement of operations data and consolidated balance sheet data for the five most recent fiscal years ended December 31, 2002, have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The historical results are not necessarily indicative of the results to be expected in any future period. The unaudited operating results for the nine month period ended September 30, 2003, are not necessarily indicative of the results to be achieved for the full year. Interim results reflect all adjustments necessary for a fair presentation of the results of operations and balances for the interim periods presented. Such adjustments are of a normal recurring nature. You should read the selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements, including introductory paragraphs, and the related notes appearing elsewhere in this prospectus.

	As of and for the Nine Months Ended September 30,		Pro Forma For the Year Ended December 2002(2)	As of and for the Year Ended December 31,
	2003	2002		2002	2001	2000	1999	1998
	(unaudited)		(unaudited)
	(In thousands, except share and per share data)
Statements of Operations Data:
Total revenues	$56,516	$35,238	$63,500	$50,276	$40,487	$37,654	$33,036	$28,914
Cost of goods sold	25,599	14,711	28,250	21,292	17,302	17,069	14,602	12,068

Gross profit	30,917	20,527	35,250	28,984	23,185	20,585	18,434	16,846
Branch operating	1,876	1,422	1,995	1,995	1,478	1,424	1,469	1,603
Sales and marketing	18,109	13,058	20,399	17,698	13,885	12,842	13,342	11,707
License fees	714	607	867	826	875	772	527	441
General and administrative	7,919	4,642	9,460	6,579	4,132	2,929	2,496	2,772

Operating expenses	28,618	19,729	32,721	27,098	20,370	17,967	17,834	16,523

Income from operations	2,299	798	2,529	1,886	2,815	2,618	600	323
Other income (expenses) (1)	(718)	(102)	(317)	(170)	22	(94)	(289)	(797)
Income taxes	622	272	893	680	1,110	440	19	5

Net income (loss)	959	424	1,319	1,036	1,727	2,084	292	(479)

Net income (loss) applicable to common stockholders	951	402	1,291	1,008	1,683	2,017	178	(630)

Net income per common share – as reported:
Basic	$0.15	$0.07	$0.20	$0.17	$0.33	$0.50	$0.05	$(0.21)
Diluted	$0.14	$0.07	$0.20	$0.17	$0.33	$0.50	$0.05	$(0.21)

Number of weighted-average shares of common stock outstanding:
Basic	6,483,333	5,922,642	6,453,371	5,972,853	5,050,291	4,070,700	3,276,078	3,039,090
Diluted	6,813,002	6,037,653	6,574,756	6,094,238	5,066,292	4,070,700	3,276,078	3,039,090

Revenues by Operating Segment:
Home improvement	$53,761	$32,379	$59,292	$46,068	$39,694	$37,654	$33,036	$28,914
Consumer finance:
Portfolio sales	510	2,136	3,187	3,187	580	—	—	—
Interest and other	2,245	723	1,021	1,021	213	—	—	—

Balance Sheet Data:
Cash and cash equivalents	$3,305	$5,407		$3,673	$4,944	$2,371	$2,236	$753
Working capital (deficit)	(1,585)	3,633		1,749	3,595	1,638	1,040	(194)
Total assets	60,070	19,755		25,410	15,969	7,053	6,799	5,359
Long-term debt and redeemable securities	34,188	808		3,053	1,048	1,384	3,003	3,353
Stockholders’ equity	$13,450	$9,144		$12,434	$8,493	$2,280	$263	$(892)

(1)	Includes interest expense, interest income, and other non-operating items.

(2)	The above table sets forth selected pro forma consolidated financial data, which gives effect to our acquisition on November 30, 2002, of all of the outstanding capital stock of Deck America, Inc., a privately held Woodbridge, Virginia-based home improvement specialist providing wood decks and related accessories to customers in select Mid-Atlantic markets. We also acquired Deck America’s manufacturing, warehousing and office facilities from MAD, L.L.C., an affiliate of Deck America. The unaudited pro forma financial information is presented for informational purposes only and may not necessarily be indicative of the future results of operations had the transactions become effective on January 1, 2002. The unaudited pro forma statement of operations data for the year ended December 31, 2002 gives pro forma effect to the acquisition of Deck America, or DAI, as if it had occurred on January 1, 2002, and includes the following pro forma adjustments (in thousands) for the year ended December 31, 2002:
a.	Inclusion of the operating results of DAI from January 1, 2002, through November 30, 2002, including sales of approximately $13,224, cost of sales of approximately $6,920, operating expenses of approximately $5,764, and other expenses of approximately $24;
b.	An adjustment of approximately $69 to record additional depreciation related to a building acquired in connection with the DAI acquisition, and an adjustment of approximately $231 to eliminate rent paid on the same location;
c.	An adjustment of approximately $139 to record additional interest related to the acquired building;
d.	An adjustment of approximately $21 to record additional amortization related to the amortizable intangible assets acquired;
e.	An adjustment of approximately $38 to record additional depreciation related to the write-up of the acquired assets to fair market value;
f.	An adjustment of approximately $29 to exclude interest expense related to a loan, which was paid-off as part of the acquisition; and
g.	An adjustment of approximately $14 to exclude interest earned on cash (that would not have otherwise been available) used in conjunction with the acquisition.

Pro forma balance sheet amounts have not been presented in this column due to the fact that the acquisition occurred prior to December 31, 2002; and therefore, the assets acquired are reflected in our balance sheet at December 31, 2002.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following table sets forth unaudited pro forma financial data, which gives effect to our acquisition on November 30, 2002, of all of the outstanding capital stock of Deck America, Inc., or DAI, a privately-held Woodbridge, Virginia based home improvement specialist providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. We also acquired DAI’s manufacturing, warehousing and office facilities from MAD, L.L.C., an affiliate of DAI. We paid $1.3 million in cash and issued to the DAI stockholders 500,000 shares of our common stock, valued at approximately $2,683,000, in exchange for all of DAI’s common stock, and acquired DAI’s manufacturing, warehousing and office facilities for $2.5 million. In connection with the acquisition of the facilities, we obtained financing of $2.125 million from a financial institution and paid approximately $375,000 in cash. Concurrent with the facility acquisition, we retired an existing obligation of DAI secured by the premises in the amount of $414,000.

The unaudited pro forma financial information is based upon the audited financial statements of U.S. Home Systems, Inc. for the fiscal year ended December 31, 2002 as filed on March 24, 2003 with the Commission and included elsewhere herein, the unaudited financial statements of Deck America, Inc. for the eleven months ended November 30, 2002, and the unaudited financial statements of MAD, L.L.C. for the eleven months ended November 30, 2002. The unaudited pro forma financial information for the year ended December 31, 2002 gives effect to the transactions as if they occurred effective January 1, 2002. The unaudited pro forma financial information is presented for informational purposes only and may not necessarily be indicative of the future results of operations had the transactions become effective on January 1, 2002.

(Unaudited) (In thousands)
Pro Forma For the Year Ended December 2002
Statements of Operations Data:
Total revenues	$63,500
Cost of goods sold	28,250

Gross profit	35,250
Branch operating	1,995
Sales and marketing	20,399
License fees	867
General and administrative	9,460

Operating expenses	32,721

Income from operations	2,529
Other income (expenses)	(317)
Income taxes	893

Net income	1,319

Pro forma net income per common share:
Basic	$0.20
Diluted	$0.20

Pro forma number of weighted-average shares of common stock outstanding:
Basic	6,453,371
Diluted	6,574,756

The unaudited pro forma financial information for the year ended December 31, 2002 gives effect to the transactions as if they occurred effective January 1, 2002, and includes the following pro forma adjustments (in thousands):

a.	Inclusion of the operating results of DAI from January 1, 2002 through November 30, 2002, including sales of approximately $13,224, cost of sales of approximately $6,920, operating expenses of approximately $5,764, and other expenses of approximately $24;

b.	An adjustment of approximately $69 to record additional depreciation related to a building acquired in connection with the DAI acquisition, and an adjustment of approximately $231 to eliminate rent paid on the same location;
c.	An adjustment of approximately $139 to record additional interest related to the acquired building;
d.	An adjustment of approximately $21 to record additional amortization related to the amortizable intangible assets acquired;
e.	An adjustment of approximately $38 to record additional depreciation related to the write-up of the acquired assets to fair market value;
f.	An adjustment of approximately $29 to exclude interest expense related to a loan, which was paid-off as part of the acquisition; and
g.	An adjustment of approximately $14 to exclude interest earned on cash (that would not have otherwise been available) used in conjunction with the acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following should be read in conjunction with our audited financial statements for years ended December 31, 2002, 2001 and 2000, and our unaudited financial statements for the nine months ended September 30, 2003 and 2002, and the notes to these financial statements included therein, as well as the information under the caption “Selected Consolidated Financial Data.” Operations of all acquired business are included in the accompanying consolidated financial statements from their respective dates of acquisition. The discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and as expressed in such forward-looking statements as a result of a number of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus.

Overview

We are engaged in two business segments, the home improvement business and the consumer finance business. In our home improvement business, we manufacture, design, sell and install custom quality, specialty home improvement products. These products are marketed under nationally recognized brands such as The Home Depot At-Home Services, Century 21 Home Improvements, and Renewal by Andersen, and under our own brands, Facelifters, Cabinet Clad and USA Deck-Designer Deck. Our product lines include kitchen and bathroom cabinetry and cabinet refacing products, countertops, wood decks and deck related accessories, replacement windows and patio doors. We manufacture our kitchen cabinet refacing products, bathroom cabinetry and custom countertops at our Charles City, Virginia facility. We operate 18 kitchen, bath and window sales and installation centers in 12 states serving 13 major U.S. remodeling markets and maintain a marketing center in Boca Raton, Florida. We also operate four wood deck sales centers, two of which also serve as manufacturing facilities, that collectively serve six Mid-Atlantic markets. We manufacture the components for our decks utilizing non-arsenic pressure treated lumber at our Woodbridge, Virginia and Glen Mills, Pennsylvania facilities. Our principal marketing activities are conducted through a variety of sources including television, direct mail, marriage mail, magazines, newspaper inserts, home shows, selected neighborhood canvassing, telemarketing and in-store displays.

Our consumer finance business purchases retail installment obligations, or RIOs, from select residential remodeling contractors throughout the United States, including RIOs originated by our own home improvement operations. As of December 1, 2003, our average RIO balance was approximately $6,500 with a weighted average maturity of approximately 109 months. We do not purchase RIOs that have a principal balance of more than $50,000 or a term longer than 240 months. The availability of this financing program enables us to offer a broad range of credit products to our customers that may not otherwise be available to them from traditional home improvement financing sources.

Our objective is to grow our home improvement and consumer finance businesses. Since 2001, we have taken significant actions to accomplish our objective, including:

•	In September 2001, we entered into an agreement with Renewal by Andersen, or RbA, a wholly owned subsidiary of the Andersen Corporation. Under the agreement, we are the exclusive replacement window and patio door retailer on an installed basis for RbA in the greater Los Angeles, California area, including the counties of Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara and Ventura. In February 2002, we commenced operations in the southern California market.

•	In October 2001, we acquired First Consumer Credit, Inc., or FCC, a Dallas-based consumer finance company. We acquired FCC primarily to provide a stable and reliable financing source for our home improvement customers.

•

In November 2002, we acquired Deck America, Inc., a privately held Woodbridge, Virginia-based home improvement business specializing in the design, manufacturing, sale and installation of wood decks and deck related accessories. We also acquired Deck America’s manufacturing, warehousing and office facilities from an affiliate of Deck America. Following the acquisition, Deck America’s name was changed to USA Deck.

•	In October 2002, we entered into a one-year agreement with The Home Depot to sell, furnish and install wood deck systems to The Home Depot’s customers in the metropolitan areas of Washington D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia, encompassing approximately 75 The Home Depot stores.

•	In February 2003, we changed the business model of our consumer finance segment from selling portfolios of RIOs to a buy and hold strategy. We believe this strategy will provide us with earnings from finance charges for the life of the RIO, as opposed to a lesser, one-time premium we previously earned upon sale of the portfolios. To facilitate this buy and hold strategy, we entered into a $75 million secured credit facility with Autobahn Funding Company LLC and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main as agent. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and FCC is required to provide the remaining 10%.

•	In August 2003, we amended our sales and installation agreement with The Home Depot to extend the term to October 2005, replacing the prior agreement and adding five new eastern markets which represent approximately 140 additional The Home Depot stores.

•	In August 2003, we entered into an exclusive one-year pilot program with The Home Depot to sell, furnish and install kitchen cabinet refacing and laminated countertop products to The Home Depot’s and Home Expo’s customers under The Home Depot Cabinet Refacing brand in designated markets in over 220 The Home Depot stores in California, Oregon, Washington and Colorado.

•	In October 2003, we opened our regional deck sales, manufacturing and installation facility in Glen Mills, Pennsylvania, to serve The Home Depot customers in the greater Philadelphia area and central New Jersey region.

Results of Operations

Results of operations for the nine month period ended September 30, 2003, as compared to the nine month period ended September 30, 2002.

	(unaudited) (In thousands) Nine months ended September 30,
	2003			2002
	Home Improvement	Consumer Finance	Consolidated	Home Improvement	Consumer Finance	Consolidated
Consolidated:
Revenues	$53,761	$2,755	$56,516	$32,379	$2,859	$35,238
Cost of goods sold	25,599	—	25,599	14,711	—	14,711

Gross profit	28,162	2,755	30,917	17,668	2,859	20,527
Operating expenses:
Branch operating	1,876	—	1,876	1,422	—	1,422
Sales and marketing	18,107	2	18,109	13,050	8	13,058
License fees	714	—	714	607	—	607
General and administrative	5,637	2,282	7,919	2,783	1,859	4,642

Operating income (loss)	1,828	471	2,299	(194)	992	798
Interest expense	153	700	853	43	105	148
Other income (expense), net	135	—	135	46	—	46

Income (loss) before income taxes	1,810	(229)	1,581	(191)	887	696
Income tax	711	(89)	622	(75)	347	272

Net income (loss)	$1,099	$(140)	$959	$(116)	$540	$424

Our consolidated revenues increased 60.4% to $56,516,000 in the nine month period ended September 30, 2003, as compared to $35,238,000 in the nine month period ended September 30, 2002. The increase in revenues principally occurred in our home improvement operations reflecting the addition of our deck business which was acquired in November 2002, and continued strength in the generation of new sales orders during the period.

Consolidated net income was $959,000 in the nine month period ended September 30, 2003, as compared to $424,000 in the prior year nine month period. The increase in net income is attributable to our home improvement operations which had net income of $1,099,000 in the nine month period ended September 30, 2003, as compared to a net loss of $116,000 in the prior year nine month period. The increase in net income in the home improvement segment is principally a result of higher revenues in the period. For the nine months ended September 30, 2003, net loss in the consumer finance segment was $140,000 as compared to net income of $540,000 in the prior year nine month period. The decline in our income in our consumer finance business is primarily due to a change in our business model in February 2003, from packaging and selling RIOs to holding them for the term of the obligation.

Home Improvement Segment

Revenues from our home improvement operations increased $21,382,000, or 66%, to $53,761,000 in the nine month period ended September 30, 2003, from $32,379,000 in the nine month period ended September 30, 2002. The increase in revenues includes $13,363,000 from our deck business which we acquired in November 2002, and an increase of $8,019,000, or 24.8%, in our other home improvement operations. Revenues increased in each of our product lines reflecting higher backlog of sales orders at the beginning of the period and continued strength in the generation of new sales orders during the period. Home improvement segment new sales orders in the nine month period ended September 30, 2003, were $59,768,000, an increase of 65% from $36,233,000 in the prior year nine month period. Our backlog of uncompleted sales orders was $14,160,000 at September 30, 2003, as compared to $8,530,000 at September 30, 2002, and $8,124,000 at December 31, 2002. The increase in backlog is attributable to the corresponding increase in sales orders and the acquisition of our deck business.

Gross profit for the home improvement segment was $28,162,000, or 52.4% of segment revenues for the nine months ended September 30, 2003, as compared to $17,668,000, or 54.6% of revenues in the prior year nine month period. The decrease in home improvement gross profit margin as a percentage of revenues is principally due to a higher mix of revenues from lower margin products, including solid surface countertops, bath remodeling products and wood decks.

Branch operating expense includes costs associated with each of our sales and installation centers including rent, telecommunications, branch administration salaries and supplies. Branch operating expenses were $1,876,000, or 3.5% of segment revenues, as compared to $1,422,000, or 4.4% of segment revenues for the nine months ended September 30, 2003 and 2002, respectively. The increase in branch operating expenses principally reflects our increased operations from acquisitions, entry into new markets and our RbA operations.

Marketing expenses for home improvement operations were approximately $9,920,000, or 18.5% of segment revenues in the nine months ended September 30, 2003, as compared to $7,158,000, or 22.1% of revenues for the prior year nine month period. The increase in marketing expenditures principally reflects the addition of our deck business and planned increased advertising expenditures in our other operations. Additionally, we have decreased our dependence on telemarketing and have increased our utilization of other media sources including direct mail, television, and newspaper inserts. While the media sources we utilize are generally more costly per customer lead than telemarketing, we believe that the increased cost of lead generation is more than offset by improved sales efficiencies from these sources.

We believe that a better measurement of our effective marketing cost is to relate marketing expenditures to new orders generated in the period. This is because, in our normal operating cycle, marketing costs can precede the completion of sales orders by up to three months. We recognize revenue upon completion of installation and acceptance of each sales order, but we are required by current accounting rules to expense marketing costs as they are incurred. Since our normal cycle time to complete installations is generally 55 – 60 days from the date a sale is made, the marketing expenditure will precede the recognition of the associated revenue. However, marketing expenditures are generally concurrent with the securing of new sales orders. Marketing expenses were 16.6% of new sales orders in the nine months ended September 30, 2003, as compared to 19.8% in the prior year nine month period. The decrease in marketing expenses as a percentage of new sales orders is principally due to lower marketing costs associated with our deck business acquired in November 2002, and improved sales efficiencies.

Sales expenses, which consist primarily of sales commissions, sales manager salaries, travel and recruiting expenses associated with the home improvement segment, were $8,187,000, or 15.2% of segment revenues for the nine months ended September 30, 2003, as compared to $5,892,000, or 18.2% of revenues in the prior year nine month period. The increase in sales expenses is principally the result of the sales commissions on higher revenues, and growth in our operations, including recent acquisitions. Sales expenses decreased as a percentage of revenues primarily due to a lower average rate of commission resulting from our mix of products sold.

We have a license agreement with Century 21 Real Estate Corporation which allows us to market our kitchen, bath and window products under the Century 21 Home Improvements brand in specified territories. The license agreement requires us to pay fees to Century 21 based on our related revenues. License fees were $714,000, or 1.3% of home improvement segment revenues for the nine months ended September 30, 2003, as compared to $607,000, or 1.9% of segment revenues in the prior year. The decrease in license fees as a percentage of segment revenues is due to the lower mix of segment revenues sold under the Century 21-license agreement.

General and administrative expenses were approximately $5,637,000, or 10.5% of segment revenues for the nine months ended September 30, 2003, as compared to $2,783,000, or 8.6% of revenues in the prior year nine month period. The increase in general and administrative expenses principally reflects the addition of our deck business which was acquired in November 2002. In addition to new operations, we incurred increased costs related to professional fees (legal and public accounting), insurance, benefits, and investor relations expenses.

In March 2003, we entered into a licensing agreement with Universal Forest Products, Inc., or Universal. The licensing agreement is for a period of seven years and provides Universal the exclusive use of certain of our intellectual property including wood deck manufacturing and installation methods, deck design methods, marketing and sales methods, trademarks, and the right to fabricate and manufacture decks under USA Deck’s patents. The agreement is limited to certain geographical markets in which Universal provides wood deck solutions to The Home Depot customers pursuant to a separate agreement between Universal and The Home Depot. The licensing agreement requires Universal to pay us an initial licensing fee and ongoing royalties based upon Universal’s sales from these products. In the nine month period ended September 30, 2003, other income includes $112,500 of the initial licensing fee.

Consumer Finance Segment

Our consumer finance business purchases consumer retail installment obligation contracts, or RIOs, from select remodeling contractors, including RIOs generated by our home improvement operations. In February 2003, we changed the business model of our finance business to holding portfolios of RIO’s rather than packaging them for sale to credit institutions. We expect this new strategy will provide us with greater earnings potential in the long-term since we will earn finance charges for the term of the RIO, as opposed to a lesser, one-time premium we previously earned upon sale of the portfolios. To facilitate this change, in February 2003, we secured a $75 million credit facility. The credit facility is restricted to the purchase and financing of RIOs.

Prior to entering into the credit facility, we typically held RIOs for less than three months before selling portfolios of RIOs to banks and insurance companies under negotiated purchase commitments. We earned a one-time premium upon each sale. In most cases, we retained the collection and servicing of these accounts on behalf of the purchaser.

The change in our business model adversely affects our profitability in the short-term due to our forgoing the initial one-time origination fee we earned upon selling a portfolio, but earning finance charges over the life of the portfolio, typically a three to five year period. Until we have accumulated a sufficient amount of financed RIOs, and finance charges earned on the RIO portfolio reach a sufficient level, our earnings will be adversely affected.

On June 5, 2003, we purchased a $23,098,000 portfolio of RIOs from Bank One, N.A., or Bank One, for a purchase price of $24,276,000, including accrued interest of $218,000, transaction related expenses of $108,000 and premium of $960,000. Also in June 2003, we sold approximately $5,000,000 of the RIOs purchased from Bank One to a third party for the purpose of paying down our credit facility and for additional working capital. We purchased the portfolio to increase our portfolio size and reduce the transition time for our consumer finance business to return to profitability. We had previously sold the purchased RIOs to Bank One under prior loan purchase and servicing agreements with no contemplation or intent at the time of sale to repurchase the loans. Pursuant to the terms of the purchase agreement, we and Bank One agreed to terminate the loan purchase and servicing agreements between the parties.

Revenues from our consumer finance segment were $2,755,000 for the nine months ended September 30, 2003, including revenues from loan portfolio sales of $510,000. Revenues were $2,859,000 in the prior year nine month period.

For the nine month period ended September 30, 2003, the consumer finance segment incurred a net loss of $140,000, as compared to net income of $540,000 in the nine month period ended September 30, 2002. The decline in the segment’s profitability is a result of the business model change we made in February 2003.

General and administrative expenses were approximately $2,282,000, or 82.8%, of finance segment revenues for the nine months ended September 30, 2003, as compared to $1,859,000, or 65.0%, of segment revenues in the prior year nine month period. The increase in general and administrative expenses reflects $260,000 for provision for loan losses. The remainder of the increased costs is principally attributable to professional fees (legal and public accounting), insurance and benefits.

Interest expense was $700,000 for the nine month period ended September 30, 2003, as compared to $105,000 in the prior year nine month period. The increase in interest expense is principally due to borrowing under the credit facility resulting from the business model change from selling RIO portfolios to holding RIO portfolios.

Results of Operations for the year ended December 31, 2002 as compared to the year ended December 31, 2001.

	(In thousands)
	Year ended December 31,
	2002			2001
	Home Improvement	Consumer Finance	Consolidated	Home Improvement	Consumer Finance	Consolidated
Consolidated:
Revenues	$46,068	$4,208	$50,276	$39,694	$793	$40,487
Cost of goods sold	21,292	—	21,292	17,302	—	17,302

Gross profit	24,776	4,208	28,984	22,392	793	23,185
Operating expenses:
Branch operating	1,995	—	1,995	1,478	—	1,478
Sales and marketing	17,687	11	17,698	13,875	10	13,885
License fees	826	—	826	875	—	875
General and administrative	4,046	2,533	6,579	3,549	583	4,132

Operating income (loss)	222	1,664	1,886	2,615	200	2,815
Interest expense	84	145	229	95	22	117
Other income	59	—	59	139	—	139

Income before income taxes	197	1,519	1,716	2,659	178	2,837
Income tax	88	592	680	1,040	70	1,110

Net income	$109	$927	$1,036	$1,619	$108	$1,727

Our consolidated revenues were $50,276,000 in the year ended December 31, 2002, as compared to $40,487,000 in the year ended December 31, 2001. Our consolidated net income was $1,036,000 in the year ended December 31, 2002, as compared to $1,727,000 in the prior year period. The decline in our consolidated net income from the prior year period occurred in the home improvement segment and resulted from a combination of factors, including; (1) increases in operating costs and start-up losses in our new operations; (2) a decline in the home improvement segment gross profit margin principally resulting from the mix of products sold; and (3) the operating cycle in which marketing costs are expensed and revenues are recognized.

In February 2002, we commenced operations under our agreement with RbA, and in June 2002, we opened our first RbA showroom in Torrance, California. During the first quarter of 2002, we incurred approximately $325,000 in costs for the RbA operation, including advertising, sales and management personnel expenses, and general operating expenses. We had no revenues in the first quarter period to offset these start up costs. Subsequent to the first quarter, we experienced a number of issues relating to our start-up operations for our RbA project, including delays in obtaining the necessary materials to complete customer orders, engaging a sufficient number of qualified installers, and delays in completing our Torrance showroom facility. As a result, the RbA operations incurred an operating loss of $812,000 in the year ended December 31, 2002.

In May 2002, we began operating in the Milwaukee, Wisconsin market, and also acquired the operations of Reface, Inc, a home improvement company operating in the Richmond and Virginia Beach, Virginia markets. We have classified these operations as start-up operations. During the year ended December 31, 2002, we incurred an operating loss of approximately $50,000 from these operations.

In 2001, replacement window, patio doors and bathroom remodeling revenues accounted for approximately 14% of home improvement revenues, as compared to approximately 23% of revenues for 2002. Our sales of solid surface countertops increased significantly in 2002 as compared to the prior year. Replacement window, patio door, bathroom remodeling and solid surface countertop products generally have lower margins than our other products. Since sales of our lower gross profit margin products increased in 2002 as compared to 2001, gross profit margin declined in 2002. In an effort to increase our overall gross profit margin, in January 2003 we increased the prices of certain of our products.

We recognize revenue upon completion of installation of each sales order. In our normal operating cycle, we complete new sales orders within 55 to 60 days from the date an order is received. The operating cycle is slightly longer in our replacement window product line.

Our marketing costs are expensed as incurred and revenues are not recognized until completion of sales orders. Since our marketing expenses can precede the completion of sales orders by up to three months, in periods in which our backlog of uncompleted orders increases significantly due to increased marketing activities, our net income is adversely affected.

In 2002, our home improvement segment expanded its operations in the Milwaukee, Richmond, Virginia Beach and Westchester markets, and through our agreement with RbA, in southern California. Excluding our deck operations which were acquired on November 30, 2002, new sales orders were $47,541,000 for 2002, an increase of 23% from $38,610,000 in 2001. Backlog of sales orders to be installed for these operations increased $2,524,000, or 54.4%, to $7,161,000 at December 31, 2002, as compared to $4,637,000 at December 31, 2001.

Home Improvement Segment

Revenues from our home improvement segment were $46,068,000 in 2002, an increase of approximately 16% from $39,694,000 in the prior year period. The increase in home improvement revenues reflects $5,028,000 from new operations and an increase of $1,346,000 in the same operations as compared to the prior year. Revenue increases principally resulted from increased sales order volume in our bathroom refacing and replacement windows products and higher average selling prices for our products.

Gross profit for the home improvement segment was $24,776,000, or 53.8% of related segment revenues for 2002, as compared to $22,392,000, or 56.4% of segment revenues in the prior year period. The decrease in home improvement gross profit margin as a percentage of revenues is primarily due to a higher mix of lower margin products sold, and an increase in operating costs resulting from start up operations and production management expenses related to our RbA operations.

Branch operating expenses were $1,995,000, or 4.3% of segment revenues, as compared to $1,478,000, or 3.7% of segment revenues for 2002 and 2001, respectively. The increase in branch operating expenses principally reflects increased operations from acquisitions, our entry into new markets and our RbA operations.

Marketing expenses for home improvement operations were approximately $9,311,000, or 20.2% of segment revenues in 2002, as compared to $7,582,000, or 19.1% of revenues for the prior year period. Marketing expenses were 19.3% of new sales orders in 2002, as compared to 19.6% in the prior year.

The increase of marketing expense as a percentage of segment revenues is principally due to our operating cycle and timing in which marketing costs are expensed and revenues are recognized. We have reduced our telemarketing activities and increased our utilization of other media sources to generate prospective customer leads. The media sources we utilize are generally more costly than telemarketing activities and result in an increase in the cost to acquire a new customer. Media sources also generally result in higher sales efficiencies than telemarketing. As a result of these sales efficiencies, marketing costs as a percentage of new sales orders declined as compared to the prior year.

Sales expenses were $8,376,000, or 18.2% of segment revenues for 2002, as compared to $6,293,000, or 15.9% of segment revenues in the prior year period. The increase in the dollar amount of sales expenses is principally the result of increased sales commissions on higher revenues, and growth in our operations. The increase in sales expenses as a percentage of segment revenues is principally due to increases in sales personnel costs and sales management salaries.

License fees were $826,000, or 1.8% of segment revenues for 2002, as compared to $875,000, or 2.2% of segment revenues in the prior year. The decrease in license fees is due to a lower amount of our sales under the Century 21-brand.

General and administrative expenses were approximately $4,046,000, or 8.8% of segment revenues for 2002, as compared to $3,549,000, or 8.9% of segment revenues in the prior year period. In addition to new operations, we incurred increased costs related to insurance, benefits, travel and investor relations expenses.

Consumer Finance Segment

We established our consumer finance business following our acquisition of FCC in October 2001.

Revenues from this segment were $4,208,000 for 2002, including $3,187,000 from portfolio sales and $1,021,000 from servicing fees and interest income earned on finance receivables. Revenues in the prior year period were $793,000, reflecting revenues from the date of the acquisition through the end of 2001.

All expenses associated with acquiring, servicing and selling RIO portfolios of our consumer finance segment are included in operating expenses and consequently gross profit from consumer financing operations is equal to its revenues.

General and administrative expenses were $2,533,000 for 2002 and $583,000 for 2001, reflecting expenses of the business from the date of acquisition through the end of 2001.

Results of Operations for year ended December 31, 2001 as compared to the year ended December 31, 2000.

	(In thousands)
	Year ended December 31,
	2001			2000
	Home Improvement	Consumer Finance	Consolidated	Home Improvement	Consumer Finance	Consolidated
Consolidated:
Revenues	$39,694	$793	$40,487	$37,654	—	$37,654
Cost of goods sold	17,302	—	17,302	17,069	—	17,069

Gross profit	22,392	793	23,185	20,585	—	20,585
Operating expenses:
Branch operating	1,478	—	1,478	1,424	—	1,424
Sales and marketing	13,875	10	13,885	12,842	—	12,842
License fees	875	—	875	772	—	772
General and administrative	3,549	583	4,132	2,929	—	2,929

Operating income (loss)	2,615	200	2,815	2,618	—	2,618
Interest expense	95	22	117	218	—	218
Other income	139	—	139	124	—	124

Income before income taxes	2,659	178	2,837	2,524	—	2,524
Income tax	1,040	70	1,110	440	—	440

Net income	$1,619	$108	$1,727	$2,084	—	$2,084

Our consolidated revenues increased approximately $2,833,000, or 7.5%, to $40,487,000 for 2001 as compared to $37,654,000 for 2000. Income before income taxes was approximately $2,837,000 for 2001, an increase of 12.4% from $2,524,000 for 2000. Consolidated net income for 2001 was $1,727,000 as compared with $2,084,000 for 2000. We believe that income before income taxes is a better comparison of our 2001 to 2000 operations because of a lower effective income tax rate in the prior year period resulting from a tax-net operating loss carry forward.

Revenues from our home improvement segment were $39,694,000 for 2001, as compared to $37,654,000 for 2000. The increase in revenues reflects a combination of increased sales order volume in our bathroom refacing and replacement windows products, higher average selling prices resulting from an increase in general price levels, and reduction in the cycle time to complete installation of sales orders. New sales orders were $38,610,000 for 2001, as compared to $37,669,000 in the prior year. Following the tragedy of the September 11, 2001 attack on the World Trade Center, sales orders were initially adversely affected. Backlog of sales orders to be installed was $4,637,000 at December 31, 2001, as compared to $5,474,000 at December 31, 2000.

Revenues from our consumer finance segment were $793,000 for 2001, including $580,000 from portfolio sales and $213,000 from servicing fees and interest income earned on finance receivables.

Gross profit for the home improvement segment was $22,392,000, or 56.4% of related segment revenues for 2001, as compared to $20,585,000, or 54.7% of revenues in the prior year period. The increase in home improvement gross profit margin as a percentage of revenues is primarily due to process enhancements and material yields in our manufacturing and installations operations, as well as higher average selling prices resulting from an increase in general price levels.

Expenses associated with acquiring, servicing and selling installment sales contract portfolios of the consumer finance segment are included in operating expenses and consequently gross profit from consumer financing operations equals its revenues.

Consolidated operating expenses were approximately $20,370,000, or 50.3% of consolidated revenues for 2001, as compared to $17,967,000, or 47.7% of revenues in the prior year period. Operating expenses consist of branch operating expenses, sales and marketing expenses, license fees and general and administrative expenses.

Branch operating expenses were $1,478,000, or 3.7% of segment revenues as compared to $1,424,000, or 3.8% of segment revenues for 2001 and 2000, respectively.

Marketing expenses for home improvement operations were approximately $7,582,000, or 19.1% of segment revenues for 2001, as compared to $6,731,000, or 17.9% of revenues for the prior year, and were 19.1% and 17.9% of new sales orders respectively. The increase of marketing expense as a percentage of segment revenues and new sales orders is principally due to lower sales efficiencies combined with a higher cost to acquire a new customer lead as compared to the prior year.

Sales expenses were $6,293,000, or 15.9% of segment revenues for 2001, as compared to $6,111,000, or 16.2% of revenues in the prior year. The increase in the dollar amount of sales expenses reflects increased sales commissions on higher revenues, as well as increased sales management salaries.

License fees were $875,000, or 2.2% of home improvement segment revenues for 2001, as compared to $772,000, or 2.0% of revenues in the prior year. The increase in license fees is due to the mix of the business sold under the Century 21-brand as compared to that sold under our Facelifters and Cabinet Clad brand names.

General and administrative expenses were approximately $4,132,000, or 10.2% of consolidated revenues for 2001, as compared to $2,930,000 or 7.8% of revenues in the prior year. The increase in general and administrative expenses reflects increases in employee related expenses, including salaries, bonuses and health benefits, and increased insurance, legal and accounting fees associated with operating as a publicly held entity. General and administrative expenses related to the finance segment were approximately $583,000 for 2001.

Interest expense increased from the prior year period principally resulting from borrowing under a line of credit utilized by the finance segment to purchase RIO portfolios.

Income taxes were $1,110,000 for 2001, as compared to $440,000 for 2000. Income taxes in 2000 included a tax benefit associated with the realization of our net operating loss carry forward.

Liquidity and Capital Resources

We have historically financed our liquidity needs through a variety of sources including cash flows from operations, borrowing under bank credit agreements and proceeds from the sale of common and preferred stock. At September 30, 2003, we had $3,305,000 in cash.

Cash generated from operations was $3,732,000 for the nine month period ended September 30, 2003, and $899,000 for the prior year nine month period. Cash generated from operations in the nine month period ended September 30, 2003, includes approximately $1,170,000 of cash generated from the sale of RIOs, net of RIOs purchased for resale, as compared to cash utilized of $2,074,000 in the prior year nine month period. Excluding these amounts, cash generated from operations was $2,562,000 and $1,175,000, respectively. Cash generated from operations for 2002, 2001 and 2000 was $1,752,000, $1,829,000, and $2,292,000, respectively.

We have historically paid for our acquisitions with a combination of cash and the issuance of common stock. During the nine months ended September 30, 2003, we made one acquisition. In August 2003, we acquired certain assets of a Portland, Oregon based home remodeler company for $110,000, consisting of $60,000 in cash and issuance of 4,700 shares of our common stock valued at $50,000. Net cash utilized for acquisitions in the nine month period ended September 30, 2002 was $116,700. During 2002 and 2001, we utilized $2,409,000 and $2,528,000 for acquisitions, respectively.

During the nine months ended September 30, 2003, we utilized approximately $1,162,000 of cash for capital expenditures principally consisting of machinery and equipment, leasehold improvements, and computer hardware and software. Of this amount, approximately $575,000 was used for the establishment of our regional deck sales, manufacturing and installation center in Glen Mills, Pennsylvania. This facility, which opened in October 2003, serves The Home Depot customers in the greater Philadelphia area and central New Jersey region under our deck sales and installation agreement with The Home Depot.

At September 30, 2003, we had the following amounts outstanding under our credit and debt agreements:

Revolving Credit Facility – DZ Bank	$27,128,000
Note payable – First Savings Bank	$2,600,000
Revolving Line – Frost Bank	$3,894,000
Line of Credit – Frost Bank	$410,000
Term Loan – Frost Bank	$710,000
Mortgage – GE Capital	$2,058,000
Other notes payable	$223,000

To facilitate the change in our consumer finance subsidiary’s business model from selling portfolios of RIOs to a buy and hold strategy, in February 2003, we entered into a $75 million credit facility agreement with Autobahn Funding Company LLC and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main as agent. The credit facility is a five-year program in which Autobahn funds loans made to us through the issuance of commercial paper.

The credit facility is restricted to the purchase and financing of RIOs, and is secured by the RIOs purchased under the credit facility. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and FCC is required to provide the remaining 10%. The credit facility is secured by the outstanding RIOs.

Among other provisions, the credit facility requires each advance under the facility be an amount not less than $250,000 which will be funded by the issuance of commercial paper at various terms with interest payable at the rate of the issuer’s then current commercial paper rate plus 2.5%, and if the Excess Spread, as that term is defined in the credit facility, is less than a specified level, we are required to deposit funds into a sinking fund account, or purchase specified rate caps or other interest rate hedging instruments, to hedge to the extent possible the interest rate exposure of the lender. Pursuant to the terms of the credit facility, we were required to pay the agent’s fees and expenses, including a structuring fee in the amount $375,000, to complete the transaction. Including these fees, transaction costs were approximately $790,000 and are being amortized to interest expense over the term of the agreement.

In June 2003, we purchased from Bank One, N.A. a $23,098,000 portfolio of RIOs for approximately $24,276,000, including accrued interest of $218,000 and premium of $960,000. We had previously sold the purchased RIOs to Bank One under prior loan purchase and servicing agreements with no contemplation or intent at the time of sale to repurchase the loans. We purchased the portfolio in order to increase our portfolio size and reduce the transition time for our consumer finance business to return to profitability as a result of the change in our business model. In July 2003, we purchased an additional $658,000 portfolio of RIOs from Bank One, N.A. for a net purchase price of $545,000.

The RIO portfolio purchases were financed through a combination of a loan from First Savings Bank, or FSB, and the utilization of our credit facility. Since the maximum advance under the credit facility is 90% of the outstanding balance of the RIOs, to facilitate our required participation in the transaction, we obtained a $4 million loan from FSB. Interest on the FSB loan is at a fluctuating rate equal to the prime rate of interest for commercial borrowing published from time to time by The Wall Street Journal. Interest is payable monthly beginning on June 23, 2003 and continuing each month thereafter until May 23, 2004 when the outstanding principal is due and payable. Subsequent to the initial RIO portfolio purchase, we sold approximately $5 million of RIOs. Proceeds from the sale were utilized to pay down the FSB loan and the credit facility. One of our directors, Donald A. Buchholz, is a director of FSB and its parent. The FSB loan is guaranteed and secured by a limited partnership in which Mr. Buchholz’ daughter’s children’s trust and daughter-in-law are limited partners. In consideration of the guaranty and collateral provided by that limited partnership, we pay the limited partnership a monthly fee equal to the difference between 14% and the prime rate on the outstanding principal of the FSB loan.

On May 30, 2003, we entered into a loan agreement with Frost National Bank. The loan agreement includes a $5 million revolving line, a $2 million line of credit, and a term loan in the amount of $775,000. Simultaneous with the execution of the Frost loan agreement, all of our prior credit agreements with Frost Bank were terminated and our outstanding balances from the then existing Frost loans were refinanced under the new Frost loan agreement.

The Frost revolving line allows borrowings up to $5 million for the purchase of RIOs. Subject to the $5 million credit limit, the maximum advance under the Frost revolving line is 90% of the outstanding principal balance of eligible RIOs. We are required to pay down the Frost revolving line if we sell any of the RIOs pledged as security under the revolving line, including RIOs refinanced under our $75 million credit facility, or if the borrowing base is less than the outstanding principal balance under the Frost revolving line. Interest on the Frost revolving line is payable monthly at LIBOR plus 2.6%. The Frost revolving line matures May 30, 2004, at which time any outstanding principal and accrued interest is due and payable. The Frost revolving line is secured by substantially all of our assets, and we and our subsidiaries are guarantors. At September 30, 2003, we had outstanding borrowings of approximately $3,894,000 under the Frost revolving line, as compared to $2,721,000 outstanding at December 31, 2002, under our prior Frost revolving line.

Prior to entering into our credit facility, we typically held RIOs for less than three months before selling portfolios of RIOs to unrelated financial institutions or insurance companies; therefore any outstanding balance under the Frost revolving line was classified as a current liability. We currently holds RIOs until the first required payment is made by the customer, typically within 30 days, and then sell the RIO portfolios to our subsidiary First Consumer Credit Acceptance, Inc., or FCCA, utilizing our credit facility to refinance and pay down the Frost revolving line. Therefore, we have classified our outstanding obligation under the current Frost revolving line as a long-term obligation.

The Frost line of credit allows borrowings up to $2 million for working capital. Borrowings and required payments under the Frost line of credit are based upon an asset formula involving eligible accounts receivable and eligible inventory. At September 30, 2003, we had outstanding borrowings of $410,000 under the Frost line of credit, with a remaining borrowing capacity of $1,590,000. The Frost line of credit matures May 30, 2004, at which time any outstanding principal and accrued interest is due and payable. Interest on the Frost line of credit is payable monthly at LIBOR plus 2.6%. The Frost line of credit is secured by substantially all of our assets.

The Frost term loan is payable in 48 monthly principal payments of $16,146 plus accrued interest through May 30, 2007. Interest is computed on the unpaid principal balance at LIBOR plus 2.6%. The Frost term loan is secured by substantially all our assets. At September 30, 2003, the outstanding balance of the Frost term loan was approximately $710,000.

In December 2002, we obtained a mortgage in the amount of $2,125,000 from GE Capital Business Asset Funding Corporation which we used for the purchase of our Woodbridge, Virginia wood deck warehousing, manufacturing and office facilities. The mortgage is secured by this property. Interest on the mortgage is 7.25% and the mortgage is subject to a prepayment premium. The mortgage is payable in monthly principal and interest payments of $19,398 through January 1, 2018.

Our credit and loan facilities contain covenants, which among other matters, (1) limit our ability to incur indebtedness, merge, consolidate and sell assets; (2) require us to meet certain ratios related to tangible net worth, debt to cash flows and interest coverage, and (3) limit us from paying cash dividends on common stock.

We believe that we will have sufficient cash and borrowing capacity under our credit and loan facilities to meet our anticipated working capital needs for our current operations over the next twelve months, and that such capacity, together with the proceeds from this offering, will be adequate to fund our business strategy, including the expansion of our operations under the agreements with The Home Depot. We may, however, have additional opportunities to grow our relationships with strategic partners which could cause us to require additional capital to fund this expansion. If we issue additional equity securities, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we borrow money, we may incur significant interest charges which could adversely affect our profitability. Holders of debt or preferred securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we are unable to secure additional capital on favorable terms it could negatively impact our growth strategy or results of operations.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002, and SFAS No. 146, Accounting for Costs Associated with Exit on Disposal Activities, which is effective for exit or disposal activities initiated after December 31, 2002. We adopted these statements effective January 1, 2003. There was no effect on our financial statements related to this adoption.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Entities. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements for entities established prior to January 31, 2003 will apply in the interim period ending after December 15, 2003. We are still determining the impact, if any, that FIN No. 46 will have on our financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 on July 1, 2003, will not have a significant impact on our financial statements.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Note 2 to the Consolidated Financial Statements included elsewhere herein includes a summary of the significant accounting policies and methods used by us in the preparation of our financial statements. We believe the following critical accounting policies affect our more significant estimates and assumptions used in the preparation of our consolidated financial statements. We believe the following critical accounting policies affect our more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Allowance for Doubtful Accounts

We provide an allowance for doubtful accounts receivable based upon specific identification of problem accounts, expected future default rates and historical default rates. If the financial condition of our customers were to deteriorate, resulting in impairment in their ability to make payments, additional allowances may be required.

Inventory

Inventory (consisting of raw materials and work-in-process) is carried at the lower of cost (determined by the first-in, first-out method) or market. We provide a reserve for lower of cost or market and excess, obsolete and slow moving inventory based on specific identification of problem inventory products, expected sales volume, historical sales volume and trends in pricing. If any estimates were to change, additional reserves may be required.

Finance Receivables Held for Sale

Finance receivables held for sale consist of RIOs purchased from select remodeling contractors. RIOs held for sale are typically held less than three months before portfolios of RIOs are accumulated and sold. Finance receivables held for sale are carried at the lower of cost or estimated market value as determined by outstanding purchase commitments from investors. At September 30, 2003, we had $517,000 RIOs held for sale.

Finance Receivables Held for Investment and Loan Losses

Finance receivables held for investment consist of RIOs purchased from select remodeling contractors. Finance receivables held for investment are stated at the amount of the unpaid obligations adjusted for unamortized premium or discount and an allowance for loan losses, as applicable. At September 30, 2003, interest rates on Finance Receivables Held for Investment range from 6.0% to 16.5% with a weighted average interest rate of 14.6% and an average term of approximately 100 months. Net unamortized premium (discount) was approximately $182,000 and ($64,000) at September 30, 2003 and December 31, 2002, respectively.

The accrual of interest on RIOs is discontinued when the loan is 90 days or more past due. A loan is placed back on accrual status when both interest and principal are current. At September 30, 2003, we had approximately $58,000 of loans on non-accrual status. There were no loans or non-accrual as of December 31, 2002.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to recover all amounts due according to the terms of the RIOs. An allowance for loan loss is established through a provision for loan losses charged against income. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the RIOs in light of historical experience and adverse situations that may affect the obligors’ ability to repay. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Loans deemed to be uncollectible are charged against the allowance when management believes that the payments cannot be recovered or recovered from other sources. Subsequent recoveries, if any, are credited to the allowance. Allowance for loan losses on Finance Receivables Held for Investment at September 30, 2003 and December 31, 2002 was approximately $198,000 and $7,000, respectively. If our loss experience were to deteriorate, additional reserves may be required. Additionally, increased reserves will be required as and to the extent our portfolio of RIOs increases.

Revenue Recognition

Contract revenue is recognized upon completion of installation and acceptance of each home improvement contract. Cost of goods sold represents the costs of direct materials and labor associated with installations and manufacturing costs, including shipping and handling costs.

We recognize revenues from sales of portfolios of RIOs upon each portfolio sale equal to the sale amount less the cost of the purchased portfolio. During the period in which we hold or accumulate portfolios of RIOs, we earn finance charges on the outstanding balance of the RIO. Finance charges earned on RIOs are recognized on the interest method and include appropriate amortization of premium or discount. Fees earned for collection and servicing of certain portfolios of RIOs sold are included in Other Revenues in our consolidated financial statements.

Goodwill

The purchase price allocations related to our acquisitions were performed in accordance with Financial Accounting Standards Board Statement No. 141, “Business Combinations” and Statement No. 142, “Goodwill and Other Intangibles”. In accordance with these statements, goodwill is not amortized to expense, however we are required to analyze goodwill for impairment on a periodic basis. If we were to determine that an impairment existed, we would be required to record a charge to expense to write goodwill down to its fair value.

Quantitative And Qualitative Disclosures About Market Risk

We are subject to financial market risks from changes in short-term interest rates since a substantial amount of our debt contains interest rates which vary with interest rate changes in the prime rate or LIBOR. Based on our current aggregate variable debt level, we believe that these rates would have to increase significantly for the resulting adverse impact on our interest expense to be material to our results of operations.

Our credit facility requires each advance under the facility to be an amount not less than $250,000 with interest payable at the current commercial paper rate plus 2.5%. Consequently, in the future, our exposure to these market risks will increase with the anticipated increases in the level of our variable rate debt. The RIOs underlying the credit facility contain fixed-rate interest terms. If the Excess Spread, as that term is defined in the credit facility, is less than a specified level, we are required to deposit funds into a sinking fund account, or purchase specified rate caps or other interest rate hedging instruments, to hedge to the extent possible the interest rate exposure of the lender.

BUSINESS

Overview

We are a leader in the manufacture, design, sale and installation of custom quality, specialty home improvement products and a provider of financing services to customers of residential remodeling contractors throughout the United States. We had revenues of $50.3 million for the year ended December 31, 2002, and $56.5 million for the nine months ended September 30, 2003. We grew revenues at a compound annual growth rate of 15% during the three year period ended December 31, 2002. Our home improvement segment reported revenues of $46.1 million and $53.8 million for the year ended December 31, 2002, and the nine months ended September 30, 2003, respectively, while our consumer finance segment generated revenues of $4.2 million and $2.8 million during the same time periods.

Home Improvement

We manufacture, design, sell and install kitchen, bath and window remodeling products and wood decks through our home improvement segment.

Kitchen, Bath and Windows. Our kitchen, bath and window product line includes replacement kitchen and bathroom cabinetry and cabinet refacing products, countertops, other related products utilized in kitchen and bathroom remodeling, and replacement windows. Our products are marketed directly to consumers through a variety of media sources under nationally recognized brands, The Home Depot At-Home Services, The Home Depot Cabinet Refacing, Century 21 Home Improvements, and Renewal by Andersen, and our brands, Facelifters and Cabinet Clad. We operate 18 kitchen, bath and window sales and installation centers in 12 states serving 13 major metropolitan areas and maintain a marketing center in Boca Raton, Florida. Our cabinet refacing products, custom countertops, and bathroom cabinetry are manufactured in our Charles City, Virginia facility.

In August 2003, we announced a one-year pilot program with The Home Depot whereby we will be the exclusive provider of kitchen cabinet refacing products and related installation services in over 220 The Home Depot stores in designated markets in California, Oregon, Washington and Colorado. The Home Depot will assist us with the marketing of our kitchen cabinet refacing products in its stores by including them in its At-Home Services program. We currently operate sales and installation centers in Los Angeles, California, Denver, Colorado and Portland, Oregon. We will utilize these existing facilities as well as open new facilities in order to adequately service the markets assigned to us in the pilot program. Our first installations under this pilot program occurred in December 2003.

Wood Decks. Our wood deck product line includes wood decks and related accessories. We believe that we are the only company in the United States that has developed and applied the concept of modular designed, pre-engineered, factory built, quality decks that are typically installed in one day. Our deck products are marketed directly to consumers through a variety of media sources, selected neighborhood canvassing programs, and in-store displays in The Home Depot stores where our products and services are sold. Our decks and installation services are marketed under our USA Deck-Designer Decks brand and The Home Depot At-Home Services brand. We operate four wood deck sales centers, two of which also serve as manufacturing facilities, that collectively serve six Mid-Atlantic markets. We manufacture the components for our decks utilizing non-arsenic pressure-treated lumber at our Woodridge, Virginia and Glen Mills, Pennsylvania facilities.

In August 2003, as a result of the successful completion of a pilot program with The Home Depot in selected Mid-Atlantic markets, we amended our wood deck sales and installation agreement with The Home Depot to add new markets and to extend the term of the agreement to October 2005. Pursuant to the amended agreement, we will sell, furnish and install wood deck systems to The Home Depot customers in over 200 The Home Depot stores in the metropolitan areas of Washington, D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia, Boston, Massachusetts, Hartford, Connecticut and the states of New Jersey and Pennsylvania. We plan to open additional wood deck sales, manufacturing and installation facilities to service The Home Depot customers in the new markets we serve.

Consumer Finance

We operate within a niche market of the home improvement consumer finance industry. We purchase retail installment obligations, or RIOs, from select residential remodeling contractors throughout the United States, including RIOs originated by our own home improvement operations. The availability of this financing program provides our home improvement operations with a consistent and reliable financing source and enables us to offer a broad range of credit products to our customers and other residential remodeling contractors. As of December 1, 2003, our RIO portfolio was approximately $36.5 million and our average RIO balance was approximately $6,500 with a weighted average maturity of 109 months.

During the first quarter of 2003, we changed our business model to implement a strategy of buying and holding RIOs rather than packaging them for sale to credit institutions. We believe this new strategy will provide us with greater earnings potential in the long-term since we will earn finance charges for the term of the RIO, as opposed to the lesser, one-time premium that we previously earned upon the sale of the RIOs. To facilitate this change, in February 2003, we entered into a $75 million secured credit facility. The credit facility provides us with a capital source to expand our consumer finance business by increasing the amount of RIOs financed for customers of our existing residential remodeling contractors and by originating relationships with new contractors. As the lender in these RIO financings, we have the flexibility to offer sales-enhancing credit programs to our home improvement customers as well as the customers of our other residential remodeling contractors. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and we are required to provide the remaining 10%.

Our Competitive Strengths

We believe the following competitive strengths are critical to our success:

We Have a Leading Position in a Fragmented Industry

We are a leader in the highly fragmented, residential remodeling industry. In 2003, we were recognized by Qualified Remodeler, a leading industry publication, as the third largest remodeler in the United States in terms of revenue. Our resources allow us to offer a full range of competitively priced, high quality specialty products and reliable and timely installation services. We believe that our large size as compared to our small local competitors adds credibility to our sales effort. We further believe that our size and industry-leading position was instrumental in the development of our relationship with The Home Depot and will continue to be important as this relationship develops. As we continue to grow, we believe that we will achieve economies of scale, including increased manufacturing utilization, enhanced purchasing power, wider advertising distribution and administrative overhead efficiencies.

Our Products and Services Are Well Positioned in the Residential Remodeling Industry

We believe that our products and services are well positioned within the residential remodeling industry and target some of the most popular residential remodeling projects. According to a 2001 National Association of Home Builders survey, residential kitchen and bathroom remodeling were the two most popular remodeling jobs completed in the United States in 2000. Additionally, window replacement and deck construction projects are also cited as highly desirable remodeling projects. We believe that consumers place a high value on these remodeling projects for both aesthetic reasons and perceived recoupment of cost.

Our Strategic Alliances Add Credibility and Brand Name Recognition to Our Products and Services

Our strategic alliances with The Home Depot, Century 21, and Renewal by Andersen are key drivers in our direct sales and marketing campaign. Due to the fragmented nature of the residential remodeling market, consumers are faced with a wide variety of remodeling options without significant information on which to base their contracting decision. We believe that our well recognized brands lend credibility to our products and services and provide name recognition that assists the consumer in his decision making process. Our relationship with The Home Depot allows us to leverage one of the strongest brands in the home improvement industry and provides a new distribution channel for our products and services.

We Offer Our Customers a Single Source Residential Remodeling Solution

By offering sales, manufacturing, installation, warranty, repair and financing services with respect to our products, the consumer is provided with a turnkey solution enabling him to address all of his needs before, during and after completion of the home improvement process. Additionally, unlike many of our competitors, our consumer finance business allows us to provide a financing solution directly to our customers. We believe our turnkey remodeling solution enhances our customers’ residential remodeling experience and satisfaction.

We Have a Strong and Experienced Management Team

Our senior management team includes six individuals averaging over 22 years in the home improvement industry. Murray H. Gross, our Chairman, President and Chief Executive Officer, Peter T. Bulger, our Vice President and Chief Operating Officer, and Steven L. Gross, our Vice President of Marketing, each has been employed by us since January 1997. Our Chief Financial Officer, Secretary and Treasurer, Robert A. DeFronzo, has been employed by us since December 1997. Daniel A. Betts and James D. Borschow have been key additions through acquisitions. Mr. Betts, president and founder of USA Deck, is a recognized leader in the deck installation industry. Mr. Borschow has served as president of First Consumer Credit, Inc., or FCC, since its inception in 1995 and has extensive experience in the home improvement consumer finance industry.

Our Business Strategies

Our objective is to grow our home improvement and consumer finance businesses. We intend to pursue this objective through the following business strategies:

Expand Our Product Distribution and Grow Our Business Through Our Relationship with The Home Depot

We market and sell our wood decks and kitchen refacing solutions to The Home Depot customers in selected markets. We will offer our wood deck products and services in over 200 Northeastern and Mid-Atlantic stores. Under our kitchen cabinet refacing pilot program with The Home Depot, we will be the exclusive provider of kitchen cabinet refacing products and related installation services in over 220 stores in California, Oregon, Washington and Colorado. We believe that our relationship with The Home Depot enhances our growth potential and provides us with a new distribution channel for our products. By combining the brand name recognition and distribution presence of The Home Depot with our manufacturing and installation programs, we believe that we have the opportunity to profitably grow sales of wood deck and kitchen cabinet refacing solutions. We will continue to seek opportunities to expand our relationship with The Home Depot into new geographic markets and to add new products in our The Home Depot distribution channel.

Build Market Share in New Markets

During the next 18 to 24 months, primarily based on our agreements with The Home Depot, we plan to expand our presence in the Mid-Atlantic and Northeastern states with our deck products and to expand into California, Oregon, Washington and Colorado with our kitchen cabinet refacing and related products. As we enter new kitchen cabinet refacing markets under The Home Depot name, we may also look to offer other non-competing specialty home improvement products under our own brands. We will seek other opportunities to enter new markets where we do not service The Home Depot through strategic acquisitions or organic growth.

Grow Our Consumer Finance Segment

We recently changed our business model to implement a strategy of holding RIOs that we purchase from select residential remodeling contractors rather than packaging them for sale to credit institutions. This new strategy will provide us with the opportunity to earn finance charges for the term of the RIO, as opposed to the lesser, one-time premium that we previously earned upon the sale of the portfolios. We executed on this strategy by entering into a $75 million secured credit facility that has enabled us to accumulate approximately $36.5 million of RIOs at December 1, 2003. We believe this credit facility will allow us to further expand our consumer finance business by increasing the amount of RIOs financed for customers of our existing residential remodeling contractors and by originating relationships with new contractors. As the lender in these RIO financings, we have the flexibility to offer sales-enhancing credit programs to our home improvement customers as well as the customers of our existing residential remodeling contractors.

Pursue and Successfully Integrate Strategic Acquisitions

We believe that an opportunity exists to acquire related and complementary businesses. The residential remodeling industry is characterized by a proliferation of small local competitors, a need for growth capital, and a potential for significant economies of scale. We will seek acquisition candidates that enhance our efforts to execute our business strategies by offering us entry into new markets, complementing or adding to our existing products and services, or providing us with additional distribution channels. We will also seek acquisition candidates that provide us with manufacturing, marketing and revenue synergies. Since 2001, we have made several acquisitions, the most significant of which were FCC and USA Deck. We believe our expansion through acquisitions has been managed and controlled, and each acquisition has been effectively integrated into our operations.

Home Improvement Segment

Industry Overview

The majority of our operations fall under the broadly defined home improvement industry. According to the National Association of Home Builders, the remodeling industry is a highly fragmented $150 billion industry. A 2003 study by the Joint Center for Housing Studies of Harvard University states that there are more than 200,000 firms and 600,000 self-employed remodelers that derive most of their revenue from remodeling jobs. According to the 2003 Qualified Remodeler Top 500 list, we are the third largest remodeler in the United States in terms of revenue.

We believe remodeling and replacement activity most often occurs within the first year of purchase of a home and is impacted greatly by the age of the property. Consequently, the increase of primary and secondary home ownership, as well as increased housing turnover are two key economic factors driving the industry. Total annualized housing turnover has remained above 6,000,000 units for the past three years. This strength in the housing market has resulted in a home ownership rate of 68%.

Within the home improvement industry our business segments operate in a number of sub-sectors. A brief overview of each follows:

•	Kitchen and Baths. According to a 2001 National Association of Home Builders’ survey, kitchen and bathroom remodeling were the two most popular remodeling jobs completed in 2000. The domestic kitchen and bath cabinet industry represents approximately $10 billion in annual wholesale revenue with housing activity considered the most critical economic factor affecting cabinet sales. Remodeling of existing homes is estimated to account for approximately 70% to 75% of the cabinet industry’s volume, with new home construction accounting for the remainder.

•	Replacement Windows. The replacement window market is a sub-segment of the approximately $9 billion U.S. window industry. Replacement windows provide consumers with a cost-efficient window remodeling option.

•	Wood Decks. Annual sales of residential decking totaled approximately $3.4 billion, or approximately 4.9 billion board feet of lumber in 2002. According to a November 2003 report of The Freedonia Group, this market is expected to grow to over 5.5 billion board feet by 2007. The majority of all decks are constructed one to ten years after a home is purchased. Accordingly, there is typically an increased demand for decking in the five-year period following a peak in home sales. After these decks are built, it is expected that the average deck in the United States will be upgraded, remodeled or replaced within eleven years of installation.

Our Home Improvement Business

Products and Services. The following chart and discussion summarizes our product lines and our brands.

Product Lines	Brands(1)
Kitchens	The Home Depot Cabinet Refacing Century 21 Home Improvements Facelifters Cabinet Clad

Bathrooms	Century 21 Home Improvements Facelifters

Windows	Century 21 Home Improvements Renewal By Andersen Facelifters

Wood Decks	The Home Depot At-Home Services USA Deck – Designer Decks

(1) Brands vary by geographical market.

Kitchen Remodeling: Kitchen remodeling includes replacement kitchen cabinetry and kitchen cabinet refacing. Cabinet refacing is a remodeling technique in which existing cabinetry framework is retained but all exposed surfaces are changed. Under our cabinet refacing system, doors, drawers, drawer fronts, and drawer boxes are replaced, all hardware is replaced, and all exposed cabinet surfaces are covered with matching laminate. We also provide laminate and Corian countertops, matching valances, molding, replacement sinks, faucets, add-on or replacement cabinets, space organizers, lazy susans and slide-out shelving. All of our cabinet refacing products, with the exception of Corian countertops, sinks, hardware and faucets, are manufactured in our Charles City, Virginia facility. Cabinet refacing provides consumers with a lower-cost alternative to total cabinet replacement.

Bathroom Remodeling: Our bathroom remodeling products include acrylic tub liners and wall surrounds, vanity cabinetry refacing and replacement vanity cabinets, bowls, faucets, commodes and shower doors. With the exception of the vanity cabinetry refacing and the replacement vanity cabinets, we purchase these bathroom remodeling products from unaffiliated suppliers and perform all installation services.

Replacement Windows: With the exception of the greater Los Angeles market, we purchase our replacement vinyl windows from unaffiliated non-branded suppliers and perform the installation services for our customers. In the greater Los Angeles area, we serve as the exclusive window replacement retailer on an installed basis for Renewal by Andersen. The RbA windows are high quality replacement windows distributed by RbA retail partners in selected markets. We also sell patio doors for Renewal by Andersen.

Wood Decks: We are a leading provider of wood decks and related accessories. We have developed a patented solution for the fabrication and installation of decks and deck enclosures. We believe that we are the only U.S. company that has developed and applied the concepts of modular designed, pre-engineered, factory built, quality decks that are typically installed in one day. We operate a sales, manufacturing and lumber treatment facility in Woodbridge, Virginia and two additional wood deck sales centers collectively serving the Washington, D.C., Baltimore, Maryland; Philadelphia, Pennsylvania; and Richmond and Norfolk, Virginia markets. We also operate a regional sales, manufacturing and installation center in Glen Mills, Pennsylvania to support our wood deck sales to The Home Depot At-Home Services customers in the greater Philadelphia area and central New Jersey region. Our customers, including our The Home Depot customers, are able to choose from one of our 12 Designer Deck models or customize their own deck of choice. We provide extensive warranties, including a one year warranty on workmanship, a three year warranty on structure and a limited-lifetime warranty against rot, decay and termites for our decks.

The major components of a Designer Deck system include:

•	Our Wood-on-Wood Understructure and Foundation: Outdoor decks are exposed to constant “wet to dry” and “freezing to thawing” cycles, which cause expansion and contraction not present in interior construction. These extreme climate-related conditions could cause problems such as cracking, buckling and structural failure when decks are constructed using joist hangers. Using our patented Wood-on-Wood understructure (no metal joist hangers) and pre-cured foundation system, we are able to solve these problems and provide a safe, durable deck for our customers.

•	Invisanail Deck Flooring: Due to our use of pre-engineered and manufactured components, we are able to eliminate unsightly and dangerous nail heads that often rust and rise up from a deck’s surface. We accomplish this through our patented Invisanail fastening technique in which deck modules are nailed and fastened underneath the deck. This unique fastening system eliminates nail head exposure on the surface of a deck, creating a safer and more attractive deck.

Marketing and Sales. We market our home improvement products through a variety of sources including television, direct mail, in-store displays, marriage mail, magazines, newspaper inserts, home shows, selected neighborhood canvassing and telemarketing. We maintain a marketing center in Boca Raton, Florida where we receive in-bound calls in response to our media advertising for kitchen, bathroom and replacement window products, and we make outbound calls to selected prospects who have requested to be contacted. Our marketing center personnel follow prepared scripts and schedule in-home sales presentations.

Although not contractually required to promote or advertise our products, The Home Depot is currently marketing our wood deck and kitchen cabinet refacing products by including them in its At-Home Services program. We provide in-store displays in each The Home Depot store, and in certain markets, we conduct neighborhood canvassing programs. Our deck installation program is advertised in The Home Depot stores on a full sized Designer Deck display with signage, including published pricing and deck details. Additionally, full color, extra large brochures and CD-Rom brochures detailing the 12 Designer Deck models and pricing are made available to The Home Depot consumers. We also provide a Designer Deck product catalog containing detailed information available at the “At-Home Services” kiosk in each store. In addition to this in-store marketing campaign, The Home Depot is supporting a comprehensive direct marketing campaign, which includes door-to-door visits, and advertising in other forms of media. In connection with our kitchen cabinet refacing pilot program, we expect The Home Depot will include our products in similar advertising efforts.

Our sales representatives conduct their in-home sales presentation in accordance with our structured marketing programs. We utilize computer software to monitor responses and sales results of our sales staff, including tabulating results of in-home presentations on a daily basis. Such information provides data upon which we evaluate each direct sales representative’s performance. We continually strive to improve the rate at which our sales professionals convert appointments into sales orders.

Manufacturing and Installation. We manufacture cabinet refacing, custom countertops and bathroom cabinetry products at our 70,000 square foot facility in Charles City, Virginia. To serve our deck customers in the Mid-Atlantic region, we manufacture the components of our deck products at our 45,000 square foot facility in Woodbridge, Virginia. In October 2003, we opened our deck manufacturing center in Glen Mills, Pennsylvania to service The Home Depot customers in the greater Philadelphia area and central New Jersey region. The Glen Mills facility consists of approximately 25,000 square feet, of which 19,000 square feet is dedicated for our wood deck manufacturing operations, with 6,000 square feet utilized as our sales and administration office. We intend to open a new deck manufacturing center in the Boston, Massachusetts area by the second quarter of 2004. During the next 18 to 24 months we anticipate opening additional deck manufacturing centers as well as complementary deck sales facilities to support our roll-out in new markets contemplated by our agreement with The Home Depot.

Kitchen, Baths and Windows: We manufacture our cabinet fronts, laminate countertops, and cabinets faced with high-pressure laminate or thermo foil. We purchase all other products from third-party suppliers.

With the exception of occasional warranty and other service work, independent contractors who meet our qualifications perform substantially all of our kitchen, bath and window installations. Contractors employ their own personnel and are required to maintain their own vehicles, equipment, tools, licenses, workers compensation coverage and general liability insurance. Contractors assume full financial risk in their performance of an installation and enter into a written agreement with us. We issue to our contractors a work order, which specifies all work to be performed pursuant to the sales agreement, for each of our remodeling projects. The contractor can then pick up all necessary materials for the project at our local branch office.

Kitchen, bath and window installations are generally completed within 55 days after a sales agreement is signed, and within three to five workdays from commencement of the installation. Upon completion, the contractor obtains a certificate of completion signed by the customer and returns all documentation and excess materials to us. We pay the contactor upon the satisfactory completion of each job. Fees paid by us to the contractor for an installation are based upon an amount negotiated between the contractor and us.

Wood decks: We have developed a patented system for the fabrication and installation of high quality decks. Included in the manufacturing process are our patented factory built Wood-on-Wood understructure and foundation, our Invisanail deck flooring system, our railing systems manufactured to customers’ specifications and our pre-assembled stairway and accessories product lines. Our deck patents include “Invisanail”, a unique fastening system in which deck modules are nailed from underneath to prevent the checking and cracks that often mar top-nailed decks. In addition, the module deck components we fabricate drop into understructure notches, eliminating the need for metal joist hangers.

Our decks are installed by our employee installation crews, typically comprised of three members. All of our crew members are trained thoroughly prior to performing installations, including completing a seven-part training course covering all aspects of Designer Deck installation. Our unique system of deck manufacturing and installation reduces the need for highly skilled, custom deck carpenters. Rather, we emphasize training professional deck assemblers, a strategy that will enable us to expand into new geographic markets without the higher cost, and often scarcity, of skilled labor.

Deck installations are typically completed within 60 days from the receipt of the order, and usually completed in one day upon commencement of the installation.

Competition. Although we believe we are one of the largest enterprises engaged in the direct marketing of in-home sales and installation of kitchen cabinet and bathroom refacing products, replacement windows and wood decks, we face significant competition in our respective markets. Reputation, price, workmanship and level of service are among the differentiating factors within the industry. We compete with numerous home improvement contractors and home center retailers in each of the markets in which we operate, including Sears, Sam’s Warehouse Club and Lowe’s and, in some markets, The Home Depot. As we implement our business strategy, we anticipate that we will face greater competition from home center retailers who have significantly more capital resources than we have. Increased competition could result in pricing pressures, fewer customer orders, reduced gross margins, loss of market share and decreased demand for our products and services. In addition to home improvement contractors and home centers, competition for our deck products comes from other wood deck producers, both pressure treated and other types, as well as non-wood alternatives, such as composites and plastics.

Raw Materials. We are not dependant upon a single source for our principal raw materials, and such raw materials have, historically, been readily available. Raw materials used in the manufacturing and installation process, including solid surface countertops, are purchased from several suppliers at prices that are periodically negotiated. We believe such materials are, and will continue to be, available from numerous suppliers at competitive prices. We purchase lumber utilized in our lumber treatment and deck manufacturing facility in Woodbridge, Virginia from local suppliers at current market prices which are subject to price fluctuations. We believe that we will be able to purchase an adequate supply of non-arsenic treated lumber from local suppliers at competitive prices in the new markets we enter pursuant to the roll-out of our deck program with The Home Depot.

Seasonality. Our business is subject to seasonal trends. We typically face reduced demand for our home improvement products during the fourth quarter holiday season which negatively impacts our first quarter revenues and results of operations. Our business may also be adversely affected by extreme weather conditions in the markets that we serve.

Consumer Finance Segment

Industry Overview

The home improvement consumer finance industry occupies a niche market that involves extending credit to customers of residential remodeling contractors. Many regional and local banks and other entities extend this type of credit to consumers through various credit programs. Our consumer finance business competes with three general groups of home improvement financing providers: regional and local banks; larger national financial institutions; and specialty/niche companies.

Regional and Local Banks: Regional and local banks represent the largest of the three groups and tend to focus on highly qualified, solid “A” rated customers as measured by the customer’s credit score.

Larger National Financial Institutions: GE Credit and Key Funding, a division of Key Bank, are the major national players in this category, with Key Funding estimated to be the single largest industry participant. The interest rates for these credit products are usually higher than many of the other products in the industry, but are attractive because they are easy to obtain and use.

Specialty/Niche Companies: This category of companies, which includes us, offers a variety of credit products that focus upon a specific segment of the home improvement financing market either by varying rates, product structure, customers, or security. A majority of these companies act as brokers in these transactions by buying the RIOs from the contractors and then reselling them to other financial institutions. This was the model that we employed prior to implementing our current strategy of buying and holding the RIOs.

Our Consumer Finance Business

General. We purchase RIOs from select residential remodeling contractors throughout the United States, including RIOs originated by our own home improvement operations. The availability of this financing program provides our home improvement operations with a consistent and reliable source for our customers’ financing needs and enables us to offer a broad range of credit products to our customers and residential remodeling contractors that may not otherwise be available to them from traditional financing sources.

During the first quarter of 2003, we changed our business model to implement a strategy of holding RIOs we purchase from selected and pre-approved residential remodeling contractors rather than packaging them for sale to credit institutions. We expect this new strategy will provide us with greater earnings potential in the long-term since we will earn finance charges for the term of the RIO, as opposed to the lesser, one-time premium that we previously earned upon the sale of the RIOs. To facilitate this change, in February 2003, we entered into a $75 million secured credit facility. The credit facility provides us with a capital source to further expand our consumer finance business by increasing the amount of RIOs financed for existing residential remodeling contractors and by originating relationships with new contractors. As the lender in these RIO financings, we have the flexibility to offer sales-enhancing credit programs to our home improvement customers as well as the customers of our residential remodeling contractors. The credit facility provides financing for 90% of the amount of eligible RIOs purchased, and we are required to provide the remaining 10%. The credit facility is secured by the RIOs. We only purchase RIOs for owner-occupied single family and multi-family units. We do not purchase loans associated with commercial properties.

Our credit facility restricts us from purchasing RIOs from home improvement contractors unless the contractors meet certain eligibility standards as specified in our credit facility. The RIOs we purchase must also meet certain minimum credit and other underwriting criteria as provided in our credit facility. Additionally, we must provide our lender with a monthly statement reporting the amount of secured and unsecured RIOs, charge offs, delinquencies and other portfolio characteristics. We believe that our compliance with the underwriting, collection and reporting requirements under our credit facility coupled with our internal credit and collection policies provides us with adequate controls to effectively manage credit risks relating to our RIO portfolio.

Prior to obtaining the credit facility, we typically held RIOs for less than three months before selling our portfolio of RIOs to financial institutions under negotiated purchase commitments. We earned a one-time premium upon each sale and, in most cases, retained the collection and servicing of the RIOs for the purchaser. Although our strategy is to now hold RIOs for the remaining term of the obligation, we may sell a portion of our RIOs from time to time as we deem necessary to obtain additional working capital or to pay down our credit facility.

Underwriting and Credit Policies. Prior to the approval for purchase of each RIO, we utilize underwriting criteria primarily based upon a customer’s credit score as reflected on reports issued by several credit reporting agencies. In addition to a customer’s credit and bankruptcy scores, we evaluate job stability, time in residence and, if a secured RIO, property value.

We utilize credit scores generated by several credit reporting agencies as a credit evaluation tool. The credit score allows financial institutions to make credit-related decisions based on the likelihood that the credit obligations of a borrower will be paid as expected. The credit score is a predictive measure that represents the probability that a borrower will timely repay the credit obligation over a given time period and is primarily based on the individual borrower’s credit history.

Although we may have a security interest in the customer’s property, we primarily rely on the creditworthiness of the customer. Our unsecured RIO customers are subject to more stringent underwriting standards and require higher credit scores than our secured RIO customers.

Service and Collection. We historically negotiated commitments with banks, insurance companies and other financial institutions for the sale of our RIO portfolios. In most cases, we retained the collection and servicing of these accounts on behalf of the purchasers. We currently buy and hold RIOs, collecting finance charges and servicing them for the life of the RIO. We believe that our collection and servicing measures and practices provide us with a competitive advantage by enabling us to maintain a low loss profile. Upon receipt of a RIO application from an approved contractor, we thoroughly review all items for accuracy. The customer and the contractor sign a certificate confirming completion of the project and satisfaction of the customer with the associated residential improvement work. We contact every applicant via telephone to independently confirm contract terms and successful project completion.

Portfolio Characteristics. At December 1, 2003, we owned and serviced a RIO portfolio of approximately $36.5 million. Since February 2003, we have experienced $150,169 in loan losses and at December 1, 2003, we had 17 delinquent accounts of 31 days or greater with an aggregate balance of $131,830. At December 1, 2003, the weighted average credit score for our portfolio was 658. We are prohibited under our credit facility from purchasing an unsecured RIO with a credit score less than 640 or a secured RIO with a credit score of less than 580. Our $36.5 million RIO portfolio consists of approximately $8.8 million of RIOs, or 24% of the portfolio, which we purchased from our own home improvement operations. Approximately 75.5% of our portfolio consists of secured RIOs.

As of December 1, 2003, our average RIO balance was approximately $6,500 with a weighted average maturity of 109 months. Our credit facility prohibits us from purchasing a secured RIO with a principal balance of more than $50,000 or a term longer than 240 months or an unsecured RIO with a balance of more than $20,000 or term longer than 180 months.

Marketing and Sales. Sales representatives conduct our principal consumer finance marketing and sales activities. We call on prospective contractors and participate in industry trade shows. We maintain relationships with over 100 home improvement contractors, which generally supply a consistent flow of RIO purchase opportunities. With our current personnel, we believe we have the capacity to handle approximately 30% to 40% more RIOs than our current portfolio level. We plan to further expand our core business by developing new relationships with additional home improvement and remodeling contractors.

Competition. The principal competition in our home improvement consumer finance business comes from regional and local banks, large national financial institutions and specialty companies. Some of our competitors have substantially greater resources than we do.

Environmental and Government Regulations

Generally, our activities and the activities of our sales representatives and contractors are subject to various federal and state laws and regulations and municipal ordinances relating to, among other things, in-home sales, consumer financing, advertising, the licensing of home improvement contractors, zoning regulations, environmental protection, safety and health. Our operations are also subject to a Federal Trade Commission rule, which provides for a “cooling off” period for in-home sales, allowing the buyer to cancel the transaction at any time prior to midnight of the third business day after the date of the sales transaction. All states have a similar version of this rule. Many states have supplemented this rule by extending the time period in which the buyer may cancel. We are also subject to various laws related to telemarketing, including the National Do Not Call Registry which is part of the FTC Telemarketing Sales Rule. We have procedures designed to comply with such laws and regulations. We do not anticipate any difficulty in complying with applicable federal, state or local laws and regulations relating to our home improvement business operations.

Our consumer finance business is subject to various federal and state credit and lending regulations governing installment sales and credit transactions, including the Truth In Lending Act, Real Estate Settlement Procedures Act and the Home Owners Equity Protection Act. We have procedures designed to comply with such laws and regulations. We do not anticipate any difficulty in complying with applicable federal, state or local laws and regulations relating to our consumer finance business.

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of business. We do not believe the amount of ultimate liability with respect to these actions will materially affect our financial position or results of operations.

Facilities

We operate 18 kitchen, bath and window sales and installation centers in 12 states serving 13 major metropolitan areas in the United States and maintain a marketing center in Boca Raton, Florida. We manufacture our kitchen cabinet refacing products, bathroom cabinetry and custom countertops at our Charles City, Virginia facility. We also operate four wood deck sales centers, two of which also serve as manufacturing facilities, that collectively serve the Philadelphia, Pennsylvania, Washington, D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia and central New Jersey markets. In addition to our Woodbridge, Virginia deck manufacturing facility, we maintain a regional wood deck sales, manufacturing and installation center in Glen Mills, Pennsylvania. We maintain our consumer finance business operations in Dallas, Texas and our corporate office in Lewisville, Texas.

We lease all our properties, except for the Woodbridge, Virginia facility, which we own. Our manufacturing facility at Charles City, Virginia, is under a capital lease with a 15-year term with an option to purchase the property at the end of the term for nominal consideration. All of our leases, other than the Charles City facility, are for terms of five years or less.

Employees

At December 1, 2003, we had 675 employees, including 128 employees engaged in marketing activities, 187 sales representatives, 202 manufacturing and installation employees, and 158 management and administrative personnel.

MANAGEMENT

Executive Officers and Directors

The following provides information about our executive officers and directors and their respective ages and positions as of December 1, 2003:

Name	Age	Position(s)
Murray H. Gross	65	President, Chief Executive Officer, Chairman of the Board, and Director
Peter T. Bulger	44	Vice President and Chief Operating Officer
Steven L. Gross	41	Vice President of Marketing
Robert A. DeFronzo	48	Secretary-Treasurer and Chief Financial Officer
Richard B. Goodner	58	Vice President-Legal Affairs and General Counsel
David A. Yoho	75	Director
Ronald I. Wagner	56	Director
Donald A. Buchholz	75	Director
D.S. Berenson	38	Director
Larry A. Jobe	64	Director

Murray H. Gross serves as our President and Chief Executive Officer and the Chairman of our Board of Directors, positions he has held since February 2001. He was elected to the Board of Directors in February 2001. He has been President, Chief Executive Officer, and a director of U.S. Remodelers, one of our wholly owned subsidiaries since its inception in January 1997. Mr. Gross has over 43 years of experience in the home improvement industry. He is the father of Steven L. Gross, our Vice President of Marketing.

Peter T. Bulger serves as our Vice President and Chief Operating Officer, a position he has held since February 2001. He has been a Vice President of U.S. Remodelers since January 1997 and has served as U.S. Remodelers’ Chief Operating Officer since June 1998. He has 17 years of experience in the home improvement industry.

Steven L. Gross serves as our Vice President of Marketing, a position he has held since February 2001. He has been Vice President of Marketing of U.S. Remodelers since its inception in January 1997. He has 16 years experience in the home improvement industry. He is the son of Murray H. Gross.

Robert A. DeFronzo serves as our Secretary and Treasurer and Chief Financial Officer, positions he has held since February 2001. He joined U.S. Remodelers in December 1997 as Chief Financial Officer, Secretary and Treasurer after the acquisition of Reunion Home Services, Inc. where he was Chief Financial Officer. He has 13 years of experience in the home improvement industry.

Richard B. Goodner has served as General Counsel since June 2003 and as Vice President – Legal Affairs since August 2003. From 1997 to June 2003, he was a partner in the Dallas, Texas office of Jackson Walker, L.L.P. He has practiced in the area of corporate and securities law for over 30 years and has represented numerous public and private companies in a range of general corporate and securities matters.

David A. Yoho was elected to our Board of Directors in February 2001, and serves as a member of our Audit Committee. For the past 16 years, Mr. Yoho has been President of Dave Yoho Associates, a business consulting firm active in turnarounds, mergers and acquisitions. As a consultant, he has represented many Fortune 500 companies.

Ronald I. Wagner was elected to our Board of Directors in February 2001, and serves as Chairman of our Compensation Committee. He has 26 years of experience in the home improvement industry. He has been retired since November 1997 from his position as Chairman of the Board of Reunion Home Services, Inc.

Donald A. Buchholz was elected to our Board of Directors in June 2002, and serves as a member of our Audit, Compensation and Nominating Committees. Mr. Buchholz is Chairman of the Board of Directors of SWS Group, Inc., a publicly owned holding company with subsidiaries engaged in providing securities clearing, securities brokerage, investment banking and investment advisory services. He has served as Director and Chairman of the Board of SWS Group, Inc. since August 1991.

D.S. Berenson was elected to our Board of Directors in February 2001. He has been a partner in the Washington, D.C. based law firm of Johanson Berenson LLP since 1999 and has been engaged in the practice of law for the past 13 years. He serves as general and special counsel to multi-national banks, consumer lenders, remodeling contractors and mortgage companies, specializing in a range of business and corporate matters.

Larry A. Jobe has served as a member of our Board of Directors since June 2003 and is Chairman of our Audit Committee and a member of our Nominating Committee. He is Chairman of the Board of Legal Network, Ltd., a company he co-founded in 1993. Legal Network, Ltd. provides litigation support, temporary support staff and contract attorneys to law firms and corporate legal departments. Prior to 1993, Mr. Jobe was the Managing Partner for the Dallas office of Grant Thornton for ten years. He is a certified public accountant.

Our directors serve for a term of one year unless they resign or are removed. Our executive officers are appointed by the board of directors on an annual basis and serve in accordance with the terms of their employment agreements.

Key Management

In addition to our executive officers, the following persons are viewed by us as key management personnel.

James D. Borschow serves as President of First Consumer Credit, Inc., our wholly-owned consumer finance subsidiary. He is 47 and has over 20 years experience in the home improvement consumer finance field. He has served as President of First Consumer Credit since its inception in 1995.

Daniel L. Betts serves as President and Chief Executive Officer of USA Deck, Inc., our wholly-owned subsidiary which is engaged in the sale and installation of pre-engineered wood decks and deck accessory products. Mr. Betts is 49 and has over 27 years experience in the home improvement industry. He has served as President of U.S.A. Deck, Inc. since 1989.

Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid to our chief executive officer and our three other executive officers who received salary and bonus in excess of $100,000 during the referenced periods. In this prospectus, we refer to these four individuals as our “named executive officers.”

Summary Compensation Table

Long-Term Compensation
		Annual Compensation(1)		Securities Underlying Stock Options
Name and Position	Year	Salary	Bonus
Murray H. Gross President, Chief Executive Officer and Chairman of the Board of Directors	2002 2001 2000	$263,000 250,000 220,000	$58,052 94,896 63,365	— 105,000 —

Peter T. Bulger Vice President and Chief Operating Officer	2002 2001 2000	$220,000 210,000 180,000	$58,052 94,896 50,365	— 75,000 —

Steven L. Gross Vice President of Marketing	2002 2001 2000	$147,000 140,000 120,000	$48,377 79,080 41,965	— 50,000 —

Robert A. DeFronzo Secretary, Treasurer and Chief Financial Officer	2002 2001 2000	$126,000 120,000 105,000	$29,025 47,448 35,230	— 25,000 —

(1)	The referenced individuals received personal benefits in addition to salary and bonuses. The aggregate amount of such personal benefits, however, did not exceed the lesser of $50,000 or 10% of their total annual salary and bonus.

Employment Agreements

We have employment agreements with each of Murray H. Gross, Peter T. Bulger, Steven L. Gross, Robert A. DeFronzo and Richard B. Goodner. Except for annual salaries which are unique to each executive officer, the terms of our executive officers’ employment agreements are substantially similar.

Our employment agreements with our executive officers are for a one year initial term; provided, that six months prior to the first anniversary of the employment agreement, and each anniversary thereafter, the employment agreement will automatically be extended for an additional year unless we notify the executive officer of our intent not to extend the agreement. If an executive’s employment agreement is terminated by us for cause or by the executive without good reason, the executive will not be entitled to severance pay. If we terminate the executive without cause, the executive will be entitled to severance pay equal to one year’s salary. If the executive’s employment with us is terminated by us following a change in our control for any reason within five years of such change in control or by the executive within one year of such change in control, then the executive is entitled to severance pay equal to one year’s salary. Our executives are entitled to receive bonuses and other incentive compensation as determined by our compensation committee.

Option Grants in Last Fiscal Year

We did not grant to any of our named executive officers during the fiscal year ended December 31, 2002, any stock options to purchase our common stock.

Option Exercise and Holdings

The following table sets forth information regarding the exercise of stock options by the named executives during 2002 and the exercisable and unexercisable stock options held as of December 31, 2002 by these officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In- the-Money Option at Fiscal Year-End(1)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Murray H. Gross(3)	—	—	69,301	35,699	$92,863	$47,837
Peter T. Bulger(4)	—	—	50,000	25,000	85,000	42,500
Steven L. Gross(4)	—	—	33,334	16,668	56,668	28,336
Robert A. DeFronzo(4)	—	—	16,500	8,500	28,050	14,450

(1)	Value of unexercised in-the-money options at December 31, 2002, is calculated based on the fair market value of our common stock on December 31, 2002, of $5.30 per share less the option exercise price. Under SEC rules, an option was “in-the-money” on December 31, 2002, if the exercise price was less than $5.30.
(2)	All of the outstanding options expire on April 23, 2011, except for options granted to Murray Gross, which expire on April 23, 2006.
(3)	The exercise price of these options is $3.96 per share.
(4)	The exercise price of these options is $3.60 per share.

Director Compensation

Each non-employee director receives $500 for attendance at each telephonic meeting of the board of directors, and $1,000 plus reasonable travel expenses for each personal attendance at a meeting of the board of directors. We do not compensate employee directors for attendance at board of directors’ meetings or committee meetings. From time to time our directors have received stock option grants.

Board of Directors and Executive Officers

Our executive officers are appointed by the board of directors on an annual basis and serve in accordance with the terms of their employment agreements. Other than the father and son relationship between Murray H. Gross and Steven L. Gross, there are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

Our board of directors has established three standing committees to assist with its responsibilities: an audit committee, a compensation committee, and a nominating and governance committee.

Audit Committee. Our audit committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditor. The members of our audit committee are Larry A. Jobe, David A. Yoho and Donald A. Buchholz, each of whom satisfies the independence requirements of the Nasdaq National Market.

Compensation Committee. Our compensation committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers and directors, makes recommendations to our board of directors regarding incentive compensation and equity based plans, administers our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The members of our compensation committee are Ronald I. Wagner and Donald A. Buchholz, each of whom satisfies the independence requirements of the Nasdaq National Market.

Nominating and Governance Committee. Our nominating and governance committee identifies prospective board candidates, recommends nominees for election to our board of directors, considers committee member qualification, recommends corporate governance principles to the board of directors, and provides oversight in the evaluation of the board of directors and each committee. The members of our nominating and governance committee are Donald A. Buchholz and Larry A. Jobe, each of whom satisfies the independence requirements of the Nasdaq National Market.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of our board of directors are named above under “Committees of the Board of Directors.” None of our executive officers serves as a member of the compensation committee of, or as a director of, another entity, of which any members of our compensation committee is an executive officer.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information at December 1, 2003, regarding the beneficial ownership of our common stock of:

•	each person or group known by us to beneficially own 5% or more of our outstanding shares of common stock;

•	each of our directors and executive officers; and

•	all our executive officers and directors as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them. Certain principal stockholders, including certain of our officers and directors, are selling stockholders in this offering. The information set forth in the following table does not include shares which may be sold by us or by certain selling stockholders upon the exercise of the underwriters’ over-allotment option.

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered	Shares Beneficially Owned After Offering (2)
	Number(3)	Percent(4)		Number(3)	Percent(5)
Murray H. Gross (6)	636,619	9.6%	59,500	577,119	7.3%
Peter T. Bulger (7)	293,798	4.5%	27,000	266,798	3.4%
Steven L. Gross (8)	212,212	3.2%	19,500	192,712	2.4%
David A. Yoho (9)	285,347	4.4%	27,500	257,847	3.3%
Ronald I. Wagner (10)	591,658	9.1%	60,000	531,658	6.8%
Robert A. DeFronzo (11)	62,966	1.0%	5,450	57,516	*
Richard B. Goodner (12)	12,500	*	0	12,500	*
D.S. Berenson (13)	37,406	*	0	37,406	*
James D. Borschow (14)	398,154	6.1%	39,500	358,654	4.6%
SWS Group, Inc.	457,154	7.0%	0	457,154	5.8%
Donald A. Buchholz (15)	77,000	1.2%	0	77,000	1.0%
Larry A. Jobe	-0-	-0-	0	-0-	-0-
Directors and officers as a group (10 persons)(16)	2,209,506	32.2%	198,950	2,010,556	24.6%

*	Denotes less than 1% of the outstanding shares of common stock.
(1)	On December 1, 2003, there were 6,523,301 shares of common stock outstanding and no shares of preferred stock issued and outstanding.
(2)	Following the offering, there will be 7,826,351 shares of common stock outstanding and no shares of preferred stock issued and outstanding.
(3)	Each person named below has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules, a person is deemed the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.
(4)	In determining the percent of voting stock owned by a person on December 1, 2003, (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 6,523,301 shares of common stock outstanding on December 1, 2003, and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(5)	In determining the percent of voting stock owned by a person after this offering (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 7,826,351 shares of common stock that will be outstanding after the offering and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(6)	Includes 524,953 shares of common stock held by About Face Limited, a family limited partnership in which Murray H. Gross is the president of the general partner, and 111,666 shares which may be purchased upon exercise of stock options. 49,673 shares of the common stock held by About Face Limited underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(7)	Includes 218,798 shares of common stock held by Peter T. Bulger and 75,000 shares which may be purchased upon exercise of stock options. 20,639 shares of the common stock held by Mr. Bulger underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(8)	Includes 162,212 shares of common stock held by Gross Family Trust, of which Steven L. Gross is the trustee, and 50,000 shares which may be purchased upon exercise of stock options. 15,814 shares of the common stock held by Gross Family Trust underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(9)	Includes 261,472 shares of common stock held by the David A. Yoho Revocable Trust dated January 19, 1995 of which Mr. Yoho is the trustee, 21,875 shares which may be purchased upon exercise of stock options and 2,000 shares held in the David A. Yoho IRA Rollover. 24,010 shares of the common stock held by David A. Yoho Revocable Trust underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(10)	Includes 589,783 shares of common stock held by Ronald I. Wagner and 1,875 shares which may be purchased upon exercise of stock options. 54,157 shares of the common stock held by Mr. Wagner underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(11)	Includes 37,966 shares of common stock held by Robert A. DeFronzo and 25,000 shares which may be purchased upon exercise of stock options. Includes 3,486 shares of common stock underlying an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share.
(12)	Represents 12,500 shares which may be purchased upon exercise of stock options.
(13)	Includes 35,206 shares of common stock which may be purchased upon exercise of stock options and 2,200 shares beneficially owned by Mr. Berenson.
(14)	Includes 393,154 shares of common stock held by James Borschow and 5,000 shares which may be purchased upon exercise of stock options.
(15)	Includes 50,000 shares held by Buchholz Investments, a partnership in which Mr. Buchholz has investment and voting power with respect to the securities owned by the partnership and 27,000 shares owned by Mr. Buchholz. Does not include 457,154 shares of common stock held by SWS Group, Inc. of which Mr. Buchholz is Chairman of the Board. Mr. Buchholz disclaims beneficial ownership with respect to such shares.
(16)	Includes the beneficial ownership of certain shares by officers and directors and shares of common stock which may be purchased by them upon exercise of vested stock options as disclosed in the foregoing footnotes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

D.S. Berenson, a member of our Board of Directors, is a partner in a law firm we have retained to provide legal services in the area of consumer financing. We made payments to the law firm during the year ended December 31, 2002, of approximately $60,000. For the nine month period ended September 30, 2003, we have made payments of $152,405 to his law firm.

Southwest Securities, Inc. is acting as one of the underwriters in this offering. Southwest Securities, Inc. is a wholly-owned subsidiary of SWS Group, Inc., a publicly traded company for which Donald A. Buchholz, a member of our Board of Directors, serves as Chairman of the Board. As of December 1, 2003, SWS Group, Inc. beneficially owned 457,154 shares of our common stock. Mr. Buchholz also is a director of First Savings Bank, or FSB, one of our lenders and a subsidiary of SWS Group.

On May 23, 2003, we obtained a $4 million loan from FSB. As of September 30, 2003 we had $2.6 million outstanding under this loan. The FSB loan will be retired with a portion of the proceeds of this offering. The FSB loan is secured by collateral that includes securities held in brokerage accounts in the name of Mr. Buchholz and additional securities held in brokerage accounts in the name of Angela Buchholz Children’s Trust and Chrystine B. Roberts and Mark A. Roberts as Joint Tenants. The FSB loan is further secured with real estate owned by Chickadee Partners, L.P. and the unconditional guarantees of us, Chickadee Partners, L.P., and Bosque-Chickadee Management Company, LLC, the General Partner of Chickadee Partners, L.P. In consideration for the guarantees and collateral provided by Chickadee Partners, L.P., we pay Chickadee Partners, L.P. a monthly payment equal to the difference between 14% and the prime rate on the outstanding principal of the FSB loan until the obligation is satisfied. The Angela Buchholz Children’s Trust and Chrystine B. Roberts are limited partners in Chickadee Partners, L.P. Angela Buchholz is the daughter-in-law of Mr. Buchholz and Chrystine B. Roberts is Mr. Buchholz’s daughter, and except for their relationship to Mr. Buchholz, neither is affiliated with us.

At January 1, 2002, Ronald I. Wagner, one of our directors, held 32,000 shares of the mandatory redeemable preferred stock of our subsidiary, U.S. Remodelers, which was issued to him as part of the costs of the acquisition of Reunion Home Services in 1997. All 32,000 shares of preferred stock have been redeemed at a redemption price of $10 per share in accordance with the terms of the redeemable preferred stock. There are currently no outstanding shares of U.S. Remodelers’ preferred stock.

DESCRIPTION OF OUR CAPITAL STOCK

Overview

Our certificate of incorporation authorizes us to issue 30,000,000 shares of common stock, par value $0.001 per share, of which 6,523,301 shares were issued and outstanding on December 1, 2003. As of December 1, 2003, there were approximately 183 stockholders of record of our common stock and approximately 490 beneficial holders. In addition, our certificate authorizes us to issue 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding.

The following description summarizes information about our capital stock. This information does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law, the state in which we are incorporated.

Common Stock

Dividend Rights. Subject to any preferential dividend rights of holders of preferred stock that may be outstanding, the holders of our common stock are entitled to receive dividends and other distributions as may be declared by our board of directors from time to time out of funds that are legally available, subject to certain restrictions that are imposed by state and federal laws and certain restrictions in our credit facilities.

Voting Rights. The holders of our common stock elect all directors and are entitled to one vote for each share of common stock held of record by such stockholder for all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights.

Other Rights. Holders of common stock do not have preemptive, subscription, conversion, redemption or sinking fund rights.

Liquidation Rights. Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably based upon the number of shares of common stock held by them in our remaining assets legally available for distribution to our stockholders.

Upon closing of this offering, all of the outstanding shares of our common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors from time to time to designate and issue one or more series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law and the rules of the Nasdaq National Market, if applicable, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and fix the designations, powers, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions on each series of our preferred stock, in each case without any action or vote by our stockholders. Because the board of directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of a series of preferred stock upon the rights of holders of common stock until our board of directors determines the specific preferences and rights of the holders of the series of preferred stock. However, the effects might include:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

We have no present plans to issue any shares of preferred stock.

Anti-Takeover Considerations and Special Provisions of our Certificate of Incorporation, Bylaws and Delaware Law

Certificate of Incorporation and Bylaws. Certain provisions of our certificate of incorporation and bylaws could discourage, delay or prevent a change in control or a proxy contest and make it more difficult for you and other stockholders to elect directors and take other corporate actions, even if doing so may be considered beneficial to our stockholders. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be viewed by our stockholders as beneficial to their interests. These provisions also could discourage, delay or prevent a merger, sale of all or substantially all of our assets, tender offer or proxy contest, even if they could be viewed by our stockholders as beneficial to their interests, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions include the following:

Preferred Stock. Our certificate of incorporation authorizes our board of directors from time to time to designate and issue one or more series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law and the rules of the Nasdaq National Market, if applicable, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and fix the designations, powers, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions on each class or series of our preferred stock, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise.

Meetings of Stockholders. Our bylaws provide that annual meetings of our stockholders may take place at the time established by our board of directors. A special meeting of our stockholders may only be called by the chairman of our board of directors, our president, or our board of directors.

Filling of Board Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum, or at a special meeting of stockholders called for that purpose. Each such director will hold office until the next election of directors, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

Amendment of the Bylaws. Our bylaws may be altered, amended or repealed at any meeting of our board of directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits us from engaging in a “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to that date, our board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder”;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors and also officers, and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer; or

•	on or subsequent to that date, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 203 defines “business combination” to include mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. In general, Section 203 defines an “interested stockholder” as any person who, together with his or her affiliates and associates, beneficially owns, or previously owned within the last three years, 15% or more of the outstanding voting stock of the corporation.

This statute could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Limitation of Liability and Indemnification of Officers and Directors.

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duties as directors.

Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty in such capacity, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The effect of the provisions of our certificate of incorporation is to eliminate our right and the right of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. This provision does not limit or eliminate our rights or the rights of our stockholders to seek nonmonetary relief, such as an injunction or recession, in the event of a breach of a director’s duty of care.

Delaware law authorizes us to indemnify our officers, directors, employees and agents against liabilities, other than liabilities to the corporation, arising because that individual was an officer, director, employee or agent of the corporation so long as the individual acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and not unlawful. Our certificate of incorporation and bylaws provide that our officers, directors, employees and agents will be indemnified by us for liabilities arising because such individual was one of our officers, directors, employees and agents to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall indemnify each of our directors and officers to the fullest extent permitted by Delaware law and we may, by action of our board of directors, provide similar indemnification to any other person we have the power to indemnify under Delaware law.

These provisions in our certificate of incorporation and bylaws do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws from violations thereof.

We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and officers.

These limitations of liability provisions in our certificate of incorporation and bylaws may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited us and our stockholders. Furthermore, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain a policy of insurance for directors and officers providing indemnification for our officers and directors for liabilities they may incur while serving in such capacities or arising out of his or her status as such.

Transfer Agent and Registrar

Corporate Stock Transfer, Inc. is the transfer agent and registrar for our common stock.

Listing

Our common stock is currently listed for trading on the Nasdaq SmallCap Market System under the symbol “USHS.” We have made application for listing on the Nasdaq National Market under the trading symbol “USHS” to be effective upon completion of this offering.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of December 1, 2003, by, and the number of common shares being offered by, each stockholder who is selling shares in this offering. The information set forth in the following table does not include shares which may be sold by us or by certain selling stockholders upon the exercise of the underwriters’ over-allotment option.

Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered	Shares Beneficially Owned After Offering (2)
	Number(3)	Percent(4)		Number(3)	Percent(5)
Murray H. Gross (6)	636,619	9.6%	59,500	577,119	7.3%
Peter T. Bulger (7)	293,798	4.5%	27,000	266,798	3.4%
Steven L. Gross (8)	212,212	3.2%	19,500	192,712	2.4%
David A. Yoho (9)	285,347	4.4%	27,500	257,847	3.3%
Ronald I. Wagner (10)	591,658	9.1%	60,000	531,658	6.8%
Robert A. DeFronzo (11)	62,966	1.0%	5,450	57,516	*
James D. Borschow (12)	398,154	6.1%	39,500	358,654	4.6%
Daniel L. Betts (13)	129,166	2.0%	12,250	116,916	1.5%
Osmose, Inc. (14)	125,000	1.9%	87,500	37,500	*
Steven E. Welter (15)	125,000	1.9%	87,500	37,500	*
Melvin Rosenblatt (16)	112,500	1.7%	78,750	33,750	*
Andrew Tavss (17)	25,000	*	17,500	7,500	*

*	Denotes less than 1% of the outstanding shares of common stock
(1)	On December 1, 2003, there were 6,523,301 shares of common stock outstanding and no issued and outstanding preferred stock.
(2)	Following the offering, there will be 7,826,351 shares of common stock outstanding and no shares of preferred stock issued and outstanding.
(3)	Each person named below has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules, a person is deemed the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.
(4)	In determining the percent of voting stock owned by a person on December 1, 2003, (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 6,523,301 shares in the aggregate of common stock outstanding on December 1, 2003, and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(5)	In determining the percent of voting stock owned by a person after this offering (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 7,826,351 shares of common stock that will be outstanding after the offering and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(6)	Includes 524,953 shares of common stock held by About Face Limited, a family limited partnership in which Murray H. Gross is the president of the general partner, and 111,666 shares which may be purchased upon exercise of stock options. 49,673 shares of the common stock held by About Face Limited underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share. Mr. Gross may have the right to sell up to an additional 29,500 shares of common stock if the over-allotment option is exercised. Mr. Gross is our President, Chief Executive Officer and Chairman of the Board of Directors.
(7)	Includes 218,798 shares of common stock held by Peter T. Bulger and 75,000 shares which may be purchased upon exercise of stock options. 20,639 shares of the common stock held by Mr. Bulger underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share. Mr. Bulger may have the right to sell up to an additional 13,250 shares of common stock if the over-allotment option is exercised. Mr. Bulger is our Vice President and Chief Operating Officer.

(8)	Includes 162,212 shares of common stock held by Gross Family Trust, of which Steven L. Gross is the trustee, and 50,000 shares which may be purchased upon exercise of stock options. 15,814 shares of the common stock held by Gross Family Trust underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share. Mr. Gross may have the right to sell up to an additional 9,750 shares of common stock if the over-allotment option is exercised. Mr. Gross is our Vice President of Marketing.
(9)	Includes 261,472 shares of common stock held by the David A. Yoho Revocable Trust dated January 19, 1995 of which Mr. Yoho is the trustee, 21,875 shares which may be purchased upon exercise of stock options and 2,000 shares held in the David A. Yoho IRA Rollover. 24,010 shares of the common stock held by David A. Yoho Revocable Trust underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share. Mr. Yoho may have the right to sell up to an additional 13,750 shares of common stock if the over-allotment option is exercised. Mr. Yoho is a member of our Board of Directors.
(10)	Includes 589,783 shares of common stock held by Ronald I. Wagner and 1,875 shares which may be purchased upon exercise of stock options. 54,157 shares of the common stock held by Mr. Wagner underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share. Mr. Wagner may have the right to sell up to an additional 28,500 shares of common stock if the over-allotment option is exercised. Mr. Wagner is a member of our Board of Directors.
(11)	Includes 37,966 shares of common stock held by Robert A. DeFronzo and 25,000 shares which may be purchased upon exercise of stock options. 3,486 shares of the common stock held by Mr. DeFronzo underlie an option granted to a third party, which option may be exercised up to July 1, 2004, at an exercise price of $3.50 per share. Mr. DeFronzo may have the right to sell up to an additional 2,700 shares of common stock if the over-allotment option is exercised. Mr. DeFronzo is our Secretary, Treasurer and Chief Financial Officer.
(12)	Includes 393,154 shares of common stock held by James Borschow and 5,000 shares which may be purchased upon exercise of stock options. Mr. Borschow may have the right to sell up to an additional 19,500 shares of common stock if the over-allotment option is exercised. Mr. Borschow is President of our FCC subsidiary.
(13)	Includes 122,500 shares of common stock held by Daniel Betts and 6,666 shares which may be purchased upon exercise of stock options. Mr. Betts may have the right to sell up to an additional 6,100 shares of common stock if the over-allotment option is exercised. Mr. Betts is President of our USA Deck subsidiary.
(14)	Osmose, Inc. is a former equity holder of Deck America, Inc.
(15)	Mr. Welter is a former equity holder of Deck America, Inc.
(16)	Mr. Rosenblatt is a former equity holder of Deck America, Inc.
(17)	Mr. Tavss is a former equity holder of Deck America, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have 7,826,351 shares of our common stock outstanding, assuming no exercise of outstanding options. Of the outstanding shares, approximately 4,768,572 shares, including the shares sold in this offering, will be freely tradable immediately following the offering, and approximately 3,057,779 of our shares of common stock will be deemed “restricted securities” as defined under Rule 144 of the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below. Of the 3,057,779 restricted securities, 2,780,852 will be subject to “lock-up” agreements with the underwriters. Upon expiration of the “lock-up” agreements, those shares will be eligible for sale in the public market, subject, in the case of our affiliates, to the volume restrictions of Rule 144. We have filed and maintained the effectiveness of a shelf registration statement on Form S-3 which was declared effective by the SEC on July 6, 2001 that registers the resale of 2,091,520 of the 3,057,779 shares of our common stock that will be deemed “restricted securities” after the offering is completed.

Lock-Up Agreements

We, our executive officers and directors, the selling stockholders, an unaffiliated third-party option holder and SWS Group, Inc., the parent of Southwest Securities, Inc., one of the underwriters of this offering, have each agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exchangeable or exercisable for any shares of our capital stock for a period of 180 days from the date of this prospectus, without the prior written consent of BB&T Capital Markets. This consent may be given at any time without public notice or announcement. Following the offering, approximately 2,714,742 shares will be subject to these “lock-up” agreements.

The 180-day “lock-up” period during which we, our executive officers and directors, the selling stockholders, an unaffiliated third-party option holder and SWS Group, Inc. are restricted from engaging in transactions in our capital stock is subject to extension such that, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless BB&T Capital Markets waives such an extension.

In January 2002, certain of our stockholders, who were former equity holders of U.S. Remodelers, Inc., granted an option to an unaffiliated third party to purchase, on or before January 1, 2004, from such stockholders 300,000 shares of our common stock at an exercise price of $3.50 per share. In October 2003, certain of the stockholders including Murray H. Gross, Peter T. Bulger, Robert A. DeFronzo and Steven L. Gross, our executive officers, and Ronald I. Wagner and David A. Yoho, two of our directors, who are also selling stockholders in this offering, agreed to extend the expiration date of the option to July 1, 2004. The extension covers options to acquire an aggregate of 167,779 shares from these officers and directors. The amended agreement further provided that if the option holder exercises his option to purchase the remaining 132,221 shares from unaffiliated stockholders before January 1, 2004, the option holder will have the right to sell up to 66,111 shares at any time after exercise of the option. The remaining 66,110 shares shall be subject to a “lock-up” until the later of July 1, 2004, or 180 days after the date of this prospectus. The option holder has further agreed that if he exercises the option to purchase the 167,779 shares from management stockholders before July 1, 2004, the 167,779 shares shall be subject to a “lock-up” until the later of July 1, 2004, or 180 days from the date of this prospectus. The 300,000 shares subject to the option have been registered for sale under the shelf registration statement on Form S-3 which was declared effective by the SEC on July 6, 2001.

Rule 144

In general, under Rule 144, a person, or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year following the date of the acquisition of such shares from the issuer or an affiliate of the issuer would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are subject to certain manner of sale provisions and notice requirements and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, shares eligible to be sold under Rule 144(k) may be sold immediately upon the completion of the offering.

UNDERWRITING

We, the selling stockholders and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but it is not responsible for the commitment of any other underwriter to purchase shares.

Name	Number of Shares
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Southwest Securities, Inc.

Total	1,825,000

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus and to certain securities dealers at that price, less a discount not to exceed $             per share. The underwriters may allow, and these dealers may re-allow, a discount not more than $             per share on sales to other brokers or dealers. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 150,700 additional shares of our common stock and certain selling stockholders have granted the underwriters an option, exercisable for 30 days after the date of this prospectus to purchase a total of 123,050 shares of our common stock, in each case at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise these options only to cover over-allotments, if any, made in connection with this offering. We and certain selling stockholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 1,825,000 shares are being offered.

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above. The underwriting agreement also provides for the payment of $200,000 to cover expenses of the underwriters in connection with this offering.

The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal maters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The following table shows the per share and total underwriting discount we will pay to the underwriters, including the discount attributable to the shares being offered by the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Without Over-Allotment	With Over-Allotment
Per Share	$	$
Total	$	$

We estimate that the total expenses of the offering, excluding underwriting discount and the $200,000 to be paid to the underwriters described above, will be approximately $600,000, which includes legal, accounting and printing costs and various other fees associated with registration and listing of our common stock. Such expenses are payable by us.

We, our executive officers and directors, the selling stockholders, an unaffiliated third-party option holder and SWS Group, Inc. have each agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exchangeable or exercisable for any shares of our capital stock for a period of 180 days from the date of this prospectus, without the prior written consent of BB&T Capital Markets. This consent may be given at any time without public notice.

The 180-day “lock-up” period during which we, our executive officers and directors, and the selling stockholders, an unaffiliated third-party option holder and SWS Group, Inc. are restricted from engaging in transactions in our capital stock is subject to extension such that, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless BB&T Capital Markets waives such an extension.

The last reported sale price of our common stock on December 18, 2003 as reported on the Nasdaq SmallCap Market was $11.05 per share. We have applied to list the shares of common stock on the Nasdaq National Market, subject to official notice of issuance, under the symbol “USHS.”

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

We and the selling stockholders have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof.

From time to time, the underwriters have provided, and may continue to provide, investment banking services to us in the ordinary course of their business. First Savings Bank, an affiliate of Southwest Securities, Inc., is the lender under our senior secured loan that is to be repaid in full with a portion of the net proceeds to be received by us in this offering. Because more than 10% of the net proceeds to be received by us in this offering may be deemed, under the NASD Conduct Rules, to be paid to First Savings Bank because of the repayment by us of the amounts outstanding under the senior secured loan, this offering is being made in compliance with Rule 2710(c)(8) of the NASD Conduct Rules, which provides for an exception to conflicts-of-interest prohibitions for offerings of securities that are subject to bona fide independent markets. In addition, Donald A. Buchholz, a member of our board of directors, also serves as Chairman of the Board of SWS Group, Inc., the parent company of Southwest Securities, Inc.

INDEPENDENT PUBLIC ACCOUNTANTS

On December 3, 2003, we replaced our independent accountants, Ernst & Young LLP, who resigned as our independent accountants effective November 21, 2003, with Grant Thornton LLP. Ernst & Young audited our financial statements for the fiscal years ended December 31, 2001 and 2002. Ernst & Young’s reports for those periods did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the period of their engagement, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference to the subject matter in their report.

Prior to Grant Thornton becoming our independent auditors, neither we, nor anyone on our behalf, consulted with Grant Thornton regarding either the application of accounting principles to a specific or contemplated transaction or the type of audit opinion that might be rendered on our financial statements.

LEGAL MATTERS

Certain legal matters in this offering, including the legality of the common stock offered pursuant to this prospectus, will be passed upon for us and the selling stockholders by Jackson Walker L.L.P., Dallas, Texas. Certain matters in this offering will be passed upon for the underwriters by Hunton & Williams LLP, Richmond, Virginia.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as well as the MAD, L.L.C. financial statements as of and for the years ended December 31, 2001 and 2000 as set forth in their reports. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on their report given on their authority as experts in accounting and auditing.

As set forth in their audit report, Goodman & Company, L.L.P., independent auditors, have audited the consolidated financial statements of Deck America, Inc. and subsidiaries as of December 31, 2001 and 2000 and for the years then ended. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on their report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the shares of common stock offered in this offering prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, any proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission files, including this registration statement, over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any documents we file with the Securities and Exchange Commission at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

U.S. Home Systems, Inc.

We have audited the accompanying consolidated balance sheets of U.S. Home Systems, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Home Systems, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

/s/ Ernst & Young LLP

Fort Worth, Texas

March 12, 2003

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	December 31
	2002	2001
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $33,191 and $156,809 at December 31, 2002 and 2001, respectively	$3,672,571	$4,944,050
Finance receivables held for sale	2,884,967	2,591,699
Accounts receivable, net	1,373,498	710,760
Notes receivable	—	33,790
Commission advances	395,332	266,868
Inventory	1,898,695	978,534
Prepaid expenses	956,560	253,361
Deferred income taxes	137,998	159,979

Total current assets	11,319,621	9,939,041

Finance receivables held for investment, net	54,683	66,706
Property, plant, and equipment, net	6,242,839	1,770,525
Goodwill	7,357,284	4,066,270
Other assets	435,725	126,873

Total assets	$25,410,152	$15,969,415

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,299,280	$1,383,283
Revolving line of credit	2,720,662	2,506,536
Customer deposits	2,080,264	845,949
Accrued wages, commissions, and bonuses	1,119,886	697,224
Federal, state, and local taxes payable	363,765	103,965
Current portion of long-term debt	254,080	181,618
Current portion of long-term capital lease obligations	155,791	83,664
Other accrued liabilities	576,949	542,201

Total current liabilities	9,570,677	6,344,440

Deferred income taxes	352,383	84,815
Long-term debt, net of current portion	2,265,383	268,565
Long-term capital lease obligations, net of current portion	627,858	458,950

Commitments and contingencies

Mandatory redeemable preferred stock – $0.01 par value, 16,000 and 32,000 shares issued and outstanding at December 31, 2002 and 2001, respectively, liquidation value $10 per share	160,000	320,000

Stockholders’ equity:
Preferred stock – $0.01 par value, 100,000 shares authorized, 16,000 and 32,000 mandatory redeemable preferred shares outstanding, respectively	—	—
Preferred stock – $0.001 par value, 1,000,000 shares authorized, no shares outstanding	—	—
Common stock – $0.001 par value, 30,000,000 shares authorized, 6,453,371 and 5,897,815 shares issued and outstanding at December 31, 2002 and 2001, respectively	6,454	5,898
Additional capital	9,300,255	6,367,810
Retained earnings	3,127,142	2,118,937

Total stockholders’ equity	12,433,851	8,492,645

Total liabilities and stockholders’ equity	$25,410,152	$15,969,415

See accompanying notes.

U.S. Home Systems, Inc.

Consolidated Statements of Operations

	Year ended December 31
	2002	2001	2000
Contract revenues	$46,027,633	$39,447,707	$37,388,836
Revenue from loan portfolio sales	3,186,943	580,019	—
Other revenues	1,061,107	459,581	265,163

Total revenues	50,275,683	40,487,307	37,653,999

Cost of goods sold	21,291,857	17,302,740	17,069,198

Gross profit	28,983,826	23,184,567	20,584,801

Operating expenses:
Branch operating	1,994,813	1,478,149	1,423,845
Sales and marketing	17,698,387	13,885,083	12,841,586
License fees	825,806	875,232	771,700
General and administrative	6,578,621	4,131,398	2,929,501

Income from operations	1,886,199	2,814,705	2,618,169

Other income (expense), net	(169,925)	22,164	(94,232)

Income before income taxes	1,716,274	2,836,869	2,523,937
Income taxes	680,069	1,109,762	440,274

Net income	$1,036,205	$1,727,107	$2,083,663

Net income per common share – basic and diluted	$0.17	$0.33	$0.50

Weighted average common shares outstanding	5,972,853	5,050,291	4,070,700

See accompanying notes.

U.S. Home Systems, Inc.

Consolidated Statements of Stockholders’ Equity

	U.S. Home Systems Common Stock		U.S. Remodelers Common Stock		Additional Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 1999	—	—	833,333	$8,333	$1,888,838	$(1,633,833)	$263,338
Accrued dividends—mandatory redeemable preferred stock	—	—	—	—	(52,667)	(14,000)	(66,667)
Net income	—	—	—	—	—	2,083,663	2,083,663

Balance at December 31, 2000	—	—	833,333	8,333	1,836,171	435,830	2,280,334
Accrued dividends—mandatory redeemable preferred stock	—	—	—	—	—	(44,000)	(44,000)
Capital of U.S. Home at time of merger	3,327,785	3,328	—	—	2,100,578	—	2,103,906
Reverse merger, exchange of shares	16,282,800	16,283	(833,333)	(8,333)	(7,950)	—	—
Reverse stock split	(14,707,939)	(14,708)	—	—	14,708	—	—
Merger costs	—	—	—	—	(264,436)	—	(264,436)
Issuance of common stock in connection with acquisitions	995,169	995	—	—	2,688,739	—	2,689,734
Net income	—	—	—	—	—	1,727,107	1,727,107

Balance at December 31, 2001	5,897,815	$5,898	—	—	$6,367,810	$2,118,937	$8,492,645
Accrued dividends—mandatory redeemable preferred stock	—	—	—	—	—	(28,000)	(28,000)
Issuance of common stock—acquisitions	555,556	556	—	—	2,932,445	—	2,933,001
Net income	—	—	—	—	—	1,036,205	1,036,205

Balance at December 31, 2002	6,453,371	$6,454	—	—	$9,300,255	$3,127,142	$12,433,851

See accompanying notes.

U.S. Home Systems, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31
	2002	2001	2000
Operating Activities
Net income	$1,036,205	$1,727,107	$2,083,663
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	560,074	457,057	419,775
Provision for doubtful accounts	35,377	59,671	35,702
Deferred income taxes	14,212	9,556	(78,091)
Changes in operating assets and liabilities:
Finance receivables held for sale:
Sales of loan portfolios	29,437,800	5,042,080	—
Purchases of finance receivables	(29,731,068)	(6,226,877)	—
Accounts receivable	(435,677)	81,487	31,805
Commission advances	(58,449)	65,947	(65,584)
Inventory	(502,469)	310,951	(100,357)
Prepaid expenses	(606,801)	(70,150)	(142,576)
Accounts payable and customer deposits	1,568,690	452,647	56,538
Other assets and liabilities	433,634	(80,132)	51,081

Net cash provided by operating activities	1,751,528	1,829,344	2,291,956
Investing Activities
Purchases of property, plant, and equipment	(416,252)	(378,836)	(56,572)
Acquisitions, net of cash acquired	(2,408,547)	(2,528,165)	—
Other	45,873	(44,263)	—

Cash used in investing activities	(2,778,926)	(2,951,264)	(56,572)
Financing Activities
Proceeds from revolving line of credit and long-term borrowings	27,391,103	6,608,364	586,163
Principal payments on revolving line of credit, long-term debt, and capital leases	(27,447,184)	(4,433,988)	(1,194,660)
Principal payments on notes payable to related parties	—	—	(1,090,000)
Reverse Merger cash acquired	—	1,537,512	—
Merger costs	—	(183,036)	(81,400)
Net collections of U.S. Pawn acquired assets	—	499,351	—
Dividends on mandatory redeemable preferred stock	(28,000)	(173,580)	(80,421)
Redemption of mandatory redeemable preferred stock	(160,000)	(160,000)	(240,000)

Net cash provided by (used in) financing activities	(244,081)	3,694,623	(2,100,318)

Net increase (decrease) in cash and cash equivalents	(1,271,479)	2,572,703	135,066
Cash and cash equivalents at beginning of year	4,944,050	2,371,347	2,236,281

Cash and cash equivalents at end of year	$3,672,571	$4,944,050	$2,371,347

Supplemental Disclosure of Cash Flow Information
Interest paid	$228,664	$117,188	$218,492

Cash payments of income taxes	$435,600	$1,465,650	$422,192

See accompanying notes.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

1. Organization and Basis of Presentation

U.S. Home Systems, Inc. (the “Company” or “U.S. Home”) is engaged in the manufacture, design, sale and installation of custom quality specialty home improvement products, and providing consumer financing services to the home improvement and remodeling industry.

On February 13, 2001 U.S. Home Systems, Inc., formerly known as U.S. Pawn, Inc. (“U.S. Pawn”) completed a merger (the “Merger”) of a newly created subsidiary of the Company with and into U.S. Remodelers, Inc. (“U.S. Remodelers”) a Delaware corporation, with U.S. Remodelers surviving as a wholly owned subsidiary of the Company. U.S. Remodelers has been engaged in the manufacture, design, sale and installation of quality specialty home improvement products since 1997. The Merger was subject to, among other conditions, the prior sale of U.S. Pawn’s pawnshop operations and the settlement of all its liabilities, which was completed on February 1, 2001. In connection with the Merger, U.S. Pawn reincorporated in Delaware and changed its name to U.S. Home Systems, Inc. Following the Merger, the Company succeeded to the business of U.S. Remodelers.

On July 9, 2001, the Company acquired certain assets of Cabinet Clad, L.L.C. Cabinet Clad is a Detroit, Michigan based specialty product home improvement business specializing in kitchen remodeling, including replacement kitchen cabinetry, kitchen cabinet refacing, countertops and replacement windows.

On October 5, 2001, the Company acquired all of the outstanding capital stock of First Consumer Credit, Inc. (FCC), a Dallas-based consumer financing company specializing in the home improvement and remodeling industry. In connection with the acquisition, a newly created subsidiary of the Company was merged with and into FCC, with FCC surviving as a wholly owned subsidiary of the Company

On June 1, 2002, the Company completed an acquisition of certain assets of Reface, Inc. Reface is a Norfolk, Virginia-based home improvement business specializing in kitchen and bath remodeling.

On November 30, 2002, the Company acquired all of the outstanding capital stock of Deck America, Inc., (“DAI”) a privately held Woodbridge, Virginia based home improvement specialist providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. In connection with the acquisition, the Company also acquired DAI’s manufacturing, warehousing and office facilities from an affiliate of DAI.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in bank accounts and money market funds. The Company, from time to time, maintains cash balances in excess of federally insured limits. The Company has not experienced any losses and believes its risk of loss is not significant.

Restricted cash represents cash held for credit risk for RIOs sold by FCC to a third party.

Finance Receivables Held For Sale

Finance receivables held for sale consist of consumer retail installment obligations (“RIOs”) purchased from select remodeling contractors, with an anticipated average term of 100 months. The RIOs are generally secured by the consumers residential real estate. The Company typically holds the RIOs less than three months before

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

portfolios of RIOs are accumulated and sold. The Company has a limited credit risk associated with certain sales of the RIOs. Finance receivables held for sale are carried at the lower of cost or estimated market value as determined by outstanding purchase commitments from investors.

Finance Receivables Held For Investment

Finance receivables held for investment consist of RIOs purchased from select remodeling contractors, with an anticipated average term of 75 months, and in which the Company has the intent and ability to hold for the foreseeable future, or until maturity or pay-off. Finance receivables held for investments are stated at the amount of the unpaid obligations, reduced by unearned interest, anticipated collection fees, if any, and an allowance for loan losses, as applicable. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to recover all amounts due according to the terms of the RIO. The accrual of interest on RIOs is discontinued when it is considered impaired, generally when the loan is 90 days or more past due. A loan is placed back on the accrual status when both interest and principal are current. There were no loans considered impaired or on non-accrual as of December 31, 2002 and 2001.

An allowance for loan loss is established through a provision for loan losses charged against income. The allowance for loan losses is based on the specific circumstances of each RIO and the Company’s historical experience on its held-for-investment portfolio. Loans deemed to be uncollectible are charged against the allowance when management believes that the payments cannot be recovered or recovered from other sources. Subsequent recoveries, if any, are credited to the allowance. At December 31, 2002 and 2001, allowance for loan losses on Finance Receivables Held For Investment was $7,285 and $9,300, respectively.

Accounts Receivable

Accounts receivable consist of amounts due from individuals, credit card sponsors, and financial institutions. Because of the diverse customer base, there are no concentrations of credit risk. The Company provides for estimated losses of uncollectible accounts. Allowance for bad debt was $63,059 and $65,300 at December 31, 2002 and 2001, respectively.

Inventory

Inventory (consisting of raw materials and work-in-process) is carried at the lower of cost (determined by the first-in, first-out method) or market. Inventories are recorded net of allowance for unusable, slow-moving and obsolete raw materials and work in progress. Reserves for slow-moving parts range from 0% for active parts with sufficient forecasted demand up to 100% for excess parts with insufficient demand or obsolete parts. Amounts in work in progress relate to costs expended on firm orders and are not generally subject to obsolescence.

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Maintenance and repair expenditures are expensed when incurred; renewals and betterments are capitalized.

Goodwill

Goodwill is accounted for in accordance with Financial Accounting Standards Board Statement No. 141, “Business Combinations” and Statement No. 142, “Goodwill and Other Intangibles”. In accordance with these statements, goodwill is not amortized to expense. However, the Company is required to analyze goodwill for impairment on a periodic basis.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

The Company has adopted SFAS No. 141 and SFAS No. 142 as of January 1, 2002. The Company completed a test for impairment of its goodwill based upon the measurement of its fair value as provided for under SFAS No. 142. The Company has determined that its goodwill is not impaired. All goodwill relates to acquisitions occurring after June 30, 2001. Goodwill as of December 31, 2002 is as follows:

	Home Improvement Segment	Finance Segment	Total
Goodwill balance – December 31, 2001	$298,856	$3,767,414	$4,066,270
Acquisitions	3,291,014	—	3,291,014

Goodwill balance – December 31, 2002	$3,589,870	$3,767,414	$7,357,284

Long-lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying the amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by amount by which the carrying amount of the assets exceeds the fair value of the assets calculated using a discounted future cash flows analysis. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose.

Revenue Recognition

Contract revenue is recognized upon completion and acceptance of each home improvement contract. Cost of goods sold represents the costs of direct materials and labor associated with installations and manufacturing costs. Shipping and handling costs are expensed as incurred and included in cost of goods sold.

The Company recognizes revenues from sales of portfolios of RIOs upon each portfolio sale equal to the sale amount less the cost of the purchased portfolio. During the period in which the Company is holding or accumulating portfolios of RIOs, the Company earns finance charges on the outstanding balance of the RIO. Finance charges earned on RIOs is included in Other Revenues as earned. Fees earned for collection and servicing of certain portfolios of RIOs sold, are also included in Other Revenues.

The Company had an agreement with a financial institution that made financing available to certain of the Company’s customers. The agreement was terminated in February 2003. The Company received a fee based upon the amount of financing provided to these customers. Fee income is included in other revenues and is recognized as earned. Fee income was $38,940, $246,584 and $265,163 for the years ended December 31, 2002, 2001 and 2000, respectively.

Marketing

The Company’s marketing consists of a variety of media sources including television, direct mail, marriage mail, magazines, newspaper inserts, selected neighborhood canvassing and telemarketing. The Company expenses all marketing costs as incurred. Marketing expenses were approximately $9,322,000, $7,592,000 and $6,731,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

Stock Compensation

The Company accounts for stock options on the intrinsic value method in accordance with the terms of Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, (APB No. 25). Under APB No. 25, if the exercise price an option award is equal to or greater than the market price of the underlying stock on the grant date, then the Company records no compensation expense for its stock option awards. Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method of that statement.

	December 31,
	2002	2001	2000
Pro forma:
Net income as reported	$1,036,205	$1,727,107	$2,083,663
Pro forma stock compensation, net of income taxes	129,528	168,991	113,063
Pro forma net income	906,677	1,558,116	1,970,600
Preferred dividends	28,000	44,000	66,667
Pro forma income available to common stockholders	$878,677	$1,514,116	$1,903,933
Earnings per common share – as reported – basic and diluted	$0.17	$0.33	$0.50
Earnings per common share – pro forma – basic	$0.15	$0.30	$0.47
Earnings per common share – pro forma – diluted	$0.14	$0.30	$0.47

Income Taxes

The Company accounts for income taxes under the liability method. Deferred income taxes are provided for temporary differences between the tax bases of assets and liabilities and their bases for financial reporting purposes.

Earnings Per Share

Basic earnings per share is based on the income available to common stockholders and the weighted average number of shares outstanding during the year. Diluted earnings per share include the effect of dilutive common stock equivalents except when those equivalents would be anti-dilutive.

Reclassifications

Certain reclassifications have been made to conform the prior year amounts to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including accounts receivable, finance receivables held for sale and accounts payable approximate fair value due to their short-term nature. Based on

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

prevailing interest rates at December 31, 2002, management believes that the carrying values of long-term debt and capital leases approximate their fair values.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002, and SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities initiated after December 31, 2002. There was no effect on the financial statements related to this adoption.

3. Information About Segments

The Company is engaged in two lines of business, the specialty product home improvement business and the consumer financing business. Accordingly, the Company’s reportable segments have been determined based on the nature of products offered to consumers.

The Company’s home improvement segment is engaged, through direct consumer marketing, in the design, sales, manufacturing, and installation of custom quality specialty home improvement products. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and deck enclosures, and replacement windows. The Company operates sales and installation centers in 17 major metropolitan areas in the United States and manufactures its own cabinet refacing, custom countertops, bathroom cabinetry products and wood decks and deck enclosures.

The Company’s products are marketed under nationally recognized brands such as Century 21 Home Improvements, Renewal by Andersen and The Home Depot At Home Services, as well as the Company’s own brands, “Facelifters”, “Cabinet Clad” and “USA Deck”. The Company has a license agreement with TM Acquisition Corp. (TM) and HFS Licensing Inc. (HFS) pursuant to a master license agreement between Century 21 Real Estate Corporation and each of TM and HFS (collectively, the “Licensor”). The license agreement provides for the Company to market, sell and install kitchen and bathroom remodeling products and replacement windows in specific geographic territories using the service marks and trademarks “Century 21 Cabinet Refacing” and “Century 21 Home Improvements”. The license agreement is for a period of 10 years ending in 2007. The license agreement may be terminated by the Company upon 90 days written notice. The license agreement may be terminated by the Licensor if the Company is negligent in the performance of its services, becomes insolvent or bankrupt, or fails to comply with any material provisions of the license agreement. In the event the Licensor were to cancel the license agreement, the Company believes that these products could be independently marketed by the Company in these territories; however, the cancellation of the license agreement could have an adverse effect on the business of the Company.

The Company also has an agreement with Renewal by Andersen (RbA), a wholly-owned subsidiary of the Andersen Corporation. The Andersen agreement provides for the Company to be the exclusive window replacement retailer on an installed basis for RbA in the greater Los Angeles area, including the counties of Los Angeles, Orange, Riverside, San Bernardino, San Diego, Santa Barbara and Ventura. The agreement is for a period of five years and provides the Company with the option to renew the agreement for an additional five years. In February 2002, the Company began operating in the southern California market under its agreement with RbA.

The Company markets its deck and deck enclosure products in the Washington, D.C. metropolitan area, including Baltimore, Maryland, and northern Virginia. On October 17, 2002, USA Deck entered into an

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

agreement with The Home Depot to sell, furnish and install pre-engineered Designer Deck systems to The Home Depot’s retail customers in certain markets, including the metropolitan areas of Washington D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia. Under the agreement, the Company’s subsidiary, USA Deck, provides several pre-designed deck models under The Home Depot At Home Services brand to approximately 70 The Home Depot stores.

The Company entered into the consumer finance business in October 2001 when the Company acquired all of the outstanding capital stock of First Consumer Credit, Inc. (FCC), a Dallas-based consumer financing company specializing in the home improvement and remodeling industry. The Company’s consumer finance business purchases consumer retail installment obligations contracts (“RIOs”) from select remodeling contractors, including RIOs generated by the Company’s home improvement operations. Until February 11, 2003 when the FCC entered into the Credit Facility (see Note 21 – Subsequent Events), FCC sold portfolios of RIOs to financial institutions and insurance companies under negotiated commitments for the sale of RIO portfolios. In most cases, the Company retained the collection and servicing of these accounts on behalf of the purchaser. The acquisition, sale and servicing of the RIOs generates both a one-time fee income and recurring income. In 2002, the Company sold all of its RIOs to two customers, a financial institution and an insurance company. The Company believes that multiple sources exist for the purchase or sale of RIO portfolios. During the period ended December 31, 2002 and 2001, FCC purchased approximately $7,171,000 and $211,000 of RIOs from the Company’s home improvement operations.

The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies. The Company maintains discrete financial information of each segment in accordance with generally accepted accounting principles.

The following presents certain financial information of the Company’s segments for the years ended December 31, 2002, 2001 and 2000, respectively:

(In thousands)	Revenues			Income Before Tax
Segment	2002	2001	2000	2002	2001	2000
Home Improvement	$46,068	$39,694	$37,654	$197	$2,659	$2,524
Consumer Financing	4,208	793	—	1,519	178	—

Consolidated Totals	$50,276	$40,487	$37,654	$1,716	$2,837	$2,524

	Assets			Capital Expenditures
	2002	2001	2000	2002	2001	2000
Home Improvement	$17,829	$12,639	$7,053	$349	$371	$57
Consumer Financing	8,822	7,080	—	67	8	—
Eliminations of intercompany loans	(1,241)	(3,750)	—	—	—	—

Consolidated Totals	$25,410	$15,969	$7,053	$416	$379	$57

	Depreciation			Interest Income (Expense), Net
	2002	2001	2000	2002	2001	2000
Home Improvement	$528	$451	$420	$(25)	$44	$(94)
Consumer Financing	32	6	—	(145)	(22)	—

Consolidated Totals	$560	$457	$420	$(170)	$22	$(94)

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

4. Merger

On February 13, 2001 the Company, formerly known as U.S. Pawn, Inc. (“U.S. Pawn”) completed a merger (the “Merger”) of a newly created subsidiary of the Company with and into U.S. Remodelers, Inc. (“U.S. Remodelers”) with U.S. Remodelers surviving as a wholly owned subsidiary of the Company. The Merger was subject to, among other conditions, the prior sale of U.S. Pawn’s pawnshop operations, which was completed on February 1, 2001. In connection with the Merger, U.S. Pawn reincorporated in Delaware, changed its name to U.S. Home Systems, Inc., and effected a reverse split of its common stock on the basis of one share for each four shares outstanding. Subsequent to the Merger, the Company succeeded to the business of U.S. Remodelers.

Pursuant to the terms of the Merger, the Company issued 4,070,700 shares (on a post-reverse-stock-split basis) of common stock to the shareholders of U.S. Remodelers, representing approximately 83% of the Company’s outstanding common stock following the Merger.

Immediately prior to the Merger, U.S. Pawn was a non-operating public shell corporation and accordingly, the Merger was accounted for as a reverse acquisition of U.S. Pawn by U.S. Remodelers, which is similar to a recapitalization.

The net assets of U.S. Pawn on the Merger closing date were as follows:

Cash	$1,537,512
Accounts receivable	65,308
Income tax receivable	392,940
Notes receivable	300,000

Total assets	$2,295,760

Accounts payable	$101,627
Accrued expenses	90,227

Total liabilities	$191,854

Net assets	$2,103,906

5. Acquisitions

The Company’s acquisitions have been accounted for as purchases in accordance with Financial Accounting Standards Board Statement No. 141, “Business Combinations” and Statement No. 142, “Goodwill and Other Intangibles”. Operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition.

On July 9, 2001, the Company completed an acquisition of certain assets of Cabinet Clad, L.L.C. Cabinet Clad is a Detroit, Michigan based specialty product home improvement business specializing in kitchen remodeling, including replacement kitchen cabinetry, kitchen cabinet refacing, countertops and replacement windows. The purchase price was $322,450 consisting of a cash payment of $89,030, assumption of debt in the amount of $121,945, transaction expenses of $22,450 and the issuance of 23,740 shares of common stock of the Company valued at $89,025. The excess of the purchase price over the net assets acquired resulted in approximately $299,000 of goodwill.

On October 5, 2001, the Company acquired all of the outstanding capital stock of First Consumer Credit, Inc. (“FCC”), a Dallas-based consumer financing company specializing in the home improvement and

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

remodeling industry (the “FCC Merger”). FCC purchases consumer retail installment obligations (“RIOs”) from select remodeling contractors and negotiates commitments with banks, insurance companies, and other financial institutions for the sale of RIO portfolios. In most cases, FCC retains the collection and servicing of these accounts on behalf of the purchaser. The acquisition, sale and servicing of the contracts generates both fee income and recurring income.

The FCC Merger was subject to, among other conditions, the prior sale to the Company of a portfolio of RIOs (the “FCC Asset Sale”). On October 2, 2001, the Company completed the FCC Asset Sale for a cash payment of $1,414,683. On October 5, 2001, a newly created subsidiary of the Company was merged with and into FCC with FCC surviving as a wholly owned subsidiary of the Company. Pursuant to the terms of the FCC Merger, and including the Asset Sale, the purchase price was $5,178,192 including transaction costs of $162,799. The Company paid $2,414,683 in cash and issued 971,429 shares of its common stock valued at $2,600,710 based upon the closing price of the Company’s common stock, in exchange for all of FCC’s common stock. The excess of the purchase price over the net assets acquired resulted in goodwill of $3,767,414 as follows:

Cash	$160,795
Finance receivables held for sale	1,406,902
Finance receivables held for investment	70,120
Equipment, furniture and fixtures	47,242
Other assets	26,502
Accounts payable and accrued expenses	(300,783)

Net Assets Acquired	1,410,778
Purchase price, including transaction expenses	5,178,192

Goodwill	$3,767,414

The FCC Merger agreement provided for certain limited indemnifications between the parties. On the merger closing date, FCC delivered to an escrow agent stock certificates of the Company’s common stock representing an aggregate of 20% of the stock consideration (the “Escrowed Shares”) issued to the FCC shareholders as security for FCC’s indemnification to the Company. If FCC becomes obligated to indemnify the Company with respect to an indemnifiable claim and the amount of liability with respect thereto shall have been finally determined, the escrow agent shall release the appropriate number of Escrowed Shares to the Company for cancellation; provided, however, the respective FCC shareholders shall be entitled to satisfy the indemnifiable claim by paying the full amount of the claim in cash.

On June 1, 2002, the Company completed an acquisition of certain assets of Reface, Inc., a Virginia based home improvement company specializing in kitchen and bathroom remodeling. The purchase price was approximately $367,000 consisting of a cash payment of $100,000, transaction expenses of $17,000, and the issuance of 55,556 shares of common stock of the Company. The excess of the purchase price over the net assets acquired resulted in approximately $347,000 of goodwill.

On November 30, 2002, the Company acquired all of the outstanding capital stock of Deck America, Inc., (“DAI”) a privately-held Woodbridge, Virginia based home improvement specialist providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. In connection with the acquisition, the Company also acquired DAI’s manufacturing, warehousing and office facilities from an affiliate of DAI. The DAI acquisition was consummated by merging DAI into USA Deck, Inc. (formerly known as Remodelers Credit Corporation), a wholly owned Delaware subsidiary of the Company, with USA Deck as the surviving corporation. The purchase

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

price was $4,075,967 including transaction costs of $92,967. The Company paid $1,300,000 in cash and issued to the DAI stockholders 500,000 shares of common stock, valued at approximately $2,683,000, in exchange for all of DAI’s common stock. The issuance of the 500,000 shares of common stock is considered a non-cash financing and investing activity and is not presented in the accompanying statement of cash flows. The excess of the purchase price over the net assets acquired resulted in goodwill of $2,944,431 as follows:

Current assets, including cash of $23,349	$860,134
Intangible assets subject to amortization	215,000
Other assets	1,976,082
Accounts payable and accrued expenses	(1,049,719)
Notes payable	(542,667)
Capital lease obligations	(327,294)

Net Assets Acquired	1,131,536
Purchase price, including transaction expenses	4,075,967

Goodwill	$2,944,431

Concurrent with the purchase of DAI, USA Deck acquired from an affiliate of DAI certain improved property leased by DAI and utilized by DAI for its manufacturing, warehousing and office facilities. The Company acquired the property for $2,618,731 including transaction expenses of $118,731. The Company obtained a mortgage of $2,125,000 from a financial institution and paid approximately $493,731 in cash. Concurrent with the facility acquisition, the Company retired an existing obligation of DAI secured by the property in the amount of $414,000.

The DAI agreements provided for certain limited indemnifications between the parties. On the closing date, the DAI shareholders delivered to an escrow agent stock certificates of the Company’s common stock representing an aggregate of 30% of the stock consideration (the “DAI Escrowed Shares”) issued to the DAI shareholders as security for DAI’s indemnification to the Company. If DAI becomes obligated to indemnify the Company with respect to an indemnifiable claim and the amount of liability with respect thereto shall have been finally determined, the escrow agent shall release the appropriate number of DAI Escrowed Shares to the Company for cancellation; provided, however, the respective DAI shareholders shall be entitled to satisfy the indemnifiable claim by paying the full amount of the claim in cash.

The following unaudited pro forma condensed combined statements of operations for the years ended December 31, 2002, 2001 and 2000 give effect to the Merger, the reverse stock split and the acquisitions of FCC as if they occurred effective January 1, 2001 and 2000, and the acquisition of Deck America as if it occurred January 1, 2002 and 2001, respectively.

(In thousands except per share amounts)

	(unaudited) For the Year Ended December 31
	2002	2001	2000
Revenues	$63,500	$58,661	$40,733
Net income	$1,319	$1,951	$2,718
Net income per common share – basic	$0.20	$0.30	$0.45
Net income per common share – diluted	$0.20	$0.29	$0.45

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

6. Inventory

Inventory consisted of the following:

	December 31
	2002	2001
Raw materials	$1,303,295	$554,983
Work-in-progress	595,400	423,551

	$1,898,695	$978,534

7. Property, Plant, and Equipment

Property, plant, and equipment consisted of the following:

	December 31		Depreciable Lives
	2002	2001
Land	$400,000	$50,000	—
Buildings and improvements	3,539,062	690,135	25 – 39 years
Machinery and equipment	2,868,819	1,612,181	3 – 7 years
Furniture, fixtures, and computer equipment	1,663,717	1,122,914	3 – 7 years
Leasehold improvements	186,191	155,017	3 years

	8,657,789	3,630,247
Less accumulated depreciation	2,414,950	1,859,722

	$6,242,839	$1,770,525

8. Credit Facilities

Debt under the Company’s credit facilities consisted of the following:

	December 31
	2002	2001
Revolving line of credit	$2,720,662	$2,506,536
Mortgage payable in monthly principal and interest payments of $19,398 through January 1, 2018	2,125,000	—
Secured term note payable to a financial institution in monthly principal payments of $8,611, plus interest through April 1, 2005	232,500	335,832
Other	161,963	114,351

	5,240,125	2,956,719
Less current portion of long term debt	254,080	181,618
Less revolving line of credit	2,720,662	2,506,536

	$2,265,383	$268,565

The Company’s consumer finance subsidiary, FCC, has a revolving line of credit that allows borrowings up to $5,000,000. The proceeds from the line of credit are utilized to purchase consumer retail installment obligations from remodeling contractors. Borrowings and required payments under the revolving line of credit are based upon an asset formula involving the outstanding principal balance of RIOs. FCC is required to pay

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

down the line of credit upon the sale of RIOs, or if the borrowing base is less than the outstanding principal balance of eligible RIOs. FCC typically holds RIOs for less than three months; therefore any outstanding balance under the revolving line of credit is classified as a current liability. Interest on the line of credit is payable monthly at LIBOR plus 2.6%. At December 31, 2002, the interest rate was 4.0%. The line of credit, as amended, matures April 1, 2003 at which time any outstanding principal and accrued interest is due and payable. The Company plans to renew the credit facility upon its maturity. The line of credit is secured by substantially all of the assets of FCC and the Company is guarantor. At December 31, 2002 and 2001, the Company had outstanding borrowings under the line of credit of $2,720,662 and $2,506,536, respectively.

In connection with the acquisition of DAI (see Note 5), the Company’s subsidiary USA Deck, Inc. purchased DAI’s warehousing, manufacturing and office facilities. USA Deck obtained a mortgage in the amount of $2,125,000 from GE Capital Business Asset Funding. The mortgage is secured by the property. Among other provisions, (i) interest on the mortgage is 7.25%, (ii) the mortgage is subject to a prepayment premium, and (iii) the mortgage is guaranteed by the Company.

Also in connection with the acquisition of DAI, USA Deck assumed DAI’s secured term loan obligations. The term loans require monthly payments of principal and interest ranging from $682 to $3,235 through September 2006. Interest on the term loans range from 8.0% to 9.0%. At December 31, 2002, the outstanding balance of the term loans was $125,903. In addition, USA Deck has a revolving line of credit with a financial institution that allows borrowings up to $500,000. Borrowings and required payments under the revolving credit line are based on an asset formula involving USA Deck’s accounts receivable and inventory. Interest under the revolving credit line is payable monthly at the prime rate plus 1.0%, which was 5.25% at December 31, 2002. The revolving credit line matures May 31, 2003 at which time any outstanding principal and accrued interest is due and payable. The line of credit is secured by substantially all of the assets of USA Deck, and the Company is guarantor. At December 31, 2002, USA Deck had no outstanding borrowings under the revolving credit line and, based upon the terms of the agreement, had a borrowing capacity of approximately $375,000.

In April 2000, the Company entered into an agreement with a financial institution (the “Loan Agreement”) consisting of a $516,666 secured term note (the “Term Note”) and a revolving credit facility that allows borrowings up to $600,000 (the “Revolving Credit Facility”). Proceeds from the Term Note were used to retire an existing term loan from Finova Capital Corporation. Concurrent with this refinancing, the Company utilized $315,000 of internally generated funds to retire an existing revolving credit facility with Finova Capital Corporation. Interest on the Term Note, as amended, is payable monthly at the Prime Rate plus 1.50% for the period April 1, 2000 through December 19, 2000, and at the Prime Rate for the remainder of the term of the obligation. The interest rate at December 31, 2002 was 3.91%. Principal payments under the Term Note are payable monthly in the amount of $8,611 through April 1, 2005. Borrowings and required payments under the Revolving Credit Facility are based upon an asset formula involving accounts receivable and inventory. The Revolving Credit Facility, as amended, matures April 1, 2003 at which time any outstanding principal and accrued interest is due and payable. Interest on the Revolving Credit Facility, as amended, is payable monthly at the Prime Rate plus 1.00% for the period April 1, 2000 through December 19, 2000, at the Prime Rate for the period December 20, 2000 through July 1, 2001, and at LIBOR plus 2.6% for the remainder of the term of the obligation. At December 31, 2002 and 2001, the Company had no outstanding borrowings under the Revolving Credit Facility and, based upon the terms of the agreement, had a borrowing capacity of $600,000. The Loan Agreement is secured by substantially all of the assets of U.S. Remodelers, and the Company is guarantor.

In connection with the acquisition of certain assets from Cabinet Clad (see Note 5), the Company assumed an obligation in the principal amount of $117,911, payable in monthly payments of principal and interest of

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

$5,333 through July 1, 2003. Interest under the note is 8.0%. At December 31, 2002 and 2001, the outstanding balance of the note was $36,060 and $94,603, respectively.

The Company’s credit facilities contain covenants, which among other matters, (i) limit the Company’s ability to incur indebtedness, merge, consolidate and sell assets; (ii) require the Company to satisfy certain ratios related to net worth, debt to cash flows and interest coverage, and (iii) limit the payment of cash dividends on common stock.

Maturities of long-term debt as of December 31, 2002, are as follows:

2003	$254,080
2004	230,877
2005	159,102
2006	105,713
2007	108,020
Thereafter	1,661,671

$2,519,463

FCC Revolving line of credit	$2,720,662

9. Capital Leases

Capital leases mature at various dates between January 2003 and February 2009 and are collateralized by assets (including equipment, land and building) under the leases having a cost of $1,277,714 and $938,222, and accumulated amortization of $302,069 and $254,839 at December 31, 2002 and 2001, respectively. Amortization expense on capital leases is included in depreciation expense. As of December 31, 2002, future minimum payments under capital leases are as follows:

2003	$199,337
2004	187,398
2005	175,745
2006	175,745
2007	91,745
Thereafter	107,036

Total minimum lease payments	937,006
Interest discount amount	(153,357)

Total present value of minimum lease payments	783,649
Less current portion	(155,791)

Long-term portion	$627,858

10. Related Parties

At December 31, 1999, the Company had outstanding $1,090,000 of Promissory Notes payable to certain stockholders. The Promissory Notes provided for interest at the rate of 10% per annum and cash payments of interest in equal semiannual payments on each October 1 and April 1 until March 31, 2002, upon which date the principal, together with all accrued but unpaid interest thereon, was due and payable. On March 16, 2000, the Company’s Board of Directors authorized and approved the retirement of the Promissory Notes on June 30,

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

2000. Interest expense on notes payable to related parties was approximately $51,900 for the year ended December 31, 2000.

One of the Company’s directors is a partner in a law firm. The Company has retained the services of the law firm, generally in the area of consumer financing. Payments made by the Company to the law firm during the year ended December 31, 2002 were approximately $60,000.

11. Commitments and Contingencies

Off Balance Sheet Credit Risk

The Company’s consumer financing business purchases consumer retail installment obligations from select remodeling contractors and negotiates commitments with banks, insurance companies, and other financial institutions for the sale of RIO portfolios. The Company has several agreements with a certain financial institution for the purchase of RIO portfolios. Each agreement represents a separate commitment from the financial institution as to the aggregate amount of RIOs that may be purchased under that agreement, as well as the terms of any credit loss risk to each of the parties. In certain of these agreements, the Company deposits a portion of the proceeds of the portfolio sale, usually 0.5% of the principal balance of RIOs purchased, into a restricted bank account, to offset the institutions credit risk in its purchased portfolio (the “Hold Back Reserve”). If credit losses exceed certain thresholds over specified periods of time, the Company must reimburse the financial institution for the excess credit losses, up to a specified maximum as defined in the agreement, and conversely, if credit losses are less than specified thresholds over certain periods of time, the financial institution releases the Hold Back Reserve to the Company, as well as is required to reimburse the Company for credit losses less than the specified thresholds, up to a specified maximum. The Company routinely reviews the credit loss experience of the RIOs underlying these agreements with the financial institution. During the year ended December 31, 2002, approximately $40,000 of credit losses were charged against the reserve. The Company has estimated that at December 31, 2002, the maximum liability for credit losses under these agreements is $300,000. However, based on current estimates of expected losses, the Company has established an accrual for credit losses of approximately $104,000 at December 31, 2002.

Operating Leases

The Company operates principally in leased facilities, and in most cases, management expects that leases currently in effect will be renewed or replaced by other leases of a similar nature and term. Escalation charges imposed by lease agreements are not significant.

Rent expense recognized under non-cancelable operating leases was approximately $1,201,000, $886,000 and $840,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Commitments for future minimum rental payments required under non-cancelable operating leases with initial terms in excess of one year as of December 31, 2002, are approximately:

2003	$1,214,000
2004	1,106,000
2005	865,000
2006	688,000
2007	255,000
Thereafter	20,000

Total minimum lease payments	$4,148,000

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

Employment Agreements

The Company has employment agreements with certain of its officers and key employees with terms which range from one to three years. The agreements generally provide for annual salaries and for salary continuation for a specified number of months under certain circumstances, including a change in control of the Company.

12. Mandatory Redeemable Preferred Stock

Prior to the Merger, U.S. Remodelers issued 80,000 shares of Series A Preferred Stock (the Mandatory Redeemable Preferred Stock) with a redemption price of $10 per share. Holders of the Mandatory Redeemable Preferred Stock have no voting rights other than those expressly provided in the Certificate of Incorporation or by applicable law. The Mandatory Redeemable Preferred Stock was recorded at fair value on the date of issuance. In preference to shares of Common Stock, dividends on the Mandatory Redeemable Preferred Stock at an annual rate of $1 per share are cumulative from the date of issuance and are payable, when and as declared by the Company’s Board of Directors, semiannually each last day of June and December in arrears. There were no unpaid dividends at December 31, 2002.

The Mandatory Redeemable Preferred Stock is redeemable at the option of the Company at any time, in whole or in part. However, the Company must redeem 8,000 shares each June and December, together with accrued and unpaid dividends. The Company may also convert and exchange all of the Mandatory Redeemable Preferred Stock into a promissory note in the original principal amount of the redemption value of the outstanding shares, plus any accrued but unpaid dividends.

13. Capitalization

As of the date of the Merger, the authorized capital stock of U.S. Remodelers consisted of 15,000,000 shares of stock, 14,250,000 of which are shares of common stock, par value $0.01 (“USR Common Stock”); 100,000 of which are shares of preferred stock, par value $0.01 per share (“USR Preferred Stock”); and 650,000 of which are shares of non-voting common stock, par value $0.01 (“USR Non-Voting Common Stock”). Of the 100,000 shares of USR Preferred Stock, 80,000 shares have been designated as Series A Preferred Stock (the “Mandatory Redeemable Preferred Stock”), and are classified as a separate component outside of stockholders’ equity on the accompanying balance sheet.

On February 13, 2001 U.S. Home Systems, Inc. completed the Merger (see note 4). In connection with the Merger, the Company reincorporated in Delaware and changed its name to U.S. Home Systems, Inc. After the reincorporation, the Company had authorized 30,000,000 shares of $0.001 par value common stock and 1,000,000 shares of $0.001 par value preferred stock.

On February 15, 2001 the Company effected a reverse split of its common stock on the basis of one share for each four shares outstanding while maintaining 30,000,000 shares of common stock authorized for issuance. The financial statements have been retroactively restated giving effect to the reverse stock split.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

On July 6, 2001, the Company’s registration statement on Form S-3 covering the resale of the common stock issued to stockholders in the Merger (the “Selling Stockholders”) was declared effective by the SEC. The Selling Stockholders may offer and sell the common stock from time to time in one or more transactions, including block transactions, at prevailing market prices or at privately negotiated prices. The Company will not receive any proceeds from the sale of common stock by the Selling Stockholders.

On July 19, 2002, the Company filed with the SEC a registration statement on Form S-8 covering up to 1,190,674 shares of common stock which may be issued under the 2000 Stock Compensation Plan.

In connection with the Company’s acquisitions (see Note 5), the Company issued an aggregate of 1,550,725 shares of common stock. As of December 31, 2002, the Company had outstanding 6,453,371 shares of common stock.

14. Income Taxes

The significant components of the Company’s deferred tax assets and liabilities at December 31, 2002 and 2001 are as follow:

	2002	2001
Reserve for doubtful accounts	$38,790	$29,191
Accrued vacation	50,852	48,372
Other	48,356	82,416

Deferred tax asset	$137,998	$159,979

Depreciation	(352,383)	(84,815)

Deferred tax liability	$(352,383)	$(84,815)

The provision for income taxes at the Company’s effective tax rate differs from the provision for income taxes at the federal statutory tax rate (34%) for the following reasons:

	December 31
	2002	2001	2000
Federal income tax at the statutory tax rate	$583,533	$964,535	$858,139
State income taxes, net of federal tax benefit	86,317	138,224	124,529
Change in valuation allowance for deferred tax assets	—	—	(543,388)
Other	10,219	7,003	994

	$680,069	$1,109,762	$440,274

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

The provision for income taxes consisted of the following:

	December 31
	2002	2001	2000
Current:
Federal	$536,372	$892,028	$324,383
State	129,485	208,178	193,982

Total current	665,857	1,100,206	518,365

Deferred:
Federal	12,914	8,303	469,969
State	1,298	1,253	(4,672)
Change in valuation allowance	—	—	(543,388)

Total deferred	14,212	9,556	(78,091)

	$680,069	$1,109,762	$440,274

At December 31, 1999, the Company had a valuation allowance of $543,388 primarily due to uncertainties in realizing its net operating loss (NOL) carry forward. During 2000, the Company utilized its NOL carry forward. Accordingly, at December 31, 2000, the valuation allowance was reduced by its full amount.

15. License Fees

The Company conducts a substantial portion of its home improvement business-direct consumer marketing under the trademarks and service marks “Century 21 Cabinet Refacing” and “Century 21 Home Improvements” under license agreements with TM Acquisition Corp. (TM) and HFS Licensing Inc. (HFS) pursuant to a master license agreement between Century 21 Real Estate Corporation and each of TM and HFS (collectively, Licensor). The Company also conducts its home improvement business under the names “Facelifters™” and “Cabinet Clad™.”

The license agreement provides for a term of 10 years ending in 2007 and gives the Company the right to market, sell, and install certain products in specific territories under the name “Century 21 Cabinet Refacing.” and “Century 21 Home Improvements”. The license agreement may be terminated by the Company upon 90 days written notice. The license agreement may be terminated by the Licensor if the Company is negligent in the performance of its services, becomes insolvent or bankrupt, fails to comply with any material provisions of the license agreement. In the event the Licensor were to cancel the license agreement, the Company believes that these products could be independently marketed by the Company in these territories; however, the cancellation of the license agreement could have an adverse effect on the business of the Company.

The license agreement, as amended, provides for license fees to HFS equal to 2% of the associated contract revenues through March 31, 2000, 3% of associated contract revenues from April 1, 2000 to December 31, 2000, and 3% to 4.5% over the remainder of the term of the agreement, subject to certain adjustments based upon the Company’s pretax income.

License fees pursuant were $825,806, $875,232 and $771,700 for the years ended December 31, 2002, 2001 and 2000, respectively.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

16. Other Income (Expense), Net

Other income (expense), net consisted of the following for the years ended December 31, 2002, 2001 and 2000, respectively:

	December 31
	2001	2001	2000
Interest expense	$(228,664)	$(117,188)	$(218,492)
Other income	58,739	139,352	124,260

	$(169,925)	$22,164	$(94,232)

Other income consists mainly of interest income.

17. Employee Savings Plan

The Company maintains an employee savings plan under which qualified participants make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. At the discretion of the Board of Directors, the Company may contribute up to a maximum of 6% of base salary. Employee contributions vest immediately, while contributions made by the Company fully vest after five years of service. The Company made contributions of approximately $29,500, $41,000 and $32,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

18. Stock Options

The Company’s stock option plans provide for the grant of incentive stock options (ISOs) as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options (NSOs) (collectively ISOs and NSOs are referred to as Awards). The option plans are administered by the Company’s Board of Directors. The purpose of the Company’s option plans are to provide employees, directors and advisors with additional incentives by increasing their proprietary interest in the Company. Each option Award is subject to the terms and provisions of an option agreement which specifies the period and number of shares exercisable. Options are generally exercisable in installments pursuant to a vesting schedule as determined by the Board of Directors, usually over a period of three to six years. The provisions of the option agreements may provide for acceleration of exercisability in the event of a change in control of the Company. No option is exercisable later than 10 years after the date of grant. The exercise prices for options granted under the plans may be no less than the fair market value of the Common Stock on the date of grant.

On June 12, 2002, the shareholders of the Company approved an amendment to the Company’s 2000 Stock Compensation Plan (the “Plan”). The Plan was originally approved by the stockholders on January 12, 2001. The Plan initially limited the maximum number of shares of common stock in respect to which options may be granted under the Plan to 10% of the Company’s outstanding common stock, up to 3,000,000 shares, subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company’s common stock as provided in Section 15 of the Plan. The amendment, as approved by the stockholders, provided for the maximum number of shares of common stock to which options may be granted to 3,000,000 shares without limitation, and also provided for the limit on the number of shares in respect of which options may be granted to any one person under the Plan to 300,000 shares during any single calendar year. Subsequent to the stockholders’ approval of the Plan amendment, the Board of Directors of the

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

Company approved restricting the number of shares available for options under the Plan to 20% of the outstanding shares of common stock of the Company. The Board retained the authority to increase the number of shares available for options under the Plan from time to time as may be necessary in the future to provide ample shares for options under the Plan for the Company’s employees, directors and advisors. On July 12, 2002, the Company filed with the SEC a registration statement on Form S-8 covering up to 1,190,674 shares of common stock which may be issued under the 2000 Stock Compensation Plan.

At December 31, 2002, options to purchase 659,944 shares of common stock were available for grant under the Company’s option plans.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2002, 2001 and 2000, are as follows:

	2002		2001		2000
	No. of Options	Weighted Average Exercise Price	No. of Options	Weighted Average Exercise Price	No. of Options	Weighted Average Exercise Price
Outstanding at beginning of year	698,020	$4.78	151,227	$8.65	121,596	$9.48
Granted	127,976	$5.21	569,028	$3.83	37,275	$5.94
Exercised	—	—	—	—	—	—
Forfeited	(73,766)	$4.66	(22,235)	$6.65	(7,644)	$8.90

Outstanding at end of year	752,230	$4.87	698,020	$4.78	151,227	$8.65

Exercisable at end of year	376,091	$5.53	225,645	$6.72	136,541	$8.50

Weighted average fair value of options granted during the year	$1.70		$1.35		$1.31

The following information summarizes stock options outstanding and exercisable at December 31, 2002:

	Outstanding			Exercisable
	No. of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	No. of Options	Weighted Average Exercise Price
Range of Exercise Prices
$3.44—$4.55	494,318	$3.77	7.30	228,662	$3.75
$4.95—$8.24	199,898	$5.44	8.28	89,415	$5.73
$9.56—$20.50	58,014	$12.24	5.58	58,014	$12.24

	752,230	$4.87	7.43	376,091	$5.53

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

The weighted average fair value of options granted are as follows:

	Number of Options	Weighted Average Fair Value
Granted during the year ended December 31, 2000
Less than fair value	—	—
Equal to fair value	37,275	1.31
Greater than fair value	—	—

	37,275

Granted during the year ended December 31, 2001
Less than fair value	—	—
Equal to fair value	464,028	1.40
Greater than fair value	105,000	1.15

	569,028

Granted during the year ended December 31, 2002
Less than fair value	—	—
Equal to fair value	127,976	1.70
Greater than fair value	—	—

	127,976

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of options granted during the year ended December 31, 2002 were determined with the following assumptions: expected dividend yield is 0%, expected stock price volatility of 35%, risk free interest rate of 2.5% - 3.5% and expected life of options of 4 - 5 years.

19. Earnings Per Share

The following table sets forth the computation of earnings per share:

	Year ended December 31
	2002	2001	2000
Income applicable to common stockholders:
Net income	$1,036,205	$1,727,107	$2,083,663
Accrued dividends – mandatory redeemable preferred stock	(28,000)	(44,000)	(66,667)

Income applicable to common stockholders	$1,008,205	$1,683,107	$2,016,996

Weighted average shares outstanding – basic	5,972,853	5,050,291	4,070,700
Effect of dilutive securities	121,385	16,001	—

Weighted average shares outstanding – diluted	6,094,238	5,066,292	4,070,700

Earnings per common share – basic and diluted	$0.17	$0.33	$0.50

Outstanding stock options to purchase 257,912 shares of the Company’s common stock at December 31, 2002 were not included in the calculations of earnings per share because of their inclusion would have been anti-dilutive.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(Continued)

20. Selected Quarterly Financial Information (unaudited)

The following presents selected quarterly financial information from the Company’s unaudited consolidated financial statements for the periods specified below:

(In thousands, except per share amounts)

	2002				2001
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenues	$9,956	$13,119	$12,163	$15,038	$9,942	$9,809	$10,353	$10,383
Gross Profit	5,898	7,750	6,878	8,458	5,611	5,591	5,917	6,066
Net income (loss)	(10)	595	(162)	613	407	443	496	381
Net income (loss) per common share – basic and diluted	$0.00	$0.10	$(0.03)	$0.10	$0.09	$0.09	$0.10	$0.06

21. Subsequent Events

On February 11, 2003, First Consumer Credit, Inc. entered into a $75 million credit facility agreement (the “Credit Facility”) with Autobahn Funding Company LLC (“Autobahn”) as the lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main (“DZ Bank”) as the Agent. FCC Acceptance Corporation (“FCCA”), a wholly owned subsidiary of FCC, is the borrower under the Credit Facility and FCCA will purchase RIO portfolios from FCC. The Credit Facility is a five-year program funded out of DZ-Banks’ conduit, Autobahn, pursuant to which Autobahn will fund loans made to FCCA through the issuance of commercial paper. DZ Bank will provide a standby liquidity facility necessary for Autobahn to issue the commercial paper. The Credit Facility is restricted to the purchase and financing of RIOs, and is secured by the RIOs purchased under the Credit Facility. FCC is the servicer under the Credit Facility. The Company has guaranteed to FCCA, the lender and Agent the performance by FCC of its obligations and duties under the Credit Facility in the event of fraud, intentional misrepresentation or intentional failure to act by FCC.

Among other provisions, and providing that no event of default has occurred and is continuing, the Credit Facility provides that (i) subject to the $75 million credit limit, the maximum advance under the Credit Facility is 90% of the amount of eligible RIOs (ii) in the event that an RIO ceases to be an eligible RIO, FCCA is required to pay down the line of credit in an amount by which the outstanding borrowings do not exceed the maximum advance rate applied to the outstanding balance of the eligible RIOs, (iii) each advance under the facility will be an amount not less than $250,000 and will be funded by the issuance of commercial paper at various terms with interest payable at the rate of the Agent’s then current commercial paper rate plus 2.5%, (iv) if the Excess Spread, as that term is defined in the Credit Facility, is less than a specified level, FCCA is required to deposit funds into a sinking fund account, or purchase specified rate caps or other interest rate hedging instruments, to hedge to the extent possible the interest rate exposure of the lender, and (v) FCCA shall pay Agent’s fees and expenses, including a structuring fee in the amount $375,000. The Credit Facility contains representations, warranties and covenants as is customary in a commercial transaction of this nature.

U.S. Home Systems, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30, 2003	December 31, 2002
Assets		(audited)
Current assets:
Cash and cash equivalents, including restricted cash of $-0- and $33,191 at September 30, 2003 and December 31, 2002, respectively	$3,304,656	$3,672,571
Finance receivables held for sale	516,814	2,884,967
Accounts receivable, net	2,313,186	1,373,498
Notes receivable	41,263	—
Commission advances	652,304	395,332
Inventory	2,425,537	1,898,695
Prepaid expenses	1,024,800	956,560
Deferred income taxes	266,910	137,998

Total current assets	10,545,470	11,319,621

Finance receivables held for investment, net (Note 2)	34,361,071	54,683
Property, plant, and equipment, net	6,839,383	6,242,839
Goodwill	7,357,284	7,357,284
Credit facility origination costs, net of amortization	697,424	—
Other assets	269,561	435,725

Total assets	$60,070,193	$25,410,152

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,987,886	$2,299,280
Customer deposits	3,337,646	2,080,264
Accrued wages, commissions, and bonuses	1,111,313	1,119,886
Federal, state, and local taxes payable	660,770	363,765
FSB Note payable	2,600,000	—
Current portion of long-term debt	755,440	2,974,742
Current portion of long-term capital lease obligations	164,782	155,791
Other accrued liabilities	512,229	576,949

Total current liabilities	12,130,066	9,570,677

Deferred income taxes	265,308	352,383
Deferred revenue	37,500	—
Long-term debt, net of current portion	33,667,358	2,265,383
Long-term capital lease obligations, net of current portion	520,367	627,858
Commitments and contingencies (Note 7)

Mandatory redeemable preferred stock – $0.01 par value, -0- and 16,000 shares issued and outstanding at September 30, 2003 and December 31, 2002, liquidation value $10 per share	—	160,000

Stockholders’ equity:
Preferred stock – $0.01 par value, 100,000 shares authorized, -0- and 16,000 mandatory redeemable preferred shares outstanding at September 30, 2003 and December 31, 2002	—	—
Preferred stock – $0.001 par value, 1,000,000 shares authorized, no shares outstanding	—	—
Common stock – $0.001 par value, 30,000,000 shares authorized, 6,513,488 and 6,453,371 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	6,514	6,454
Additional capital	9,640,119	9,300,255
Note receivable for stock issued	(274,950)	—
Retained earnings	4,077,911	3,127,142

Total stockholders’ equity	13,449,594	12,433,851

Total liabilities and stockholders’ equity	$60,070,193	$25,410,152

See accompanying notes.

U.S. Home Systems, Inc.

Consolidated Statements of Operations

(unaudited)

	Nine months ended September 30,
	2003	2002
Contract revenues	$53,761,832	$32,338,847
Revenue from loan portfolio sales	510,225	2,135,762
Interest income	1,932,590	431,617
Other revenues	311,776	331,834

Total revenues	56,516,423	35,238,060
Cost of goods sold	25,599,279	14,711,283

Gross profit	30,917,144	20,526,777

Operating expenses:
Branch operating	1,876,147	1,422,382
Sales and marketing	18,109,457	13,058,473
License fees	713,712	606,655
General and administrative	7,918,478	4,641,563

Income from operations	2,299,350	797,704

Interest expense	853,219	147,683
Other income (expenses), net	135,128	46,385

Income before income taxes	1,581,259	696,406
Income taxes	622,490	272,618

Net income	$958,769	$423,788

Net income per common share – basic	$0.15	$0.07

Net income per common share – diluted	$0.14	$0.07

Weighted average shares – basic	6,483,333	5,922,642

See accompanying notes.

U.S. Home Systems, Inc.

Consolidated Statements of Stockholders’ Equity

(unaudited)

	Common Stock		Additional Capital	Note Receivable for Stock Issued	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2002	6,453,371	$6,454	$9,300,255	$—	$3,127,142	$12,433,851
Accrued dividends—mandatory redeemable preferred stock	—	—	—	—	(4,000)	(4,000)
Net loss	—	—	—	—	(575,480)	(575,480)

Balance at March 31, 2003	6,453,371	$6,454	$9,300,255	—	$2,547,662	$11,854,371
Accrued dividends— mandatory redeemable preferred stock	—	—	—	—	(4,000)	(4,000)
Issuance of Common Stock	54,334	54	285,749	—	—	285,803
Note receivable on stock issuance	—	—	—	(274,950)	—	(274,950)
Net income		—	—	—	963,418	963,418

Balance at June 30, 2003	6,507,705	$6,508	$9,586,004	$(274,950)	$3,507,080	$12,824,642
Issuance of Common Stock	5,783	6	54,115	—	—	54,121
Net income	—	—	—	—	570,831	570,831

Balance at September 30, 2003	6,513,488	$6,514	$9,640,119	$(274,950)	$4,077,911	$13,449,594

See accompanying notes.

U.S. Home Systems, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
	2003	2002
Operating Activities
Net income	$958,769	$423,788
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,073,960	386,372
Provision for loan losses and bad debts	340,426	41,117
Changes in operating assets and liabilities net of effects of acquired business:
Finance receivables:
Sales of finance receivables held for sale	8,164,320	19,959,045
Purchases of finance receivables held for sale	(6,993,829)	(22,033,010)
Accounts receivable	(1,019,498)	(518,229)
Inventory	(526,842)	(317,983)
Commission advances and prepaid expenses	(325,212)	(286,842)
Accounts payable and customer deposits	1,945,988	1,482,623
Other assets and liabilities	113,497	(35,798)

Net cash provided by (used in) operating activities	3,731,579	(898,917)
Investing Activity
Purchases of property, plant, and equipment	(1,161,568)	(252,026)
Acquisitions, cash required	(60,000)	(116,739)
Purchase of finance receivables	(42,682,274)	—
Principal payments on finance receivables	9,272,906	—
Other	(41,263)	37,720

Net cash used in investing activity	(34,672,199)	(331,045)
Financing Activities
Proceeds from revolving line of credit	62,733,632	20,219,670
Principal payments on revolving line of credit, long-term debt, and capital leases	(31,220,471)	(18,416,920)
Credit Facility origination costs	(787,430)	—
Dividends on mandatory redeemable preferred stock	(8,000)	(29,897)
Redemption of redeemable preferred stock	(160,000)	(80,000)
Proceeds from issuance of common stock	14,974	—

Net cash provided by financing activities	30,572,705	1,692,853

Net increase (decrease) in cash and cash equivalents	(367,915)	462,891
Cash and cash equivalents at beginning of period	3,672,571	4,944,050

Cash and cash equivalents at end of period	$3,304,656	$5,406,941

Supplemental Disclosure of Cash Flow Information
Interest paid	$853,219	$146,329

Cash payments of income taxes	$458,257	$433,800

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Non-cash capital expenditures	$171,012	$—

Non-cash transfer of Finance Receivables Held for Sale to Finance Receivables Held for Investment	$1,197,662	$—

See accompanying notes.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

(unaudited)

September 30, 2003

1. Organization and Basis of Presentation

U.S. Home Systems, Inc. (the “Company” or “U.S. Home”) is engaged in the manufacture, design, sale and installation of custom quality specialty home improvement products, and providing consumer financing services to the home improvement and remodeling industry.

The accompanying interim consolidated financial statements of the Company and its subsidiaries as of September 30, 2003 and for the three month and nine month periods ending September 30, 2003 and 2002 are unaudited; however, in the opinion of management, these interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations and cash flows. These financial statements should be read in conjunction with the consolidated annual financial statements and notes thereto included in the Company’s Annual Report on Form 10–K for the year ended December 31, 2002.

2. Summary of Significant Accounting Policies

The Company’s accounting policies, which are in compliance with accounting principles generally accepted in the United States, require it to apply methodologies, estimates and judgments that have significant impact on the results reported in the Company’s financial statements. The Company’s annual report on Form 10-K includes a discussion of those policies that management believes is critical and requires the use of complex judgment in their application. Since the date of that Form 10-K, there have been no material changes to the Company’s critical accounting policies or the methodologies or assumptions applied under them.

Finance Receivables Held For Sale

Finance receivables held for sale consist of consumer retail installment obligations (“RIOs”) purchased from select remodeling contractors. RIOs held for sale are typically held less than three months before portfolios of RIOs are accumulated and sold. Finance receivables held for sale are carried at the lower of cost or estimated market value as determined by outstanding purchase commitments from investors. At September 30, 2003, the Company had $517,000 RIOs held for sale.

Finance Receivables Held For Investment

Finance receivables held for investment consist of RIOs purchased from select remodeling contractors. Finance receivables held for investment are stated at the amount of the unpaid obligations adjusted for unamortized premium or discount and an allowance for loan losses, as applicable. At September 30, 2003, interest rates on Finance Receivables Held for Investment range from 6.0% to 16.5% with a weighted average interest rate of 14.6% and an average term of 100 months. Net unamortized premium (discount) was approximately $182,000 and ($64,000) at September 30, 2003 and December 31, 2002, respectively.

The accrual of interest on RIOs is discontinued when the loan is 90 days or more past due. A loan is placed back on the accrual status when both interest and principal are current. At September 30, 2003, the Company had approximately $58,000 of loans on a non-accrual status. There were no loans on a non-accrual status as of December 31, 2002.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to recover all amounts due according to the terms of the RIOs. An allowance for loan

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003

(Continued)

loss is established through a provision for loan losses charged against income. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the RIOs in light of historical experience and adverse situations that may affect the obligors’ ability to repay. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Loans deemed to be uncollectible are charged against the allowance when management believes that the payments cannot be recovered or recovered from other sources. Subsequent recoveries, if any, are credited to the allowance. Allowance for loan losses on Finance Receivables Held for Investment at September 30, 2003 and December 31, 2002 was approximately $198,000 and $7,000, respectively.

Accounts Receivable

Accounts receivable consist of amounts due from individuals, credit card sponsors, and financial institutions. Because of the diverse customer base, there are no concentrations of credit risk. The Company provides for estimated losses of uncollectible accounts based upon specific identification of problem accounts, expected future default rates and historical default rates. Allowance for bad debt was approximately $83,000 and $63,000 at September 30, 2003 and December 31, 2002, respectively.

Inventory

Inventory (consisting of raw materials and work-in-process) is carried at the lower of cost (determined by the first-in, first-out method) or market. Inventories are recorded net of allowance for unusable, slow-moving and obsolete raw materials and work in progress. Reserves for slow-moving parts range from 0% for active parts with sufficient forecasted demand up to 100% for excess parts with insufficient demand or obsolete parts. Amounts in work in progress relate to costs expended on firm orders and are not generally subject to obsolescence.

Goodwill

Goodwill is accounted for in accordance with Financial Accounting Standards Board Statement No. 141, “Business Combinations” and Statement No. 142, “Goodwill and Other Intangibles”. In accordance with these statements, goodwill is not amortized to expense. However, the Company is required to analyze goodwill for impairment on a periodic basis. The Company has determined that its goodwill is not impaired.

Revenue Recognition

Contract revenue is recognized upon completion of installation and acceptance of each home improvement contract. Cost of goods sold represents the costs of direct materials and labor associated with installations and manufacturing costs, including shipping and handling costs.

The Company recognizes revenues from sales of portfolios of RIOs upon each portfolio sale equal to the sale amount less the cost of the purchased portfolio.

During the period in which the Company is holding or accumulating portfolios of RIOs, the Company earns finance charges on the outstanding balance of the RIO. Finance charges earned on RIOs is recognized on the interest method and includes appropriate amortization of premium or discount.

Fees earned for collection and servicing of certain portfolios of RIOs sold are included in Other Revenues.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003

(Continued)

Marketing

The Company’s marketing consists of a variety of media sources including television, direct mail, marriage mail, magazines, newspaper inserts, selected neighborhood canvassing and telemarketing. The Company expenses all marketing costs as incurred. Marketing expenses were approximately $3,467,000 and $2,648,000 for the three month periods ended September 30, 2003 and 2002, respectively, and $9,921,000 and $7,158,000 for the nine month periods ended September 30, 2003 and 2002, respectively.

Stock Compensation

The Company accounts for stock options on the intrinsic value method in accordance with the terms of Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, (APB No. 25). Under APB No. 25, if the exercise price of an option award is equal to or greater than the market price of the underlying stock on the grant date, then the Company records no compensation expense for its stock option awards. Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The pro forma impact of applying SFAS 123 in the three months and nine months ended September 30, 2003 and 2002 will not necessarily be representative of the pro forma impact in future periods.

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Pro forma:
Net income (loss) as reported	$570,831	$(161,797)	$958,769	$423,788
Pro forma stock compensation, net of income taxes	47,655	33,027	148,990	94,052
Pro forma net income	523,176	(194,824)	809,779	329,736
Preferred dividends	—	(6,000)	(8,000)	(22,000)
Pro forma income applicable to common stockholders	523,176	$(200,824)	$801,779	$307,736
Net income (loss) per common share – as reported:
Basic	$0.09	$(0.03)	$0.15	$0.07
Diluted	$0.08	$(0.03)	$0.14	$0.07
Net income (loss) per common share – pro forma:
Basic	$0.08	$(0.03)	$0.12	$0.05
Diluted	$0.08	$(0.03)	$0.12	$0.05

In the nine month period ended September 30, 2003, the Company issued options to certain employees to purchase 173,710 shares of the Company’s common stock.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002, and SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities initiated after December 31, 2002. The Company adopted these two statements effective January 1, 2003. There was no effect on the financial statements related to this adoption.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Entities. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003

(Continued)

consolidation requirements for entities established prior to January 31, 2003 will apply in the interim period ending after December 15, 2003. The Company is still determining the impact, if any, that FIN No. 46 will have on its financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted this statement effective July 1, 2003. There was no material effect on the financial statements related to this adoption.

3. Information About Segments

The Company is engaged in two lines of business, the specialty product home improvement business and the consumer financing business. Accordingly, the Company’s reportable segments have been determined based on the nature of products offered to consumers.

The Company’s home improvement segment is engaged, through direct consumer marketing, in the design, manufacturing, sales, and installation of custom quality specialty home improvement products. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing, custom countertops, bathroom cabinetry products and wood decks.

The Company’s products are marketed directly to consumers through a variety of media sources under nationally recognized brands, “Century 21 Home Improvements”, “Renewal by Andersen”, “The Home Depot Cabinet Refacing”, and “The Home Depot At-Home Services”, as well as the Company’s own brands, “Facelifters”, “Cabinet Clad” and “USA Deck – Designer Deck”.

The Company has a license agreement with TM Acquisition Corp. (TM) and HFS Licensing Inc. (HFS) pursuant to a master license agreement between Century 21 Real Estate Corporation and each of TM and HFS (collectively, the “Licensor”). The license agreement provides for the Company to market, sell and install kitchen and bathroom remodeling products, replacement windows and patio doors in specific geographic territories using the service marks and trademarks “CENTURY 21 Cabinet Refacing” and “CENTURY 21 Home Improvements”.

The Company also has an agreement with Renewal by Andersen (RbA), a wholly-owned subsidiary of the Andersen Corporation. The Andersen agreement provides for the Company to be the exclusive window replacement retailer on an installed basis for RbA in the greater Los Angeles area, including the counties of Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara and Ventura. In February 2002, the Company began operating in the southern California market under its agreement with RbA.

The Company is a provider of both wood decks and kitchen-refacing solutions to The Home Depot in selected markets. On October 17, 2002, USA Deck entered into an agreement with The Home Depot to sell, furnish and install pre-engineered Designer Deck systems to The Home Depot’s retail customers in certain markets, including the metropolitan areas of Washington D.C., Baltimore, Maryland, Richmond and Norfolk, Virginia. In August 2003, USA Deck amended its wood deck sales and installation agreement with The Home

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003

(Continued)

Depot to extend its term to October 2005 and to add new markets, including Philadelphia, Pennsylvania, Boston, Massachusetts, Hartford, Connecticut, and the states of New Jersey and Pennsylvania. Under the amended agreement, USA Deck provides several pre-designed deck models under The Home Depot At-Home Services brand to approximately 215 The Home Depot stores. Additionally in August 2003, the Company entered into a one-year pilot program with The Home Depot to be the exclusive provider of kitchen-refacing products and installation services for approximately 229 The Home Depot stores and seven Home Expo stores in designated markets in California, Oregon, Washington and Colorado.

The Company’s consumer finance business, which is conducted through its wholly owned subsidiary First Consumer Credit, Inc. (“FCC”), purchases consumer retail installment obligations contracts (“RIOs”) from select remodeling contractors, including RIOs generated by the Company’s home improvement operations. In February 2003, FCC changed its business model from purchasing, bundling and selling portfolios of RIOs to holding and financing RIOs. To facilitate this change in FCC’s business model, FCC entered into a $75 million credit facility (see Note 6. Credit Facilities) with Autobahn Funding Company LLC and DZ Bank. The ability to purchase and finance RIOs provides FCC with earnings from finance charges for the life of the RIO, as opposed to a lesser, one-time origination fee it formerly earned upon selling RIOs.

Until February 2003, FCC sold portfolios of RIOs to financial institutions and insurance companies under negotiated purchase commitments. In most cases, the Company retained the collection and servicing of these accounts on behalf of the purchaser.

On June 5, 2003, FCC purchased a $23,098,000 portfolio of RIOs from Bank One, N.A. (“Bank One’) for a purchase price of $24,276,000, including accrued interest of $218,000, transaction related expenses of $108,000 and premium of $960,000. Also on June 5, 2003, FCC sold approximately $5,000,000 of the RIOs purchased from Bank One to a third party for the purpose of paying down its Credit Facility and for additional working capital. On July 17, 2003, FCC purchased an additional $658,000 RIO portfolio from Bank One for a net purchase price of $545,000. FCC purchased the portfolio in order to increase its income and accelerate its return to profitability following its business model change. The purchased RIOs had previously been sold to Bank One by FCC under its prior loan purchase and servicing agreements with no contemplation or intent at the time of sale to repurchase the loans. Pursuant to the terms of the purchase agreement, FCC and Bank One agreed to terminate the loan purchase and servicing agreements between the parties.

During the nine month periods ended September 30, 2003 and September 30, 2002, FCC purchased approximately $8,058,000 and $4,828,000 of RIOs from the Company’s home improvement operations, respectively.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003

(Continued)

The Company maintains discrete financial information of each segment. The following presents certain financial information of the Company’s segments for the three month and nine month periods ended September 30, 2003 and 2002, respectively:

	Three months ended September 30,		Nine months ended September 30,
(In Thousands)	2003	2002	2003	2002
Revenues:
Home Improvement	$20,139	$11,263	$53,761	$32,379
Consumer Finance	1,333	900	2,755	2,859

Consolidated Total	$21,472	$12,163	$56,516	$35,238

Net Income (Loss)
Home Improvement	$591	$(296)	$1,099	$(116)
Consumer Finance	(20)	134	(140)	540

Consolidated Total	$571	$(162)	$959	$424

Assets:
Home Improvement	$22,421	$10,980	$22,421	$10,980
Consumer Finance	40,196	9,950	40,196	9,959
Eliminate intercompany loans	(2,547)	(1,174)	(2,547)	(1,174)

Consolidated Total	$60,070	$19,755	$60,070	$19,755

4. Acquisitions

The Company’s acquisitions have been accounted for as purchases in accordance with Financial Accounting Standards Board Statement No. 141, “Business Combinations” and Statement No. 142, “Goodwill and Other Intangibles”. Operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition.

On May 31, 2002, the Company completed an acquisition of certain assets of Reface, Inc., a Virginia based home improvement company specializing in kitchen and bathroom remodeling.

On November 30, 2002, the Company acquired all of the outstanding capital stock of Deck America, Inc., (“DAI”) a privately-held Woodbridge, Virginia based home improvement specialist providing patented solutions for the fabrication, sale and installation of decks and deck enclosures.

On August 29, 2003, the Company acquired certain assets of E & K, Incorporated, a Portland, Oregon based home improvement company specializing in kitchen remodeling. The purchase price was $110,000 consisting of a cash payment of $60,000 and the issuance of 4,700 shares of common stock of the Company valued at $50,000.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003

(Continued)

The following unaudited pro forma condensed combined statements of operations for the three months and nine months ended September 30, 2002 gives effect to the acquisition of Deck America as if it occurred January 1, 2002.

(In thousands except per share amounts)	Three months ended September 30, 2002	Nine months ended September 30, 2002
Revenues	$15,738	$46,416
Net income (loss)	$(62)	$744
Net income per common share—basic and diluted	$(0.01)	$0.11

5. Inventory

Inventory consisted of the following:

	September 30, 2003	December 31, 2002
Raw materials	$1,566,955	$1,303,295
Work-in-progress	858,582	595,400

	$2,425,537	$1,898,695

6. Credit Facilities

Debt under the Company’s credit facilities consisted of the following:

	September 30, 2003	December 31, 2002
Revolving lines of credit	$31,432,072	$2,720,662
Mortgage payable in monthly principal and interest payments of $19,398 through January 1, 2018	2,057,589	2,125,000
FSB Note Payable	2,600,000	—
Secured notes payable	933,137	232,500
Other	—	161,963

	37,022,798	5,240,125
Less current portion of long term debt	755,440	2,974,742
Less FSB Note	2,600,000	—

	$33,667,358	$2,265,383

On February 11, 2003, in order to facilitate FCC’s change in business model from selling to holding portfolios of RIOs, FCC entered into a $75 million credit facility agreement (the “Credit Facility”) with Autobahn Funding Company LLC (“Autobahn”) as the lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main (“DZ Bank”) as the Agent. FCC Acceptance Corporation (“FCCA”), a wholly owned subsidiary of FCC, is the borrower under the Credit Facility and FCCA will purchase RIO portfolios from FCC. FCC is the servicer under the Credit Facility. The Credit Facility is a five-year program funded out of DZ Banks’ conduit, Autobahn, pursuant to which Autobahn funds loans made to FCCA through the issuance of commercial paper. DZ Bank provides a standby liquidity facility necessary for Autobahn to issue the commercial paper. The Credit Facility is restricted to the purchase and financing of RIOs, and is secured by the RIOs purchased under the Credit Facility. Pursuant to the terms of the Credit Facility, the Company was required to pay the Agent’s fees and expenses, including a structuring fee in the amount of $375,000, to complete

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003

(Continued)

the transaction. Including these fees, transaction costs were approximately $787,000 and are being amortized to interest expense over the term of the agreement. At September 30, 2003, the Company had outstanding borrowings of $27,128,000 under the Credit Facility.

Subject to the $75 million credit limit, the maximum advance under the Credit Facility is 90% of the amount of eligible RIOs. In the event that a RIO ceases to be an eligible RIO, FCCA is required to pay down the line of credit in an amount by which the outstanding borrowings do not exceed the maximum advance rate applied to the outstanding balance of the eligible RIOs. Among other provisions, the Credit Facility provides that (i) each advance under the facility will be an amount not less than $250,000 and will be funded by the issuance of commercial paper at various terms with interest payable at the rate of the Agent’s then current commercial paper rate plus 2.5%, and (ii) if the Excess Spread, as that term is defined in the Credit Facility, is less than a specified level, FCCA is required to deposit funds into a sinking fund account, or purchase specified rate caps or other interest rate hedging instruments, to hedge to the extent possible the interest rate exposure of the lender. The Company has not been required to make a sinking fund deposit or purchase any interest rate hedge instrument at September 30, 2003. The Credit Facility contains various representations, warranties and covenants as is customary in a commercial transaction of this nature. The Company has guaranteed to FCCA, the lender and Agent, the performance by FCC of its obligations and duties under the Credit Facility in the event of fraud, intentional misrepresentation or intentional failure to act by FCC.

On June 5, 2003, FCC completed the acquisition of approximately $23,098,000 of RIOs from Bank One. The purchase price including accrued interest and transaction related expenses was $24,276,000. On July 17, 2003, FCC purchased an additional $658,000 portfolio of RIOs from Bank One for a net purchase price of $545,000.

The RIO portfolio purchases from Bank One were financed through a combination of the utilization of FCC’s Credit Facility and a loan from First Savings Bank (“FSB”). The maximum advance under the Credit Facility is 90% of the outstanding balance of the RIOs. To facilitate FCC’s required participation in the transaction, FCC on May 23, 2003 executed a $4.0 million promissory note with FSB (“FSB Note”). Interest on the FSB Note is at a fluctuating rate equal to the prime rate of interest for commercial borrowing published from time to time by The Wall Street Journal. Interest is payable monthly beginning on June 23, 2003 and continuing each month thereafter until May 23, 2004 when the outstanding principal is due and payable. Subsequent to the initial RIO portfolio purchase, FCC sold approximately $5 million of RIOs. Proceeds from the sale were utilized to pay down the FSB Note and the Credit Facility. At September 30, 2003, the Company had $2,600,000 outstanding under the FSB Note.

The FSB Note is secured by, among other collateral, (i) a deed of trust covering real estate and improvements located in Transylvania County, North Carolina owned by Chickadee Partners, L.P., (ii) certain securities held in a brokerage account in the name of Chrystine B. Roberts and Mark A. Roberts Joint Tenants; (iii) certain securities held in a brokerage account in the name of Donald A. Buchholz; and (iv) certain securities held in a brokerage account in the name of Angela Buchholz Children’s Trust. The FSB Note is further secured with the unconditional guaranties of the Company, Chickadee Partners, L.P. and Bosque-Chickadee Management Company LLC, the general partner of Chickadee Partners, L.P. (collectively, the “Chickadee Partners”).

Donald A. Buchholz is a director of the Company and is Chairman of the Board of SWS Group, Inc., a publicly-owned holding company. SWS Group and its affiliates, which includes Donald A. Buchholz, own 442,723 shares of the Company’s common stock. Mr. Buchholz is also a director of FSB. The Chickadee Partners include the Angela Buchholz Children’s Trust, of which Angela Buchholz is the trustee, and Chrystine B. Roberts. Angela Buchholz is Donald A. Buchholz’s daughter-in-law and Chrystine B. Roberts is his daughter. Except for their relationship to Mr. Buchholz, none of the Chickadee Partners are affiliated with the Company.

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003

(Continued)

Chickadee Partners will receive from FCC as compensation for their guarantees and collateral for the FSB Note a monthly payment equal to the difference between 14% and the prime rate on the outstanding principal of the FSB Note until the FSB Note is paid (the “Collateral Fee”). The Collateral Fee will fluctuate inversely to changes in the prime rate such that an increase in the prime rate will cause the Collateral Fee to be decreased by the prime rate increase and conversely, a decrease in the prime rate will cause the Collateral Fee to increase by the prime rate change.

On May 30, 2003, the Company entered into a loan agreement (the “Loan Agreement”) with Frost National Bank (“Frost Bank”). The Loan Agreement includes a $5 million revolving line of credit (the “Revolving Line”), a $2 million line of credit (The “Borrowing Base Line”), and a term loan in the amount of $775,000 (the “Term Loan”). Concurrent with the execution of the Loan Agreement, the Company terminated and retired all prior credit agreements between the parties and all outstanding balances from the prior agreements were refinanced under the Loan Agreement.

The Revolving Line allows borrowings up to $5 million for the purchase of RIOs. Subject to the $5 million credit limit, the maximum advance under the Revolving Line is 90% of the outstanding principal balance of eligible RIOs. The Company is required to pay down the line of credit upon the sale of RIOs, or if the borrowing base is less than the outstanding principal balance under the line. Interest on the Revolving Line is payable monthly at LIBOR plus 2.6%. The Revolving Line matures May 30, 2004 at which time any outstanding principal and accrued interest is due and payable. The Revolving Line is secured by substantially all of the assets of the Company and its subsidiaries and the Company and its subsidiaries are guarantors. At September 30, 2003, the Company had outstanding borrowings of $3,893,733 under the Revolving Line, as compared to $2,721,000 outstanding at December 31, 2002 under its prior revolving line of credit.

Prior to entering into the Credit Facility with DZ Bank, FCC typically held RIOs for less than three months before selling portfolios of RIOs to unrelated financial institutions or insurance companies; therefore any outstanding balance under the revolving line of credit was classified as a current liability. Subsequent to entering into the Credit Facility, FCC holds RIOs for 30 days and then transfers the RIOs to its subsidiary FCCA, utilizing the Credit Facility to refinance and pay down the Revolving Line. The Company has, therefore, classified its outstanding obligation under the Revolving Line as a long-term obligation.

The Borrowing Base Line allows borrowings up to $2 million for working capital. Borrowings and required payments under the Borrowing Base Line are based upon an asset formula involving accounts receivable and inventory. At September 30, 2003 the Company had outstanding borrowings of $410,339 under the Borrowing Base Line and a borrowing capacity of $1,589,661. The Borrowing Base Line matures May 30, 2004. Interest on the Borrowing Base Line is payable monthly at LIBOR plus 2.6%. The Borrowing Base Line is secured by substantially all of the assets of the Company and its subsidiaries, and the Company and its subsidiaries are guarantors.

The Term Loan is payable in 48 monthly principal payments of $16,146 plus accrued interest through May 30, 2007. Interest is computed on the unpaid principal balance at LIBOR plus 2.6%. The Term Loan is secured by substantially all of the assets of the Company and its subsidiaries and the Company and its subsidiaries are guarantors. At September 30, 2003, the outstanding balance of the Term Loan was $710,417.

In connection with the acquisition of DAI (see Note 4), the Company’s subsidiary USA Deck, Inc. purchased DAI’s warehousing, manufacturing and office facilities. USA Deck obtained a mortgage in the amount of $2,125,000 from GE Capital Business Asset Funding. The mortgage is secured by the property. Among other

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003

(Continued)

provisions, (i) interest on the mortgage is 7.25%, (ii) the mortgage is subject to a prepayment premium, and (iii) the mortgage is guaranteed by the Company.

The Company’s credit facilities contain covenants, which among other matters, (i) limit the Company’s ability to incur indebtedness, merge, consolidate and sell assets; (ii) require the Company to satisfy certain ratios related to tangible net worth and interest coverage, and (iii) limit the payment of cash dividends on common stock.

7. Commitments and Contingencies

Off Balance Sheet Credit Risk

On June 5, 2003, the Company’s consumer finance business, FCC, purchased a portfolio of RIOs from Bank One. The RIOs purchased by FCC had previously been sold to Bank One by FCC under several loan purchase and servicing agreements (collectively, the “Servicing Agreements”). Pursuant to the terms of the FCC purchase agreement, the parties agreed to terminate all prior Servicing Agreements and no further obligations exist between the parties.

Each Servicing Agreement represented a separate commitment from Bank One as to the aggregate amount of RIOs that may be purchased under that agreement, as well as the terms of any credit loss risk to each of the parties. If credit losses exceeded certain thresholds, the Company was required to reimburse Bank One for the excess credit losses up to a specified maximum and conversely, if credit losses were less than specified thresholds, Bank One was required to reimburse the Company for credit losses, up to a specified maximum.

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

Employment Agreements

The Company has employment agreements with certain of its officers and key employees with terms which range from one to three years. The agreements generally provide for annual salaries and for salary continuation for a specified number of months under certain circumstances, including a change in control of the Company.

8. Capital Stock

On May 5, 2003, the Company entered into a Stock Purchase Agreement with Bibicoff & Associates, Inc. (“Bibicoff”). Pursuant to the Stock Purchase Agreement, Bibicoff purchased in a private transaction 50,000 restricted shares of the Company’s common stock (the “Shares”) for $275,000 or $5.50 per share. The purchase price was paid by delivering to the Company $50.00 in cash and a Promissory Note payable to the Company in the principal amount of $274,950. Interest under the Promissory Note is payable quarterly at the one-year London Interbank Offered Rate (LIBOR). The Promissory Note is due and payable on May 1, 2005 or 60 calendar days after the effective date of a registration statement which includes the Shares, whichever date shall first occur. The Note is secured with the Shares. Additionally, Harvey Bibicoff, the President of Bibicoff, has personally guaranteed the payment of the Note.

The Stock Purchase Agreement further provides for the right of the Company to repurchase the Shares for $5.55 per share or an aggregate of $277,500 at any time and for any reason until January 31, 2004 when the option will expire. As consideration for the grant of the option by Bibicoff to the Company, the Company paid to

U.S. Home Systems, Inc.

Notes to Consolidated Financial Statements

September 30, 2003

(Continued)

Bibicoff $0.20 per share or an aggregate of $10,000 for the option. The Stock Purchase Agreement contains warranties and representations by Bibicoff and the Company consistent with a private securities transaction. There were no brokers or underwriters involved in this transaction and no commissions or finder’s fees were paid. The Company relied on the exemption provided in Section 4(2) of the Securities Act of 1933, as amended, for this transaction.

On August 29, 2003, in connection with the purchase of certain assets of E & K, Incorporated, a Portland, Oregon home improvement company specializing in kitchen remodeling, the Company issued 4,700 shares of its common stock.

During the nine month period ended September 30, 2003, the Company issued 5,417 shares of common stock upon the exercise of stock options. The 5,417 shares were included in a Registration Statement on Form S-8 as filed with the Commission on July 19, 2002.

9. Other Income

In March 2003, USA Deck entered into a licensing agreement with Universal Forest Products, Inc. The licensing agreement is for a period of seven years and provides Universal the exclusive use of certain of USA Deck’s intellectual property including manufacturing and installation methods, deck design methods, marketing and sales methods, trademarks, and the right to fabricate and manufacture decks under USA Deck’s patents. The agreement is limited to certain geographical markets in which Universal provides wood deck solutions to The Home Depot customers pursuant to a separate agreement between Universal and The Home Depot. The licensing agreement requires Universal to pay USA Deck an initial licensing fee and ongoing royalties based upon Universal’s sales from these products. In the three month and nine month periods ended September 30, 2003, other income includes $37,500 and $112,500, respectively, of licensing fees from the licensing agreement.

10. Earnings Per Share

The following table sets forth the computation of earnings per share:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Earnings applicable to common stockholders:
Net income	$570,831	$(161,797)	$958,769	$423,788
Accrued dividends – mandatory redeemable preferred stock	—	(6,000)	(8,000)	(22,000)

Income applicable to common stockholders	$570,831	$(167,797)	$950,769	$401,788

Weighted average shares outstanding – basic	6,509,570	5,953,371	6,483,333	5,922,642
Effect of dilutive securities	436,566	—	329,669	115,011

Weighted average shares outstanding – diluted	6,946,136	5,953,371	6,813,002	6,037,653

Earnings per share – basic	$0.09	$(0.03)	$0.15	$0.07

Earnings per share – diluted	$0.08	$(0.03)	$0.14	$0.07

Outstanding stock options to purchase 19,375 and 36,139 shares of the Company’s common stock for the three month and nine month period ended September 30, 2003, respectively, were not included in the calculation of earnings per share because their inclusion would have been anti-dilutive.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Deck America, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Deck America, Inc. and Subsidiaries as of December 31, 2001, and 2000, and the related consolidated statements of operations, changes in equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the management of Deck America, Inc. and Subsidiaries. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Deck America, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Goodman & Company, L.L.P.

McLean, Virginia

May 20, 2002, except for Note 11, as to which the date is June 5, 2002.

DECK AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31,	2001	2000
ASSETS
Current assets
Cash and cash equivalents	$160,015	$116,196
Accounts receivable – net of allowance	471,505	689,331
Inventory	450,648	337,691
Other current assets	184,107	186,662

Total current assets	1,266,275	1,329,880

Deposits	21,375	21,375
Property and equipment – net	2,050,395	1,912,806

	$3,338,045	$3,264,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$309,990	$150,000
Accounts payable and accrued liabilities	1,229,859	996,672
Customer deposits	106,407	77,742
Pension payable	—	300,000
Notes payable – current portion	140,928	200,196
Capital leases payable – current portion	91,917	46,626
Deferred service income	23,294	14,624
Deferred income taxes – current portion	12,600	—

Total current liabilities	1,914,995	1,785,860

Deferred income taxes – net of current portion	25,175	93,762
Notes payable – net of current portion	541,033	602,121
Capital leases payable – net of current portion	333,779	47,168

	899,987	743,051

Total liabilities	2,814,982	2,528,911

Stockholders’ equity	523,063	735,150

	$3,338,045	$3,264,061

The accompanying notes are an integral part of these financial statements.

DECK AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,	2001	2000
Revenue	$15,679,608	$13,946,352
Cost of sales	9,536,576	7,612,612

Gross margin	6,143,032	6,333,740

Expenses
Selling and delivery	2,926,984	2,480,400
General and administrative	3,699,655	3,637,061

	6,626,639	6,117,461

Operating income (loss)	(483,607)	216,279

Other income (expense)
Interest income	13,444	21,400
Bad debt recovery	—	14,583
Gain (loss) on sale of assets – net	(674)	3,537
Interest expense	(73,403)	(78,348)
Other revenue	250,000	—

Total other income (expense)	189,367	(38,828)

Earnings (loss) before income taxes	(294,240)	177,451
Income tax expense (benefit)	(82,153)	52,978

Net income (loss)	$(212,087)	$124,473

The accompanying notes are an integral part of these financial statements.

DECK AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED SCHEDULES OF COST OF SALES

Years Ended December 31,	2001	2000
Cost of sales
Materials	$3,713,542	$3,092,955
Direct wages	3,230,307	2,617,809
Other direct costs	843,714	547,784
Shop service	440,396	285,723
Depreciation	343,574	252,091
Vehicle maintenance	329,750	165,678
Gas and oil	248,076	238,304
Miscellaneous maintenance	140,368	160,025
Shop supplies	135,438	135,404
Trash	97,937	97,519
Uniforms	13,474	19,320

Cost of sales	$9,536,576	$7,612,612

The accompanying notes are an integral part of these financial statements.

DECK AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED SCHEDULES OF EXPENSES

Years Ended December 31,	2001	2000
Selling and delivery
Advertising and marketing	$1,523,047	$1,101,890
Commissions	1,275,259	1,258,024
Miscellaneous finance fees	128,678	120,486

	$2,926,984	$2,480,400

General and administrative
Salaries and wages	$1,529,837	$1,421,740
Payroll taxes	568,455	418,543
Rental	285,126	275,190
Insurance	257,199	226,492
Bad debt expense	178,000	61,406
Office expense	155,854	122,098
Professional fees	124,160	92,955
Health insurance	123,510	113,411
Telephone	121,263	122,089
Consultant fees	81,647	140,891
Memberships and licenses	74,030	101,148
Utilities	54,770	34,999
Engineering expense	45,195	19,460
Other operating expenses	39,274	11,662
Depreciation	25,779	70,855
Travel	20,570	27,193
Memberships and licenses	14,948	—
Repairs and maintenance	38	—
Employee benefits	—	300,000
Franchise fees	—	50,000
Commissions	—	22,500
Other taxes	—	4,429

	$3,699,655	$3,637,061

The accompanying notes are an integral part of these financial statements.

DECK AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years Ended December 31, 2001 and 2000
	Capital	Retained Earnings	Total
Balance – December 31, 1999	$252,000	$358,677	$610,677

Net income	—	124,473	124,473
Balance – December 31, 2000	252,000	483,150	735,150

Net loss	—	(212,087)	(212,087)
Balance – December 31, 2001	$252,000	$271,063	$523,063

The accompanying notes are an integral part of these financial statements.

DECK AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2001	2000
Cash flows from operating activities
Net income (loss)	$(212,087)	$124,473
Adjustments to reconcile to net cash from operating activities:
Depreciation	369,353	322,946
Expenditure of non-fixed assets	674	28,596
Bad debt expense	54,469	61,406
Income tax receivable	(32,334)	(6,563)
Deferred income taxes	(55,987)	36,449
Change in:
Accounts receivable	157,454	(353,978)
Inventory	(107,054)	(123,917)
Accounts payable and accrued expenses	233,187	388,432
Other current assets	34,889	(1,224)
Deposits	—	(2,683)
Customer deposits	28,665	(15,809)
Pension payable	(300,000)	300,000
Income taxes payable	—	(2,764)
Deferred service income	8,670	9,214

Net cash from operating activities	179,899	764,578

Cash flows from investing activity
Purchase of property and equipment	(138,960)	(640,392)

Cash flows from financing activities
Borrowings (repayments) on line of credit – net	159,990	(23,531)
Repayments on loans – net	(157,110)	(26,409)

Net cash from financing activities	2,880	(49,940)

Net change in cash	43,819	74,246
Cash and cash equivalents – beginning of year	116,196	41,950

Cash and cash equivalents – end of year	$160,015	$116,196

Supplemental disclosures of cash flow information
Cash paid for interest	$59,092	$76,006
Cash paid for income taxes	$18,688	$48,928

The accompanying notes are an integral part of these financial statements.

DECK AMERICA, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

December 31, 2001 and 2000

1.	Organization and Nature of Business

Deck America, Inc. and Subsidiaries (the “Company”), formerly known as Deck-Mate Builders, Inc., was incorporated in 1988 under the statutes of the Commonwealth of Virginia. The Company supplies patented, pre-manufactured, ready-to-assemble outdoor decking structures. Certified Basements, Inc. was incorporated in 2000 and specializes in basement finishing under semi-exclusive marketing rights for Owens Corning’s patented Basement Finishing System. Deck America Finance Company, Inc. provides financing to select customers and was established in 1998. Pro-Tek Services, L.L.C. was incorporated in 2000 and leases wood preserving plant equipment to Deck America.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include Deck America, Inc., Certified Basements, Inc. and Deck America Finance Company, Inc., its 100 percent owned subsidiaries, and Pro-Tek Services, L.L.C., of which 25 percent is owned by the Company and the remaining 75 percent is owned by the Company’s stockholders. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company accounts for long-term contracts on the percentage-of-completion method. Under this method, revenue is recognized as work on the contract progresses, but estimated losses on contracts are charged to operations immediately. On short-term contracts, revenue is recognized when the job is installed.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company does not believe that such cash is exposed to significant credit risk.

The Company grants credit to its customers, who are predominately located in the Mid-Atlantic region. Customers are evaluated for credit worthiness on a continuing basis.

Inventory

Inventory consists primarily of raw material and work-in-process and is stated at the lower of cost of market. The cost of inventory is determined by using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost and depreciated by the straight-line method over estimated useful lives which range as follows:

Patents and trademarks	10 years
Vehicles	5 years
Computers	5 years
Furniture and fixtures	10 years
Leasehold improvements	3 years
Machinery and equipment	7 years
Shop setup	5 years

Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

DECK AMERICA, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

December 31, 2001 and 2000

(Continued)

Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred.

The Company provides for deferred taxes on temporary differences arising from assets and liabilities whose basis are different for financial reporting and income tax reporting. The differences relate primarily to the different methods of depreciation used by the Company for accounting and income tax reporting and the uniformed capitalization rules of accounting for ending inventory.

Advertising

Advertising costs are expensed when incurred.

Capital

The Company has 10,000 shares of common stock authorized. At December 31, 2001, 2,000 shares at $1 par value and 2,000 shares at $10 par value were issued and outstanding; and there was $230,000 of additional paid-in capital.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

3.	Property and Equipment

Property and equipment at December 31, 2001 and 2000, consist of the following:

	2001	2000
Patents and trademarks	$50,000	$50,000
Vehicles	1,099,755	1,041,981
Computers	193,401	188,820
Furniture and fixtures	178,860	178,860
Leasehold improvements	729,903	677,968
Machinery and equipment	895,027	871,050
Shop setup	81,253	81,253
Capital leases	368,656	—

	3,596,855	3,089,932
Less – accumulated depreciation	(1,546,460)	(1,177,126)

	$2,050,395	$1,912,806

DECK AMERICA, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

December 31, 2001 and 2000

(Continued)

4.	Inventories

Inventory at December 31, 2001 and 2000, consists of the following:

	2001	2000
Raw materials	$425,812	$313,118
Work in process	24,836	24,573

	$450,648	$337,691

5.	Line of Credit

The Company has a line of credit which provides for borrowings not to exceed $500,000 and is due on demand. The line expires May 16, 2002. Interest is payable monthly at prime plus 1 percent per annum (5.75% at December 31, 2001). The line is collateralized by all inventory, fixed assets, accounts receivable, and general intangibles.

At December 31, 2001, the Company was not in compliance with certain covenants associated with the line of credit. The bank has issued a waiver of the covenants through June 30, 2002.

6.	Income Taxes

Deferred income taxes result primarily from temporary differences between book and tax attributable to the elective use of accelerated depreciation method and mandatory application of uniform capitalization rules for tax purposes. The income tax expense (benefit) is as follows:

	2001	2000
Current	$(26,166)	$16,529
Deferred	(55,987)	36,449

	$(82,153)	$52,978

7.	Leases

The Company rents office and warehouse space from MAD, L.L.C. (“MAD”), which is wholly owned by some of the owners of the Company, under an operating lease which expires November 30, 2008. In addition to base rent, the Company is responsible for real estate taxes and insurance for the premises. The lease calls for annual rental increases of 4 percent.

Future minimum annual rentals are as follows:

2002	$252,314
2003	262,406
2004	272,903
2005	283,819
2006	295,172
Thereafter	626,237

$1,992,851

DECK AMERICA, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

December 31, 2001 and 2000

(Continued)

The Company leases certain equipment under leases classified as capital leases. Future minimum lease payments under capital leases are as follows:

2002	$113,227
2003	106,696
2004	89,089
2005	84,000
2006	84,000
Thereafter	7,000

Total minimum lease payments	484,012
Amount representing interest	(58,316)

Present value of minimum lease payments	$425,696

8.	Long-Term Notes Payable

Long-term notes payable at December 31, 2001 and 2000, consist of the following:

	2001	2000
Notes payable to Prosperity Bank, payable in various monthly installments totaling $12,849, with interest rates ranging from 8.0 to 10.6 percent, collateralized by property and equipment purchased.	$221,393	$298,832
Note payable to Virginia Small Business Loan, payable in monthly installments, with an interest rate of 6.5 percent, collateralized by real estate, machinery and equipment, and guaranteed by the stockholders of the Company. The unpaid principal is due in full on May 10, 2004.	460,568	503,485

	681,961	802,317
Less – current portion	(140,928)	(200,196)

	$541,033	$602,121

Principal payments on long-term notes for future years ending December 31 are as follows:

2002	$140,928
2003	94,939
2004	402,407
2005	37,785
2006	5,902

$681,961

9.	Related Parties

Consultant fees of $65,007 were paid to the owners of the Company.

The Company obtained 25 percent equity in a company, Pro-Tek Services, L.L.C. (“Pro-Tek”), which provides wood treatment, fueling, and leasing services. The remaining 75 percent equity interest is held by some of the stockholders of Deck America, Inc. The Company entered into a Contract Services Agreement

DECK AMERICA, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

December 31, 2001 and 2000

(Continued)

with Pro-Tek to purchase a reasonable access and right of use of certain wood treatment facilities as discussed below. Additionally, the Company agreed to purchase wood preservatives from a stockholder of the Company to treat the wood at Pro-Tek’s facility.

The agreement with Pro-Tek is for a term of five years and requires initial monthly payments of $14,000, with annual rental increases of 4% after the first year. By agreement between the parties, payments from Deck America, Inc. to Pro-Tek became effective October 1, 2001, and payments from Pro-Tek to the manufacturer became effective January 1, 2002.

Rent expense to the Company was $42,000 in 2001.

Minimum annual payments under this agreement are due to Pro-Tek as follows:

2002	$174,720
2003	181,709
2004	188,977
2005	196,536
2006	153,298

$895,240

Pro-Tek also entered into a lease agreement to acquire wood preserving plant equipment from the manufacturer and preservative supplier noted above, a 25% owner of the Company. Construction and installation of this plant equipment was completed and the plant became operational in August 2001. The plant was constructed on property being leased to Deck America, Inc. by MAD, L.L.C., (see Note 7), which is a limited liability company whose members are also stockholders in Deck America, Inc. and controlling members in Pro-Tek. In addition to the minimum lease payments for the preserving plant equipment, Deck America, Inc. is responsible for all of the operating costs including taxes, licenses and insurances. Without approval of the manufacturer from whom it is leasing the plant equipment, Pro-Tek may not further sublet or permit it to be used by anyone else.

The Company has guaranteed certain debt obligation of MAD with Wachovia Bank, N.A. (Wachovia) and Prosperity Bank and Trust Company (Prosperity). The Wachovia guarantee relates to Industrial Revenue Bonds held by Wachovia on property leased by MAD to Deck America, Inc. The loan obligation is payable by MAD in monthly installments of various amounts based on a 5.425% interest rate with approximately 112 payments remaining on the balance of $535,849 at December 31, 2001. The loan agreement has an automatic call provision, which allows Wachovia to request repayment of the remaining outstanding loan balance at December 10, 2003. The loan obligation is collateralized by a first deed of trust along with the assignment of rents, leases and security interests in all property of MAD and guaranteed by MAD’s owners. In addition, the loan is entirely guaranteed by Deck America, Inc. The loan agreement contains certain financial covenants attributable to Deck America, Inc. including debt service ratios, tangible net worth requirements, restrictions on dividends, and limitations on capital expenditures. At December 31, 2001, Deck America, Inc. was not in compliance with certain of these covenants.

The Prosperity guarantee also relates to the term loan on the property discussed above maturing on December 10, 2006. The loan is payable in monthly installments of $4,267 through December 2001, including interest at 8.5%. The remaining payments bear interest at 3 percentage points over the five-year U.S. Treasury index. A final balloon payment of $171,834 plus interest is due December 10, 2006. The loan obligation is collateralized by a second deed of trust and is guaranteed by MAD’s owners. The loan balance at December 31, 2001 was $319,620. Deck America, Inc. is a guarantor with a maximum liability not to exceed $300,000 plus interest and certain other costs.

DECK AMERICA, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

December 31, 2001 and 2000

(Continued)

10.	Employee Stock Ownership Plan

The Company has established an Employee Stock Ownership Plan (the “Plan”) and a related Employee Stock Ownership Trust (the “Trust”) with an effective date of January 1, 2000. The primary purpose of the Plan is to enable participants to acquire stock ownership in the Company and covers substantially all employees.

The Company makes voluntary contributions to the Trust, which has the option to purchase all or less than all of the offered shares from the stockholders. During 2001, the Trust purchased 240 shares from the stockholders for $300,000 from contributions to the Plan in 2000. There were no contributions to the Plan for 2001.

11.	Franchise Agreement and Subsequent Events

On July 14, 2000, the Company entered into a franchise agreement with a major supplier of basement wall finishing system products. The agreement specifies a minimum annual purchase requirement of finishing systems products while the agreement is in effect. This agreement was terminated at June 5, 2002 when the Company entered into an agreement with the supplier by which it agreed to sell substantially all of the assets of its Certified Basement subsidiary. The sale resulted in a net gain of approximately $150,000.

12.	Accounts Receivable

Accounts receivable as of December 31, 2001 and 2000, respectively, consist of the following:

	2001	2000
Trade receivables	$523,971	$736,269
Other receivables	2,003	7,905

	525,974	744,174
Allowance for doubtful accounts	(54,469)	(54,843)

	$471,505	$689,331

13.	Other Current Assets

Other current assets as of December 31, 2001 and 2000, respectively, consist of the following:

	2001	2000
Prepaid expenses	$43,530	$76,439
Prepaid taxes	21,125	9,333
Prepaid commission	86,967	100,739
Income tax receivable	32,485	151

	$184,107	$186,662

14.	Other Revenue

Other revenue of $250,000, in the year ended December 31, 2001, consists of fees earned for providing various training materials for seminars related to the home improvement business.

DECK AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2002	December 31, 2001
		(audited)
ASSETS
Current assets
Cash and cash equivalents	$18,607	$160,015
Accounts receivable – net of allowance	340,712	471,505
Inventory	354,073	450,648
Other current assets	223,783	184,107

Total current assets	937,175	1,266,275

Deposits	19,292	21,375
Property and equipment – net	1,738,784	2,050,395

	$2,695,251	$3,338,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$—	$309,990
Accounts payable and accrued liabilities	549,046	1,229,859
Customer deposits	201,535	106,407
Notes payable – current portion	140,928	140,928
Capital leases payable – current portion	91,917	91,917
Deferred service income	26,600	23,294
Deferred income taxes – current portion	—	12,600

Total current liabilities	1,010,026	1,914,995

Deferred income taxes – net of current portion	156,165	25,175
Notes payable – net of current portion	439,054	541,033
Capital leases payable – net of current portion	252,816	333,779

	848,035	899,987

Total liabilities	1,858,061	2,814,982

Stockholders’ equity	837,190	523,063

	$2,695,251	$3,338,045

The accompanying notes are an integral part of these financial statements.

DECK AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Nine Months Ended September 30,
	2002	2001
Revenue	$11,178,368	$12,003,145
Cost of sales	5,777,839	7,410,444

Gross margin	5,400,529	4,592,701

Expenses
Selling and delivery	2,187,216	2,147,437
General and administrative	2,783,540	2,700,872

	4,970,756	4,848,309

Operating income (loss)	429,773	(255,608)

Other income (expense)	114,644	214,950

Earnings (loss) before income taxes	544,417	(40,658)
Income tax expense (benefit)	230,290	(11,352)

Net income (loss)	$314,127	$(29,306)

The accompanying notes are an integral part of these financial statements.

DECK AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(unaudited)

	Capital	Retained Earnings	Total
Balance – December 31, 2001	$252,000	$271,063	$523,063
Net income	—	314,127	314,127
Balance – September 30, 2002	$252,000	$585,190	$837,190

The accompanying notes are an integral part of these financial statements.

DECK AMERICA, INC. AND SUBSIDIARIES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2002	2001
Cash flows from operating activities
Net income (loss)	$314,127	$(29,306)
Adjustments to reconcile to net cash from operating activities:
Depreciation	305,115	252,388
Bad debt expense	2,765	—
Gain on sale of assets	(110,025)	—
Deferred income taxes	118,390	—
Change in:
Accounts receivable	128,028	(616,812)
Inventory	96,575	(245,405)
Accounts payable and accrued expenses	(533,185)	652,838
Other assets and liabilities	(34,287)	10,123

Net cash from operating activities	287,503	23,826

Cash flows from investing activity
Purchase of property and equipment	(37,442)	—
Proceeds on sale of assets	153,963	—

Net cash from investing activity	116,521	—

Cash flows from financing activities
Borrowings (repayments) on line of credit, net	(309,990)	(150,000)
Borrowing (repayments) on loans, net	(182,942)	9,978
Dividends	(52,500)	—

Net cash from financing activities	(545,432)	(140,022)

Net change in cash	(141,408)	(116,196)
Cash and cash equivalents – beginning of year	160,015	116,196

Cash and cash equivalents – end of year	$18,607	$—

The accompanying notes are an integral part of these financial statements.

DECK AMERICA, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

Nine Months Ended September 30, 2002

(unaudited)

1.	Organization and Nature of Business

Deck America, Inc. and Subsidiaries (the “Company”), formerly known as Deck-Mate Builders, Inc., was incorporated in 1988 under the statutes of the Commonwealth of Virginia. The Company supplies patented, pre-manufactured, ready-to-assemble outdoor decking structures. Certified Basements, Inc. was incorporated in 2000 and specializes in basement finishing under semi-exclusive marketing rights for Owens Corning’s patented Basement Finishing System. Deck America Finance Company, Inc. provides financing to select customers and was established in 1998. Pro-Tek Services, L.L.C. was incorporated in 2000 and leases wood preserving plant equipment to Deck America.

The accompanying interim consolidated financial statements of the Company and its subsidiaries as of September 30, 2002 and the nine month period ending September 30, 2002 and 2001 are unaudited; however, in the opinion of management, these interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations and cash flows.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include Deck America, Inc., Certified Basements, Inc. and Deck America Finance Company, Inc., its 100 percent owned subsidiaries, and Pro-Tek Services, L.L.C., of which 25 percent is owned by the Company and the remaining 75 percent is owned by the Company’s stockholders. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company accounts for long-term contracts on the percentage-of-completion method. Under this method, revenue is recognized as work on the contract progresses, but estimated losses on contracts are charged to operations immediately. On short-term contracts, revenue is recognized when the job is installed.

Concentration	of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company does not believe that such cash is exposed to significant credit risk.

The Company grants credit to its customers, who are predominately located in the Mid-Atlantic region. Customers are evaluated for credit worthiness on a continuing basis.

Inventory

Inventory consists primarily of raw material and work-in-process and is stated at the lower of cost of market. The cost of inventory is determined by using the first-in, first-out method.

Property and Equipment

Property and equipment is stated at cost and depreciated by the straight-line method over the estimated useful lives of the assets.

Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

DECK AMERICA, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

Nine Months Ended September 30, 2002

(unaudited)

(Continued)

Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred.

The Company provides for deferred taxes on temporary differences arising from assets and liabilities whose basis are different for financial reporting and income tax reporting. The differences relate primarily to the different methods of depreciation used by the Company for accounting and income tax reporting and the uniformed capitalization rules of accounting for ending inventory.

Advertising

Advertising costs are expensed when incurred.

Capital

The Company has 10,000 shares of common stock authorized. At September 30, 2002 and December 31, 2001, 2,000 shares at $1 par value and 2,000 shares at $10 par value were issued and outstanding; and there was $230,000 of additional paid-in capital.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

3.	Related Parties

The Company obtained 25 percent equity in a company, Pro-Tek Services, L.L.C. (“Pro-Tek”), which provides wood treatment, fueling, and leasing services. The remaining 75 percent equity interest is held by some of the stockholders of Deck America, Inc. The Company entered into a Contract Services Agreement with Pro-Tek to purchase a reasonable access and right of use of certain wood treatment facilities as discussed below. Additionally, the Company agreed to purchase wood preservatives from a stockholder of the Company to treat the wood at Pro-Tek’s facility.

The agreement with Pro-Tek is for a term of five years and requires initial monthly payments of $14,000, with annual rental increases of 4% after the first year. By agreement between the parties, payments from Deck America, Inc. to Pro-Tek became effective October 1, 2001, and payments from Pro-Tek to the manufacturer became effective January 1, 2002.

Rent expense to the Company was $140,560 in the nine months ended September 30, 2002 and $42,000 in 2001.

DECK AMERICA, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

Nine Months Ended September 30, 2002

(unaudited)

(Continued)

4.	Franchise Agreement

On July 14, 2000, the Company entered into a franchise agreement with a major supplier of basement wall finishing system products. The agreement specifies a minimum annual purchase requirement of finishing systems products while the agreement is in effect. This agreement was terminated at June 5, 2002 when the Company entered into an agreement with the supplier by which the Company sold substantially all of the assets utilized in the installation of these products. The sale resulted in a net gain of approximately $105,000.

5.	Subsequent Events

On October 17, 2002, U. S. Home Systems, Inc., a public company engaged in the manufacture, sale and installation of specialty home improvements, entered into an agreement to acquire all of the capital stock of Deck America, Inc. and its subsidiaries. The transaction was consummated on November 30, 2002. Pursuant to the terms of the agreement, U.S. Home Systems, Inc. acquired the capital stock for $1,300,000 in cash and 500,000 shares of U.S. Home Systems’ common stock.

REPORT OF INDEPENDENT AUDITORS

The Members of MAD, L.L.C.

We have audited the accompanying balance sheets of MAD, L.L.C. as of December 31, 2001 and 2000, and the related consolidated statements of operations, members’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MAD, L.L.C. at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Fort Worth, Texas

December 20, 2002

MAD, L.L.C.

BALANCE SHEETS

	December 31
Assets	2001	2000
Current assets:
Cash	$20,176	$36,099
Rent receivable – related party	40,435	19,440

Total current assets	60,611	55,539
Property, net	1,322,638	1,354,509
Deferred rent	109,030	83,126

Total assets	$1,492,279	$1,493,174

Liabilities and Members’ Capital
Current liabilities:
Accounts payable and accrued liabilities	$17,843	$17,843
Current portion of long-term debt	84,484	80,558
Notes payable – members	233,400	263,400

Total current liabilities	335,727	361,801

Long-term debt, net of current portion	771,818	856,303

Total liabilities	1,107,545	1,218,104

Members’ capital	384,734	275,070

Total liabilities and members’ capital	$1,492,279	$1,493,174

See accompanying notes.

MAD, L.L.C.

STATEMENTS OF OPERATIONS

	Year ended December 31
	2001	2000
Rental income – related party	$312,155	$312,281

Operating expenses:
Depreciation	31,871	31,985
Real estate taxes	20,625	20,199
Insurance expense	23,017	23,569
Interest expense	89,417	97,497
Other expenses	55	706

Total operating expenses	164,985	173,956

Net income	$147,170	$138,325

See accompanying notes.

MAD, L.L.C.

STATEMENT OF MEMBERS’ CAPITAL

Members’ Capital
Balance at December 31, 1999	$176,679
Net income	138,325
Distribution to members	(39,934)

Balance at December 31, 2000	$275,070
Net income	147,170
Distribution to members	(37,506)

Balance at December 31, 2001	$384,734

See accompanying notes.

MAD, L.L.C.

STATEMENTS OF CASH FLOWS

	Year ended December 31
	2001	2000
Operating Activities
Net income	$147,170	$138,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,871	31,985
Deferred rent	(25,904)	(35,235)
Increase in rent receivable – related party	(20,995)	(19,440)

Net cash provided by operating activities	132,142	115,635

Financing Activities
Distribution to members	(37,506)	(39,934)
Principal payments on long-term debt	(80,559)	(78,607)
Principal payments on member notes	(30,000)	(12,000)

Net cash used in financing activities	(148,065)	(130,541)

Net decrease in cash	(15,923)	(14,906)
Cash at beginning of period	36,099	51,005

Cash at end of period	$20,176	$36,099

Supplemental Disclosure of Cash Flow Information
Interest paid	$89,417	$97,497

See accompanying notes.

MAD, L.L.C.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

1.	Organization and Basis of Presentation

MAD, L.L.C. (the “Company”) was formed in September 1998 under the laws of the state of the Commonwealth of Virginia. The Company is engaged in the business of owning and leasing commercial property.

2.	Summary of Significant Accounting Policies

Cash

Cash consists of cash in bank accounts.

Buildings and Improvement

The Company’s buildings are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful life of the buildings. Maintenance and repair expenditures are expensed when incurred; renewals and betterments are capitalized.

Deferred Rent and Rent Income

The Company leases its buildings to one tenant. The Company’s lease contains a rent-escalation, and in accordance with generally accepted accounting principals, the Company recognizes rental income on a straight line basis over the term of the lease. The difference between the straight-line rental income and the amount actually due under the lease is recorded to Deferred Rent.

In addition to the payment of monthly rent, the provisions of the Company’s lease require the lessee to pay for insurance and property taxes on the buildings leased. The Company recognizes these payments as rental income and property tax and insurance expenses.

Income Taxes

The Company is organized as a Limited Liability Company (L.L.C.), and accordingly, it is not subject to the payment of income taxes. In this respect, the Company’s equity members are taxed on the Company’s income based upon each member’s distributive share of the Company’s income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including rent receivable, approximate fair value due to their short-term nature. Based on prevailing interest rates at December 31, 2001, management believes that the carrying values of long-term debt approximate their fair values.

MAD, L.L.C.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

(Continued)

3.	Concentration of Credit Risk

The Company leases its buildings to one tenant, Deck America, Inc., a privately-held Woodbridge, Virginia based home improvement specialist providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. The Company’s members, in the aggregate, are the majority shareholders of Deck America.

The Company believes that its properties could be leased to third parties under terms substantially similar to its existing lease agreement.

4.	Member’s Operating Agreement

Upon formation of the Company, the members’ entered into an operating agreement which provides for the rights and duties of the members including, provisions for capital obligations of the members, tax matters, and general management operating provisions.

Among others, the operating agreement provides that:

•	The Managing Member may call for additional capital contributions from the members, each in proportion to the members equity interests, in an aggregate amount from all members not to exceed $25,000, for operating expenses, debt service or other obligations of the Company, provided however, that no member is required to lend or make additional capital contributions more than once in a calendar year.

•	No member is entitled to withdraw, or receive a distribution of his capital contributions except as provided in the agreement.

•	The liability of each member for losses, debts, liabilities and obligations of the Company is limited to the member’s capital contributions.

•	The Managing Member may cause the Company to borrow funds from the members upon such terms as the member is willing to lend to the Company, or to borrow from third-party sources if the members do not have such funds.

•	Within 90 days after the end of each calendar year, the Company shall distribute to each member sufficient funds to enable such member to pay its federal and state taxes on its distributive share of the Company’s net income.

•	Each of the members have a right of first refusal to purchase the interests of any other member on terms no less favorable than available from a prospective third-party buyer.

5.	Property

Property consisted of the following:

	December 31
			Depreciable
	2001	2000	Lives
Land	$332,466	$332,466	—

Buildings and improvements	1,089,000	1,089,000	39 years

	1,421,466	1,421,466
Less accumulated depreciation	98,828	66,957

	$1,322,638	$1,354,509

MAD, L.L.C.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

(Continued)

6.	Lease Arrangement With Related Party

The Company leases its buildings to one tenant, Deck America, Inc., a privately held Woodbridge, Virginia based home improvement specialist providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. The Company’s members, in the aggregate, are the majority shareholders of Deck America.

The lease agreement between the parties is for a term of ten years and requires the tenant to pay a monthly rent, as well as insurance and property taxes on the property. The tenant, at the tenant’s sole expense, is also responsible for the maintenance and general safekeeping of the premises. The lease includes a rent-escalation each year over the term of the lease equal to four percent over the preceding years rent rate. The lease provides that the tenant will defend and hold harmless the Company from and against any losses.

Future minimum rents receivable from the tenant, excluding insurance and property taxes, are:

2002	$252,314
2003	262,406
2004	272,903
2005	283,819
2006	295,172
Thereafter	626,237

Total minimum lease receipts	$1,992,851

7.	Credit Facilities

Debt under the Company’s credit facilities consisted of the following:

	December 31
	2001	2000
Secured note payable to a financial institution in monthly principal payments of $4,826, plus interest through December 1, 2010	$536,683	$594,599

Secured note payable to a financial institution in various monthly principal and interest payments through December 2006	319,619	342,262

	856,302	936,861
Less current portion of long term debt	84,484	80,558

	$771,818	$856,303

In December 1998, the Company purchased certain commercial property. In connection with the purchase, the Company obtained a secured term loan from a financial institution. The term loan is payable in monthly principal payments of $4,826, plus interest, at 5.425% on the unpaid balance, through December 2010. The term loan is secured by the real estate and is guaranteed by the Company’s members and Deck America, Inc.

Among other provisions, the term loan is callable by the financial institution on the fifth anniversary, is subject to a prepayment premium, and contains covenants, which among other matters, (i) limit the Company’s ability to merge, consolidate and sell assets; and (ii) require Deck America to satisfy certain financial ratios related to net worth and debt service.

MAD, L.L.C.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

(Continued)

Also in connection with the purchase of the property, the Company received a secured term loan from a second financial institution. The loan is payable in various monthly principal payments of principal and interest, including (i) payments of principal and interest (at 8.5%) of $4,267 for the first three years, followed by (ii) 59 payments of principal and interest (at 3.0% over the yield on the five year United States Treasury securities) initially at $4,036, and (iii) one final payment on December 10, 2006 of approximately $171,835. The loan is secured by the real estate.

Maturities of long-term debt as of December 31, 2001, are as follows:

2002	$84,484
2003	86,491
2004	88,595
2005	90,853
Thereafter	505,879

$856,302

The property is also subject to a collateral agreement between MAD, L.L.C., Deck America, Inc. and a financial institution, pursuant to which the property serves as collateral underlying a note payable by Deck America to the financial institution.

8.	Notes Payable—Members

In November 1998, the Company borrowed an aggregate of $275,400 from its members. Pursuant to the terms of the promissory notes, the notes bear interest at the rate of 10% per annum and are payable on demand by the members, including all principal and accrued interest as may be outstanding at that time. Since the promissory notes are due on demand of the members, the amounts due under the promissory notes have been classified as a current liability.

The Company, although not required to do so, has made monthly payments of interest and principal since the inception of the promissory notes. Principal payments on the promissory notes were $30,000 and $12,000 for the years ended December 31, 2001 and 2000, respectively.

9.	Subsequent Events

On October 17, 2002, U.S. Home Systems, Inc., a public company engaged in manufacture, sale and installation of specialty product home improvements, entered into an agreement to acquire all of the capital stock of Deck America, Inc., and the property owned by the Company. The transactions were consummated on November 30, 2002. Pursuant to the terms of the agreement, the Company received approximately $2,500,000 for the property. Upon closing of the transaction, the Company paid off its loans with its financial institutions.

MAD, L.L.C.

BALANCE SHEETS

(Unaudited)

	September 30	December 31
	2002	2001
		(audited)
Assets
Current assets:
Cash	$2,954	$20,176
Rent receivable – related party	53,758	40,435

Total current assets	56,712	60,611
Property, net	1,298,492	1,322,638
Deferred rent	121,180	109,030

Total assets	$1,476,384	$1,492,279

Liabilities and Members’ Capital
Current liabilities:
Accounts payable and accrued liabilities	50,575	17,843
Current portion of long-term debt	84,484	84,484
Notes payable – members	204,750	233,400

Total current liabilities	339,809	335,727
Long-term debt, net of current portion	702,775	771,818

Total liabilities	1,042,584	1,107,545
Members’ capital	433,800	384,734

Total liabilities and members’ capital	$1,476,384	$1,492,279

See accompanying notes.

MAD, L.L.C.

STATEMENTS OF OPERATIONS

(Unaudited)

	Nine months ended September 30
	2002	2001
Rental income – related party	$234,117	$234,117
Operating expenses:
Depreciation	24,146	23,734
Real estate taxes	15,469	15,469
Insurance expense	17,263	17,263
Interest expense	66,178	74,747
Other expenses	—	50

Total operating expenses	123,056	131,263

Net income	$111,061	$102,854

See accompanying notes.

MAD, L.L.C.

STATEMENT OF MEMBERS’ CAPITAL

(Unaudited)

Members’ Capital
Balance at December 31, 2001	$384,734
Net income	111,061
Distribution to members	(61,995)

Balance at September 30, 2002	$433,800

See accompanying notes.

MAD, L.L.C.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30
	2002	2001
Operating Activities
Net income	$111,061	$102,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,146	23,734
Deferred rent	(12,150)	(19,428)
Increase in rent receivable – related party	(13,323)	(53,727)
Increase in accounts payable	32,732	40,330

Net cash provided by operating activities	142,466	93,763

Financing Activities
Distribution to members	(61,995)	(37,506)
Principal payments on long-term debt	(69,043)	(67,356)
Principal payments on member notes	(28,650)	(25,000)

Net cash used in financing activities	(159,688)	(129,862)

Net decrease in cash	(17,222)	(36,099)
Cash at beginning of period	20,176	36,099

Cash at end of period	$2,954	$—

Supplemental Disclosure of Cash Flow Information
Interest paid	$66,178	$74,747

See accompanying notes

MAD, L.L.C

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

September 30, 2002

1.	Organization and Basis of Presentation

MAD, L.L.C. (the “Company”) was formed in September 1998 under the laws of the state of the Commonwealth of Virginia. The Company is engaged in the business of owning and leasing commercial property.

The accompanying interim financial statements of the Company as of September 30, 2002 and the nine month period ending September 30, 2002 and 2001 are unaudited; however, in the opinion of management, these interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations and cash flows.

2.	Summary of Significant Accounting Policies

Cash

Cash consists of cash in bank accounts.

Buildings

The Company’s buildings are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful life of the buildings. Maintenance and repair expenditures are expensed when incurred; renewals and betterments are capitalized.

Deferred Rent and Rent Income

The Company leases its buildings to one tenant. The Company’s lease contains a rent-escalation, and in accordance with generally accepted accounting principals, the Company recognizes rental income on a straight line basis over the term of the lease. The difference between the straight-line rental income and the amount actually due under the lease is recorded to Deferred Rent.

In addition to the payment of monthly rent, the provisions of the Company’s lease require the lessee to pay for insurance and property taxes on the buildings leased. The Company recognizes these payments as rental income and property tax and insurance expenses.

Income Taxes

The Company is organized as an L.L.C., and accordingly, it is not subject to the payment of income taxes. In this respect, the Company’s equity members are taxed on the Company’s income based upon each member’s distributive share of the Company’s income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including rent receivable, approximate fair value due to their short-term nature. Based on prevailing interest rates at September 30, 2002, management believes that the carrying values of long-term debt approximate their fair values.

MAD, L.L.C

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

September 30, 2002

(Continued)

3.	Concentration of Credit Risk

The Company leases its buildings to one tenant, Deck America, Inc., a privately held Woodbridge, Virginia based home improvement specialist providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. The Company’s members, in the aggregate, are the majority shareholders of Deck America.

The Company believes that its properties could be leased to third parties under terms substantially similar to its existing lease agreement.

4.	Members’ Operating Agreement

Upon formation of the Company, the members entered into an operating agreement which provides for the rights and duties of the members including, provisions for capital obligations of the members, tax matters, and general management operating provisions.

Among others, the operating agreement provides that:

•	The Managing Member may call for additional capital contributions from the members, each in proportion to the members’ equity interests, in an aggregate amount from all members not to exceed $25,000, for operating expenses, debt service or other obligations of the Company provided, however, that no member is required to lend or make additional capital contributions more than once in a calendar year.

•	No member is entitled to withdraw or receive a distribution of his capital contributions except as provided in the agreement.

•	The liability of each member for losses, debts, liabilities and obligations of the Company is limited to the member’s capital contributions.

•	The Managing Member may cause the Company to borrow funds from the members upon such terms as the members are willing to lend to the Company, or to borrow from third-party sources if the members do not have such funds.

•	Within 90 days after the end of each calendar year, the Company shall distribute to each member sufficient funds to enable such member to pay its federal and state taxes on its distributive share of the Company’s net income.

•	Each of the members has a right of first refusal to purchase the interests of any other member on terms no less favorable than available from a prospective third-party buyer.

5.	Lease Arrangement With Related Party

The Company leases its buildings to one tenant, Deck America, Inc., a privately held Woodbridge, Virginia based home improvement specialist providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. The Company’s members, in the aggregate, are the majority shareholders of Deck America.

The lease agreement between the parties is for a term of ten years and requires the tenant to pay a monthly rent, as well as insurance and property taxes on the property. The tenant, at the tenant’s sole expense, is also responsible for the maintenance and general safekeeping of the premises. The lease includes a rent-escalation each year over the term of the lease equal to four percent over the preceding year’s rent rate. The lease provides that the tenant will defend and hold harmless the Company from and against any losses.

MAD, L.L.C

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

September 30, 2002

(Continued)

6.	Subsequent Events

On October 17, 2002, U.S. Home Systems, Inc., a public company engaged in the manufacture, sale and installation of specialty product home improvements, entered into an agreement to acquire all of the capital stock of Deck America, Inc. and the property owned by the Company. The transactions were consummated on November 30, 2002. Pursuant to the terms of the agreement, the Company received approximately $2,500,000 for the property. Upon closing of the transaction, the Company paid off its loans with its financial institutions.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

U.S. Home Systems, Inc.

We have audited the consolidated financial statements of U.S. Home Systems, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and have issued our report thereon dated March 12, 2003. Our audits also included the financial statement schedule listed in Item 15 of the Form 10-K. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Ft. Worth, Texas

March 12, 2003

S-1

U.S. Home Systems, Inc.

Schedule II–Valuation and Qualifying Accounts

Year Ended December 31, 2002, 2001 and 2000

	Balance At Beginning of Year	Additions or Deductions Charged (Credited) to Cost and Expenses	Deductions (1)	Balance At End of Year
Year Ended December 31, 2002
Allowance for doubtful accounts	$65,300	$36,437	$37,678	$63,059
Allowance for loan losses	9,300	(60)	1,955	7,285

Year Ended December 31, 2001
Allowance for doubtful accounts	33,000	45,784	13,484	65,300
Allowance for loan losses	—	13,887	4,587	9,300

Year Ended December 31, 2000
Allowance for doubtful accounts	65,500	35,702	68,202	33,000

(1) Includes accounts (or loans) written off, net of recoveries.

S-2

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

1,825,000 Shares

Common Stock

PROSPECTUS

BB&T Capital Markets

Southwest Securities, Inc.

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Our expenses, as well as those of the selling stockholders which will be borne by us, in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and expense allowance, are estimated as follows:

Securities and Exchange Commission Registration Fee	$1,877.86
National Association of Securities Dealers, Inc. Filing Fee	3,000.00
NASDAQ National Market Listing Fee	100,000.00
Printing and Engraving Expenses	150,000.00
Legal Fees and Expenses	200,000.00
Accountants’ Fees and Expenses	150,000.00
Transfer Agent and Registrar Fees and Expenses	2,500.00

TOTAL	$607,377.86

Item 14. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation

Article Ninth of our Certificate of Incorporation provides that, except as set forth in our Bylaws, we shall indemnify each of our directors and officers to the full extent permitted by the DGCL. Such indemnification may be provided pursuant to any Bylaw, agreement vote of stockholders or disinterested directors or otherwise, both as to action in such director or officer’s official capacity and as to such director or officer’s in another capacity while holding such office. Each director and officer will retain the right to indemnification under Article Ninth after such person has ceased to be a director, officer, employee or agent of U.S. Home, and such right will inure to the benefit of the heirs, executors and administrators of such person.

Article Ninth of our Certificate of Incorporation further provides as follows: if a claim under the preceding paragraph is not paid in full by us within 30 days after a written claim has been received by us, the claimant may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to us) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for us to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on us. Neither our failure (including the failure of our Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the laws of the State of Delaware, nor an actual determination by us (including our Board of Directors, independent legal counsel, or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Article Tenth of our Certificate of Incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty in such capacity, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Article Tenth of our Certificate of Incorporation further provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of U.S. Home shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of the provisions of our Certificate of Incorporation regarding limitation of liability of directors of U.S. Home by U.S. Home stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of U.S. Home existing at the time of such repeal or modification. Article Tenth of our Certificate of Incorporation shall not be deemed to limit or preclude us from indemnifying our directors for any liability that has not been eliminated by the provisions of Article Tenth of our Certificate of Incorporation.

Bylaws

Article VII, Section 8 of our Bylaws provides that U.S. Home must indemnify each of our directors and officers to the fullest extent permitted by the DGCL, as it may be amended from time to time, and may, if and to the extent authorized by the Board of Directors, so indemnify any other person whom it has the power to indemnify against any liability, reasonable expense or other matter whatsoever. Notwithstanding the foregoing, U.S. Home must submit the issue of indemnification with regard to liabilities arising under the Securities Act of 1933 to a court of appropriate jurisdiction to determine whether such indemnification by U.S. Home is against public policy as expressed in the Securities Act of 1933 (unless in the opinion of our counsel the matter has been settled by controlling precedent) and U.S. Home shall be governed by the final adjudication of such issue.

Insurance

Article VII, Section 9 of our Bylaws provides that U.S. Home may, at the discretion of our Board Directors, purchase and maintain insurance on behalf of U.S. Home and any person whom it has the power to indemnify pursuant to law, our Certificate of Incorporation, our Bylaws or otherwise. We intend to maintain liability insurance for the benefit of our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, U.S. Home has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by U.S. Home of expenses incurred or paid by a director, officer or controlling person of U.S. Home in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, U.S. Home will (unless in the opinion of our counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of our transactions during the past three years involving sales of our securities that were not registered under the Securities Act.

In February 2001, we completed a merger transaction with U.S. Remodelers, Inc., with U.S. Remodelers surviving as our wholly owned subsidiary. Pursuant to the terms of the merger, we issued 4,045,632 restricted shares of our common stock to the 26 U.S. Remodelers stockholders in exchange for all the outstanding common stock of U.S. Remodelers. Additionally, we issued 25,000 restricted shares of common stock to David L. Stetson as a banking fee for his services in connection with the merger. The securities issued to the U.S. Remodelers’ stockholders were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D promulgated under the Securities Act. We relied on Section 4(2) of the Securities Act for the issuance of the securities to Mr. Stetson.

In July 2001, we completed an acquisition of certain assets of P.B. & J.T., L.L.C., dba Cabinet Clad, L.L.C. The purchase price was $322,450 including a cash payment of $89,030, assumption of debt in the amount of $121,945, transaction expenses of $22,450 and the issuance of 23,740 restricted shares of our common stock valued at $89,025 to P.B. & J.T., L.L.C. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

In October 2001, we completed a merger transaction with First Consumer Credit, Inc., or FCC. Total consideration for the FCC merger, and the related asset sale, was $5,178,192 including transaction costs of $162,799. We paid $2,414,683 in cash and issued to the three FCC stockholders 971,429 shares of our common stock valued at $2,600,710. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

In May 2002, we completed an acquisition of certain assets of Reface, Inc., or Reface. The purchase price was approximately $367,000 including a cash payment of $100,000, transaction expenses of $17,000, and the issuance of 55,556 shares of our common stock to Reface. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

In November 2002, we acquired all of the outstanding capital stock of Deck America, Inc., or DAI. The DAI acquisition was consummated pursuant to the terms of a merger transaction. The purchase price was $4,075,967 including transaction costs of $92,967. We paid $1,300,000 in cash and issued to the five DAI stockholders 500,000 shares of our restricted common stock, valued at $2,683,000. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

In May 2003, we entered into a Stock Purchase Agreement with Bibicoff & Associates, Inc. or Bibicoff. Pursuant to the Stock Purchase Agreement, Bibicoff purchased in a private transaction 50,000 restricted shares of our common stock for $275,000 or $5.50 per share. The purchase price was paid by $50.00 in cash and a promissory note payable to us in the principal amount of $274,950. These securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.

In August 2003, we acquired certain assets of E & K, Incorporated d/b/a Renovation, Inc. The purchase price was $110,000 consisting of $60,000 cash and the issuance to E & K, Incorporated of 4,700 of our restricted shares of common stock valued at $50,000. We relied upon the exemption provided in Section 4(2) of the Securities Act for this transaction.

There were no underwriters involved in connection with any transaction set forth above. The recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. We provided all recipients with information about us and our financial condition as of the date of each issuance of securities.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Description of Exhibit

1.1º	Form of Underwriting Agreement in connection with the Offering.

2.1*	Agreement and Plan of Merger between U.S. Pawn, Inc. and U.S. Remodelers, Inc. dated as of November 3, 2000.

2.2**	Agreement and Plan of Merger dated February 13, 2001, by and between U.S. Pawn, Inc. and U.S. Home Systems, Inc.

2.3***	Agreement and Plan of Merger dated September 28, 2001, by and between Home Credit Acquisition, Inc., U.S. Home Systems, Inc., and First Consumer Credit, LLC and its members.

2.4****	Agreement and Plan of Merger by and among Remodelers Credit Corporation, a wholly-owned subsidiary of U.S. Home Systems, Inc., Deck America, Inc., and Shareholders of Deck America, Inc. dated October 16, 2002, and effective as of November 30, 2002.

2.5****	Amendment No. 1 to Agreement and Plan of Merger entered into on November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., Deck America, Inc., and Shareholders of Deck America, Inc.

3.1**	Certificate of Incorporation of U.S. Home Systems, Inc. as filed with the Secretary of State of Delaware on January 5, 2001.

3.2**	Bylaws of U.S. Home Systems, Inc.

4.1**	Common Stock specimen – U.S. Home Systems, Inc.

5.1º	Opinion of Jackson Walker L.L.P. regarding legality of securities being registered.

10.1****	Escrow Agreement effective as of November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., Shareholders of Deck America, Inc., and Corporate Stock Transfer.

10.2****	Noncompetition Agreement effective as of November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., and Shareholders of Deck America, Inc.

10.3****	Purchase and Sale Contract (Improved Property) executed and effective as of October 16, 2002, by and between Remodelers Credit Corporation and MAD, L.L.C. for improved property situated in Prince William County, City of Woodbridge, Virginia.

10.4****	Cognovit Promissory Note, dated December 4, 2002, in the principal amount of $2,125,000, executed in favor of General Electric Capital Business Asset Funding Corporation, as Payee, by Remodelers Credit Corporation, as Borrower.

Exhibit Number	Description of Exhibit

10.5****	Guaranty Agreement, dated December 4, 2002, executed in favor of General Electric Capital Business Asset Funding Corporation, as Lender, by U.S. Home Systems, Inc., as Guarantor.

10.6****	Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing, dated as of December 4, 2002, in favor of Lawyers Title Realty Services, Inc., as Trustee, for the benefit of General Electric Capital Business Asset Funding Corporation, as Beneficiary, by Remodelers Credit Corporation, as Trustor.

10.7****	Environmental Indemnity Agreement Regarding Hazardous Substances executed on December 4, 2002, by Remodelers Credit Corporation, as Borrower, and U.S. Home Systems, Inc., as Guarantor, for the benefit of General Electric Capital Business Asset Funding Corporation, as Lender.

10.8††	Receivables Loan and Security Agreement in the aggregate amount of $75,000,000, dated February 11, 2003, among FCC Acceptance Corp. as the Borrower, First Consumer Credit, Inc. as the Servicer, Autobahn Funding Company LLC as a Lender, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main as agent for the Lender, U.S. Bank National Association as the Custodian and the Agent’s Bank, and Compu-Link Corporation as the Back-Up Servicer.

10.9††	Purchase and Contribution Agreement, dated February 11, 2003, by and between First Consumer Credit, Inc. and FCC Acceptance Corp.

10.10††	Custodial and Collateral Agency Agreement, dated February 11, 2003, by and among U.S. Bank National Association, FCC Acceptance Corp., First Consumer Credit, Inc. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main.

10.11††	Sinking Fund Account Agreement, dated February 11, 2003, by and among U.S. Bank National Association, FCC Acceptance Corp., First Consumer Credit, Inc. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main.

10.12††	Parent Guarantee, dated February 11, 2003, by U.S. Home Systems, Inc., as the Guarantor, in favor of FCC Acceptance Corp. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main on behalf of Autobahn Funding Company LLC.

10.13†††	Business Advisory, Stockholder and Financial Community Relations Agreement dated May 5, 2003 by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.14†††	Stock Purchase Agreement dated May 5, 2003, by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.15†††	Secured Promissory Note dated May 5, 2003, in the principal amount of $274,950 payable to U.S. Home Systems, Inc. by Bibicoff & Associates, Inc.

10.16†††	Stock Pledge Agreement dated May 5, 2003, by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.17†††	Guaranty dated May 5, 2003, signed by Harvey Bibicoff guaranteeing the payment of the $274,950 Note by Bibicoff & Associates, Inc.

10.18††††	Agreement in Respect of Termination of Loan Purchase and Servicing Agreement dated April 30, 2003, by and between Bank One, N.A. and First Consumer Credit, Inc.

10.19††††	Promissory Note dated May 23, 2003, in the principal amount of $4,000,000 payable by First Consumer Credit, Inc., as Maker, to First Savings Bank, a Federal Savings Bank, as Payee.

Exhibit Number	Description of Exhibit

10.20††††	Deed of Trust, Assignment of Rents and Security Agreement dated May 23, 2003, by and between Chickadee Partners, L.P., as Grantor, Richard J. Driscoll, as Trustee, and First Savings Bank, as Beneficiary, which secures the payment of the First Savings Bank Note with certain real estate and improvements located in Transylvania County, North Carolina.

10.21††††	Security and Pledge Agreement dated May 23, 2003, by and between Chrystine B. Roberts and Mark A. Roberts Joint Tenants, as Pledgor, and First Savings Bank, as Secured Party, which secures the payment of the First Savings Bank Note with a securities account at Charles Schwab & Co., Inc.

10.22††††	Security and Pledge Agreement dated May 23, 2003, by and between Angela Buchholz Children’s Trust, as Pledgor, and First Savings Bank, as Secured Party, which secures payment of the First Savings Bank Note with a securities account at Southwest Securities, Inc.

10.23††††	Security and Pledge Agreement dated May 23, 2003, by and between Don A. Buchholz, as Pledgor, and First Savings Bank, as Secured Party, which secures payment of the First Savings Bank Note with a securities account at Southwest Securities, Inc.

10.24††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between U.S. Home Systems, Inc., as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.25††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between Chickadee Partners, L.P., as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.26††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between Bosque-Chickadee Management Company LLC, as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.27¥	Loan Agreement by and between U.S. Home Systems, Inc. and The Frost National Bank dated May 30, 2003.

10.28¥	First Amendment dated July 11, 2003, to Loan Agreement by and between U.S. Home Systems, Inc. and The Frost National Bank dated May 30, 2003.

10.29¥	Revolving Promissory Note in the principal amount of $5,000,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.30¥	Revolving Promissory Note in the principal amount of $2,000,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.31¥	Promissory Note in the principal amount of $775,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.32¥	Form of Guaranty Agreement executed on May 30, 2003, by U.S. Remodelers, Inc., First Consumer Credit, Inc., USA Deck, Inc., Facelifters Home Systems, Inc. and U.S. Window Corporation (collectively, the “Subsidiaries”), to secure payment of $7,775,000 payable to The Frost National Bank by U.S. Home Systems, Inc. (“Guaranteed Indebtedness”).

10.33¥	Form of Security Agreement executed by U.S. Home Systems, Inc. and each of the Subsidiaries pledging Collateral (as defined in the Security Agreement) as security for the Guaranteed Indebtedness owed to The Frost National Bank.

10.34º	Pilot Program Agreement among The Home Depot U.S.A., Inc., U.S. Home Systems, Inc. and U.S. Remodelers, Inc. dated as of August 18, 2003.

10.35º	Trademark and Service License Agreement by and among The Home Depot, U.S.A., Inc., Homer TLC, Inc., U.S. Home Systems, Inc. and USRI Corporation dated as of August 18, 2003.

Exhibit Number	Description of Exhibit

10.36º	SF&I Program Installer Agreement between The Home Depot U.S.A., Inc. d/b/a The Home Depot and Deck America, Inc. dated as of October 30, 2002, to sell, furnish and install pre-engineered Designer Deck systems to customers of designated The Home Depot stores for initial period of one year.

10.37º	First Amendment to SF&I Program Installer Agreement by and between The Home Depot U.S.A., Inc. and USA Deck, Inc. dated as of August 5, 2003.

10.38º	Proprietary Information License Agreement between USA Deck, Inc. and Universal Forest Products, Inc. dated as of March, 2003.

10.39º	Retail Agreement between Renewal by Andersen Corporation and U.S. Home Systems, Inc. dated as of September 26, 2001.

10.40º	License Agreement between TM Acquisition Corp. and U.S. Remodelers, Inc. dated as of March 3, 1997.

10.41º	Employment Agreement by and between the U.S. Home Systems, Inc. and Murray H. Gross.

10.42º	Employment Agreement by and between the U.S. Home Systems, Inc. and Peter T. Bulger.

10.43º	Employment Agreement by and between the U.S. Home Systems, Inc. and Steven L. Gross.

10.44º	Employment Agreement by and between the U.S. Home Systems, Inc. and Robert A. DeFronzo.

10.45º	Employment Agreement by and between the U.S. Home Systems, Inc. and Richard B. Goodner.

10.46º	Agreement by and between U.S. Home Systems, Inc., First Consumer Credit, Inc. and Chickadee Partners, L.P. effective as of May 23, 2003.

21.1†	Subsidiaries of the Company.

23.1¥¥	Consent of Ernst & Young, LLP.

23.2¥¥	Consent of Goodman & Company, L.L.P.

23.3º	Consent of Jackson Walker L.L.P.

24.1¥¥	Power of Attorney. Reference is made to page II-10 of the Registration Statement.

(b) Financial Statement Schedules:

Schedule II–Valuation and Qualifying Accounts for the Years Ended December 31, 2002, 2001 and 2000, filed as a schedule to the Financial Statements constituting part of this Registration Statement.

º	To be filed by amendment.
*	Previously filed as Exhibit B to the Company’s Proxy Statement which was filed with the Commission on December 15, 2000, and which is incorporated herein by reference.
**	Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, which was filed with the Commission on April 2, 2001, and which is incorporated herein by reference.
***	Previously filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on November 27, 2001, and which is incorporated herein by reference.
****	Previously filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on February 5, 2003, and which is incorporated herein by reference.
†	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the Commission on March 24, 2003, and which is incorporated herein by reference.

††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on February 26, 2003, and which is incorporated herein by reference.
†††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on May 9, 2003, and which is incorporated herein by reference.
††††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on June 10, 2003, and which is incorporated herein by reference.
¥	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q which was filed with the Commission on August 12, 2003, and which is incorporated herein by reference.
¥¥	Filed herewith.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lewisville, State of Texas, on the 17th day of December, 2003.

U.S. HOME SYSTEMS, INC.

By:	/s/ MURRAY H. GROSS

Murray H. Gross
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

We, the below signed directors and officers of U.S. Home Systems, Inc., do hereby constitute and appoint Murray H. Gross and Robert A. DeFronzo and each of them, (with full power of each of them to act alone) our true and lawful attorneys in fact and agents, to do any and all acts and things in our name in the capacities indicated which any of them may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, the power and authority to sign for us, or any of us in our names in the capacities indicated and any and all amendments (including post-effective amendments) to this Registration Statement; and we do hereby ratify and confirm all that any of them shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ MURRAY H. GROSS Murray H. Gross	Chairman of the Board, Chief Executive Officer, and President (principal executive officer)	December 17, 2003

/s/ ROBERT A. DEFRONZO Robert A. DeFronzo	Secretary-Treasurer, Chief Financial Officer (principal financial officer and principal accounting officer)	December 17, 2003

/s/ D.S. BERENSON D.S. Berenson	Director	December 17, 2003

/s/ DONALD A. BUCHHOLZ Donald A. Buchholz	Director	December 17, 2003

/s/ LARRY A. JOBE Larry A. Jobe	Director	December 17, 2003

/s/ RONALD I. WAGNER Ronald I. Wagner	Director	December 17, 2003

/s/ DAVID A. YOHO David A. Yoho	Director	December 17, 2003

INDEX OF EXHIBITS

(a)	Exhibits:

Exhibit Number	Description of Exhibit

1.1º	Form of Underwriting Agreement in connection with the Offering.

2.1*	Agreement and Plan of Merger between U.S. Pawn, Inc. and U.S. Remodelers, Inc. dated as of November 3, 2000.

2.2**	Agreement and Plan of Merger dated February 13, 2001, by and between U.S. Pawn, Inc. and U.S. Home Systems, Inc.

2.3***	Agreement and Plan of Merger dated September 28, 2001, by and between Home Credit Acquisition, Inc., U.S. Home Systems, Inc., and First Consumer Credit, LLC and its members.

2.4****	Agreement and Plan of Merger by and among Remodelers Credit Corporation, a wholly-owned subsidiary of U.S. Home Systems, Inc., Deck America, Inc., and Shareholders of Deck America, Inc. dated October 16, 2002, and effective as of November 30, 2002.

2.5****	Amendment No. 1 to Agreement and Plan of Merger entered into on November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., Deck America, Inc., and Shareholders of Deck America, Inc.

3.1**	Certificate of Incorporation of U.S. Home Systems, Inc. as filed with the Secretary of State of Delaware on January 5, 2001.

3.2**	Bylaws of U.S. Home Systems, Inc.

4.1**	Common Stock specimen – U.S. Home Systems, Inc.

5.1º	Opinion of Jackson Walker L.L.P. regarding legality of securities being registered.

10.1****	Escrow Agreement effective as of November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., Shareholders of Deck America, Inc., and Corporate Stock Transfer.

10.2****	Noncompetition Agreement effective as of November 30, 2002, by and among Remodelers Credit Corporation, U.S. Home Systems, Inc., and Shareholders of Deck America, Inc.

10.3****	Purchase and Sale Contract (Improved Property) executed and effective as of October 16, 2002, by and between Remodelers Credit Corporation and MAD, L.L.C. for improved property situated in Prince William County, City of Woodbridge, Virginia.

10.4****	Cognovit Promissory Note, dated December 4, 2002, in the principal amount of $2,125,000, executed in favor of General Electric Capital Business Asset Funding Corporation, as Payee, by Remodelers Credit Corporation, as Borrower.

10.5****	Guaranty Agreement, dated December 4, 2002, executed in favor of General Electric Capital Business Asset Funding Corporation, as Lender, by U.S. Home Systems, Inc., as Guarantor.

10.6****	Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing, dated as of December 4, 2002, in favor of Lawyers Title Realty Services, Inc., as Trustee, for the benefit of General Electric Capital Business Asset Funding Corporation, as Beneficiary, by Remodelers Credit Corporation, as Trustor.

10.7****	Environmental Indemnity Agreement Regarding Hazardous Substances executed on December 4, 2002, by Remodelers Credit Corporation, as Borrower, and U.S. Home Systems, Inc., as Guarantor, for the benefit of General Electric Capital Business Asset Funding Corporation, as Lender.

IOE-1

Exhibit Number	Description of Exhibit

10.8††	Receivables Loan and Security Agreement in the aggregate amount of $75,000,000, dated February 11, 2003, among FCC Acceptance Corp. as the Borrower, First Consumer Credit, Inc. as the Servicer, Autobahn Funding Company LLC as a Lender, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main as agent for the Lender, U.S. Bank National Association as the Custodian and the Agent’s Bank, and Compu-Link Corporation as the Back-Up Servicer.

10.9††	Purchase and Contribution Agreement, dated February 11, 2003, by and between First Consumer Credit, Inc. and FCC Acceptance Corp.

10.10††	Custodial and Collateral Agency Agreement, dated February 11, 2003, by and among U.S. Bank National Association, FCC Acceptance Corp., First Consumer Credit, Inc. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main.

10.11††	Sinking Fund Account Agreement, dated February 11, 2003, by and among U.S. Bank National Association, FCC Acceptance Corp., First Consumer Credit, Inc. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main.

10.12††	Parent Guarantee, dated February 11, 2003, by U.S. Home Systems, Inc., as the Guarantor, in favor of FCC Acceptance Corp. and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main on behalf of Autobahn Funding Company LLC.

10.13†††	Business Advisory, Stockholder and Financial Community Relations Agreement dated May 5, 2003 by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.14†††	Stock Purchase Agreement dated May 5, 2003, by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.15†††	Secured Promissory Note dated May 5, 2003, in the principal amount of $274,950 payable to U.S. Home Systems, Inc. by Bibicoff & Associates, Inc.

10.16†††	Stock Pledge Agreement dated May 5, 2003, by and between Bibicoff & Associates, Inc. and U.S. Home Systems, Inc.

10.17†††	Guaranty dated May 5, 2003, signed by Harvey Bibicoff guaranteeing the payment of the $274,950 Note by Bibicoff & Associates, Inc.

10.18††††	Agreement in Respect of Termination of Loan Purchase and Servicing Agreement dated April 30, 2003, by and between Bank One, N.A. and First Consumer Credit, Inc.

10.19††††	Promissory Note dated May 23, 2003, in the principal amount of $4,000,000 payable by First Consumer Credit, Inc., as Maker, to First Savings Bank, a Federal Savings Bank, as Payee.

10.20††††	Deed of Trust, Assignment of Rents and Security Agreement dated May 23, 2003, by and between Chickadee Partners, L.P., as Grantor, Richard J. Driscoll, as Trustee, and First Savings Bank, as Beneficiary, which secures the payment of the First Savings Bank Note with certain real estate and improvements located in Transylvania County, North Carolina.

10.21††††	Security and Pledge Agreement dated May 23, 2003, by and between Chrystine B. Roberts and Mark A. Roberts Joint Tenants, as Pledgor, and First Savings Bank, as Secured Party, which secures the payment of the First Savings Bank Note with a securities account at Charles Schwab & Co., Inc.

10.22††††	Security and Pledge Agreement dated May 23, 2003, by and between Angela Buchholz Children’s Trust, as Pledgor, and First Savings Bank, as Secured Party, which secures payment of the First Savings Bank Note with a securities account at Southwest Securities, Inc.

IOE-2

Exhibit Number	Description of Exhibit

10.23††††	Security and Pledge Agreement dated May 23, 2003, by and between Don A. Buchholz, as Pledgor, and First Savings Bank, as Secured Party, which secures payment of the First Savings Bank Note with a securities account at Southwest Securities, Inc.

10.24††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between U.S. Home Systems, Inc., as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.25††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between Chickadee Partners, L.P., as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.26††††	Unconditional Guaranty Agreement dated May 23, 2003, by and between Bosque-Chickadee Management Company LLC, as Guarantor, and First Savings Bank, as Lender, which secures payments of the First Savings Bank Note.

10.27¥	Loan Agreement by and between U.S. Home Systems, Inc. and The Frost National Bank dated May 30, 2003.

10.28¥	First Amendment dated July 11, 2003, to Loan Agreement by and between U.S. Home Systems, Inc. and The Frost National Bank dated May 30, 2003.

10.29¥	Revolving Promissory Note in the principal amount of $5,000,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.30¥	Revolving Promissory Note in the principal amount of $2,000,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.31¥	Promissory Note in the principal amount of $775,000 dated May 30, 2003, payable to The Frost National Bank by U.S. Home Systems, Inc.

10.32¥	Form of Guaranty Agreement executed on May 30, 2003, by U.S. Remodelers, Inc., First Consumer Credit, Inc., USA Deck, Inc., Facelifters Home Systems, Inc. and U.S. Window Corporation (collectively, the “Subsidiaries”), to secure payment of $7,775,000 payable to The Frost National Bank by U.S. Home Systems, Inc. (“Guaranteed Indebtedness”).

10.33¥	Form of Security Agreement executed by U.S. Home Systems, Inc. and each of the Subsidiaries pledging Collateral (as defined in the Security Agreement) as security for the Guaranteed Indebtedness owed to The Frost National Bank.

10.34º	Pilot Program Agreement among The Home Depot U.S.A., Inc., U.S. Home Systems, Inc. and U.S. Remodelers, Inc. dated as of August 18, 2003.

10.35º	Trademark and Service License Agreement by and among The Home Depot, U.S.A., Inc., Homer TLC, Inc., U.S. Home Systems, Inc. and USRI Corporation dated as of August 18, 2003.

10.36º	SF&I Program Installer Agreement between The Home Depot U.S.A., Inc. d/b/a The Home Depot and Deck America, Inc. dated as of October 30, 2002, to sell, furnish and install pre-engineered Designer Deck systems to customers of designated The Home Depot stores for initial period of one year.

10.37º	First Amendment to SF&I Program Installer Agreement by and between The Home Depot U.S.A., Inc. and USA Deck, Inc. dated as of August 5, 2003.

10.38º	Proprietary Information License Agreement between USA Deck, Inc. and Universal Forest Products, Inc. dated as of March, 2003.

10.39º	Retail Agreement between Renewal by Andersen Corporation and U.S. Home Systems, Inc. dated as of September 26, 2001.

10.40º	License Agreement between TM Acquisition Corp. and U.S. Remodelers, Inc. dated as of March 3, 1997.

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Exhibit Number	Description of Exhibit

10.41º	Employment Agreement by and between the U.S. Home Systems, Inc. and Murray H. Gross.

10.42º	Employment Agreement by and between the U.S. Home Systems, Inc. and Peter T. Bulger.

10.43º	Employment Agreement by and between the U.S. Home Systems, Inc. and Steven L. Gross.

10.44º	Employment Agreement by and between the U.S. Home Systems, Inc. and Robert A. DeFronzo.

10.45º	Employment Agreement by and between the U.S. Home Systems, Inc. and Richard B. Goodner.

10.46º	Agreement by and between U.S. Home Systems, Inc. and Chickadee Partners, L.P. effective as of May 23, 2003.

21.1†	Subsidiaries of the Company.

23.1¥¥	Consent of Ernst & Young, LLP.

23.2¥¥	Consent of Goodman & Company, L.L.P.

23.3º	Consent of Jackson Walker L.L.P.

24.1¥¥	Power of Attorney. Reference is made to page II-10 of the Registration Statement.

(b) Financial Statement Schedules:

Schedule II–Valuation and Qualifying Accounts for the Years Ended December 31, 2002, 2001 and 2000, filed as a schedule to the Financial Statements constituting part of this Registration Statement.

º	To be filed by amendment.
*	Previously filed as Exhibit B to the Company’s Proxy Statement which was filed with the Commission on December 15, 2000, and which is incorporated herein by reference.
**	Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, which was filed with the Commission on April 2, 2001 and which is incorporated herein by reference.
***	Previously filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on November 27, 2001, and which is incorporated herein by reference.
****	Previously filed as an exhibit to the Company’s Current Report on Form 8-K/A which was filed with the Commission on February 5, 2003, and which is incorporated herein by reference.
†	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the Commission on March 24, 2003, and which is incorporated herein by reference.
††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on February 26, 2003, and which is incorporated herein by reference.
†††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on May 9, 2003, and which is incorporated herein by reference.
††††	Previously filed as an exhibit to the Company’s Current Report on Form 8-K which was filed with the Commission on June 10, 2003, and which is incorporated herein by reference.
¥	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q which was filed with the Commission on August 12, 2003, and which is incorporated herein by reference.
¥¥	Filed herewith.

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